UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Foster Wheeler AG
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOSTER WHEELER AG

c/o Bär & Karrer AG

Baarerstrasse 8

6301 Zug

Switzerland

NOTICE OF AND INVITATION TO ATTEND THE ANNUAL GENERAL MEETING

OF SHAREHOLDERS TO BE HELD ON MAY 5, 2010

The Annual General Meeting of Shareholders of Foster Wheeler AG, which we refer to as the Annual General Meeting, will be held at our offices at Lindenstrasse 10, 6340 Baar, Switzerland, on May 5, 2010, at 1:00 p.m., Central European Time.

Agenda of the Annual General Meeting:

1.              Re-election of Three Directors for Three-Year Terms and Election of a Director for a Two-Year Term

The Board of Directors proposes that Eugene D. Atkinson, Steven J. Demetriou and Stephanie Hanbury-Brown be re-elected as Directors for a further three-year term of office expiring at our annual general meeting to be held in 2013 and Robert C. Flexon be elected for a two-year term of office beginning on June 1, 2010, the effective date of Mr. Flexon’s election as our Chief Executive Officer, and expiring at our annual general meeting to be held in 2012.

2.              Re-election of Independent Auditor

The Board of Directors proposes that PricewaterhouseCoopers AG, Zurich, Switzerland be re-elected as our independent auditor (“Revisionsstelle”) for fiscal year 2010.

3.              Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors proposes that the appointment of PricewaterhouseCoopers LLP by the Audit Committee as our independent registered public accounting firm for fiscal year 2010 be ratified by our shareholders in a consultative vote.

4.              Approval of the 2009 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2009) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2009

The Board of Directors proposes that the 2009 Swiss Annual Report (including the consolidated financial statements of Foster Wheeler AG for fiscal year 2009) and the statutory financial statements of Foster Wheeler AG for fiscal year 2009 be approved.

5.              Discharge of the Actions of the Members of the Board of Directors and the Executive Officers for Fiscal Year 2009

The Board of Directors proposes that discharge be granted to the members of the Board of Directors and the executive officers for fiscal year 2009.

6.              Allocation of Additional Paid-In Capital to Reserves

The Board of Directors proposes that (A) CHF 76,465,166 of additional paid-in capital be allocated and released to general reserves and (B) CHF 3,917,110,419 of additional paid-in capital be allocated and released to free reserves.

7.              Amendment of Articles of Association to Change the Seat of Foster Wheeler AG

The Board of Directors proposes to change the seat of our company from Zug, in the Canton of Zug, to Baar, in the Canton of Zug and amend article 1 of our Articles of Association accordingly.

8.              Amendment of Articles of Association to Eliminate Requirement to List Citizenship of Shareholders in the Share Register

The Board of Directors proposes an amendment to article 8 of our Articles of Association to eliminate the requirement that the share register list the citizenship of the owners and usufructuaries of our registered shares.

9.              Amendment of Articles of Association to Comply with Newly Enacted Swiss Intermediary-Held Securities Act

The Board of Directors proposes to amend article 7 paragraphs 1 and 3 of our Articles of Association in order to comply with the Swiss Intermediary-Held Securities Act (“Bucheffektengesetz”) and related changes in Swiss law, which were effective January 1, 2010.

10.       Other Business

The Annual General Meeting will address any other matters that properly come before the Annual General Meeting.

On February 9, 2009, Foster Wheeler AG became the ultimate parent company of Foster Wheeler Ltd., a Bermuda company, which we refer to in the attached proxy statement as Foster Wheeler-Bermuda, and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law.  In the redomestication, all of the previously outstanding common shares of Foster Wheeler-Bermuda were cancelled and each holder of cancelled Foster Wheeler-Bermuda common shares received registered shares of Foster Wheeler AG (or cash in lieu of any fractional shares), which we refer to in the attached proxy statement as “shares.”  Except as the context otherwise requires, we use the terms “we,” “us,” “our,” and “Foster Wheeler” in the attached proxy statement to refer to Foster Wheeler AG and its direct and indirect subsidiaries on a consolidated basis for the period beginning on February 9, 2009 and Foster Wheeler-Bermuda and its direct and indirect subsidiaries on a consolidated basis for the period prior to February 9, 2009.

The 2009 Swiss Annual Report (including our audited consolidated financial statements for the fiscal year ended December 31, 2009 and the auditor’s report thereon) and the audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2009 and the auditor’s report thereon, as well as our Annual Report on Form 10-K, will be available for inspection by shareholders at our registered office at Bär & Karrer AG, Baarerstrasse 8, 6301 Zug, Switzerland and our offices at Lindenstrasse 10, 6340 Baar, Switzerland, beginning no later than April 15, 2010 and will be available at the Annual General Meeting and any postponements of the meeting.  Shareholders may also request copies of these documents at no cost, by writing or telephoning our offices at Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000 Attn: Corporate Secretary, Telephone: (908) 730-4000, Facsimile: (908) 730-5300.

All holders of our shares that are registered in our share register with voting rights at the close of business on March 9, 2010 are entitled to vote at the Annual General Meeting and any postponements of the meeting.  The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about March 31, 2010.  Notice of the Annual General Meeting will also be published in the Swiss Official Journal of Commerce.

Please date, sign and return the enclosed proxy card(s) in the enclosed envelope as promptly as possible or, if you hold your shares through an intermediary such as a bank or broker, vote your shares by following the voting instructions you receive from your bank or broker so that your shares may be represented at the Annual General Meeting and voted in accordance with your wishes.

Important note to shareholders:  please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

Admission to the Annual General Meeting will be by admission ticket only.  If you are a shareholder whose shares are registered in the share register as entitled to vote and plan to attend the meeting, please check the appropriate box on the proxy card.  In all cases, retain the bottom portion of the proxy card as your admission ticket to the Annual General Meeting.  If you are a shareholder whose shares are held through an intermediary, such as a bank or broker, please follow the instructions in the attached proxy statement to obtain a ticket.

By Order of the Board of Directors

ERIC M. SHERBET

Corporate Secretary

March 31, 2010

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE PROMPTLY RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE.  IF YOU HOLD THROUGH AN INTERMEDIARY SUCH AS A BANK OR BROKER PROMPTLY DIRECT THE VOTING OF YOUR SHARES BY TELEPHONE OR INTERNET OR ANY OTHER METHOD DESCRIBED IN THE INSTRUCTIONS YOU RECEIVE FROM YOUR BROKER.

Page
PART I THE ANNUAL GENERAL MEETING	1
Time, Date and Place	1
Who Can Vote	1
Shareholders of Record and Beneficial Owners	1
Quorum	1
Proxies	1
How You Can Vote	2
Revocation of Proxy	3
Solicitation of Proxies	3
PART II PROPOSALS	4
PROPOSAL 1 – RE-ELECTION OF THREE DIRECTORS FOR THREE-YEAR TERMS AND ELECTION OF A DIRECTOR FOR A TWO-YEAR TERM	4
Nominees for Re-Election and Election at this Annual General Meeting	5
Requisite Vote	7
Similar Information on Continuing Directors	8
PROPOSAL 2 – RE-ELECTION OF INDEPENDENT AUDITOR	10
Requisite Vote	10
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
Requisite Vote	11
PROPOSAL 4 – APPROVAL OF THE 2009 SWISS ANNUAL REPORT (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2009) AND THE STATUTORY FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2009	11
Requisite Vote	11
PROPOSAL 5 – GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FROM ACTIVITIES DURING FISCAL YEAR 2009	12
Requisite Vote	12
PROPOSAL 6 – ALLOCATION AND RELEASE OF ADDITIONAL PAID-IN CAPITAL TO RESERVES	12
Requisite Vote	13
PROPOSAL 7 – AMENDMENT OF ARTICLES OF ASSOCIATION TO CHANGE THE SEAT OF FOSTER WHEELER AG	13
Requisite Vote	14
PROPOSAL 8 – AMENDMENT OF ARTICLES OF ASSOCIATION TO ELIMINATE REQUIREMENT TO LIST CITIZENSHIP OF SHAREHOLDERS IN THE SHARE REGISTER	14
Requisite Vote	15
PROPOSAL 9 - AMENDMENT OF ARTICLES OF ASSOCIATION TO COMPLY WITH THE NEWLY ENACTED SWISS INTERMEDIARY-HELD SECURITIES ACT	15
Requisite Vote	16
PART III OTHER MATTERS	17
Ownership of Shares by Directors, Director Nominees and Executive Officers	17
Amount and Nature of Beneficial Ownership of Shares	17
Other Beneficial Owner	18
Executive Officers	19
Section 16(a) Beneficial Ownership Reporting Compliance	21
Audit Committee Report	21
Audit Committee Financial Experts	23
Audit Fees	23
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm	23
Board of Director Meetings and Committees of Our Board of Directors	24

FOSTER WHEELER AG

c/o Bär & Karrer AG

Baarerstrasse 8

6301 Zug

Switzerland

PROXY STATEMENT

For the Annual General Meeting of Shareholders

to be held on May 5, 2010

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Foster Wheeler AG or the independent proxy to be voted at the Annual General Meeting of Shareholders to be held on May 5, 2010, and any postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of and Invitation to Attend the Annual General Meeting of Shareholders.  This proxy statement and the accompanying proxy card are being sent to shareholders on or about March 31, 2010.  If you own registered shares, please date, sign and return all proxy cards to ensure that all of your shares are represented at the Annual General Meeting.

Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies or, in the absence of specific instructions, in accordance with the recommendations of our Board of Directors.  You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Annual General Meeting or attending the meeting in person and casting a ballot.

A copy of our Annual Report on Form 10-K, including our audited consolidated financial statements for the fiscal year ended December 31, 2009 and the other information required under the rules and regulations of the the Securities and Exchange Commission, which we refer to as the SEC, is enclosed with this proxy statement.  Our Annual Report on Form 10-K also is available publicly on our web site at www.fwc.com.  The 2009 Swiss Annual Report (including our audited consolidated financial statements for the fiscal year ended December 31, 2009 and the auditor’s report thereon) and the audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2009 and the auditor’s report thereon, as well as our Annual Report on Form 10-K, will be available for inspection by shareholders beginning April 15, 2010 at our registered office at Bär & Karrer AG, Baarerstrasse 8, 6301 Zug, Switzerland and our offices at Lindenstrasse 10, 6340 Baar, Switzerland.  Shareholders may also request copies of these documents at no cost, by writing or telephoning our offices at the following address:

Foster Wheeler AG

Perryville Corporate Park

Clinton, New Jersey 08809-4000

Attn: Corporate Secretary

Telephone: (908) 730-4000

Facsimile: (908) 730-5300

Our Board of Directors has fixed the close of business on March 9, 2010 as the record date for determination of shareholders entitled to vote at the Annual General Meeting and any postponements thereof.  There were 127,473,646 shares registered with voting rights outstanding as of March 9, 2010.

Admission to the Annual General Meeting will be by admission ticket only.  For shareholders of record entitled to vote, the bottom portion of the enclosed proxy card is your admission ticket.  Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets by writing to the Office of the Corporate Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey, 08809-4000, and include proof of share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming your beneficial ownership of such shares as of the record date of March 9, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on May 5, 2010.  This proxy statement and our annual report to shareholders are available at www.fwc.com/2010AMmaterials.

PART I

THE ANNUAL GENERAL MEETING

Time, Date and Place

The Annual General Meeting will be held at 1:00 p.m. Central European Time on Wednesday, May 5, 2010, at our offices at Lindenstrasse 10, 6340 Baar, Switzerland.

Who Can Vote

Only shareholders who are registered as shareholders with voting rights at the close of business on March 9, 2010, as shown in our share register, will be entitled to vote, or to grant proxies to vote, at the Annual General Meeting.  If you acquire shares after the record date you will not be entitled to vote these shares.

Under our Articles of Association, only shareholders who are shareholders registered with voting rights in our share register are entitled to vote.  If you hold your shares in street name, your shares are registered in the name of CEDE & Co. with voting rights and you can direct your bank, broker or other shareholder of record how to vote your shares as described below.  If you are a shareholder of record and received your shares in connection with our redomestication to Switzerland, your shares are registered in your name with voting rights.  If you are a shareholder of record and acquired your shares after our redomestication to Switzerland on February 9, 2009, your shares are registered in your name with voting rights unless you have not delivered a completed application for registration as a shareholder with voting rights to our transfer agent, BNY Mellon, or you received a notice from our transfer agent that the registration of your shares with voting rights has been denied.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in our share register administered by BNY Mellon in your name, you are considered, for those shares, to be the “shareholder of record.” The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, Proxy Statement, Annual Report on Form 10-K and proxy card documents have been sent directly to you by us.

If your shares are held in street name in a stock brokerage account or by a bank or other shareholder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, Proxy Statement, Annual Report on Form 10-K and proxy card documents have been forwarded to you by your bank, broker or other shareholder of record.  As the beneficial owner, you have the right to direct your bank, broker or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Quorum

Our Articles of Association require the presence of a quorum for the Annual General Meeting.  The presence at the Annual General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our shares registered with voting rights will constitute a quorum.  Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the Annual General Meeting.

Proxies

A proxy card is being sent to each of our shareholders of record entitled to vote who held shares as of the record date.  Shareholders of record who are entitled to vote can grant a proxy to vote on the proposals presented by completing a proxy card and returning it by mail as explained in the next section entitled “How You Can Vote.”  If you hold shares in street name through an intermediary, such as a bank, broker, or other nominee, you will receive voting instructions from that firm.  Your bank or broker may allow you to direct the voting of your shares by methods other than by mail, including by Internet or telephone.  Please check the voting instruction form(s) provided to you by such person to see if they offer Internet or telephone voting.  Shareholders of record without voting rights have received this proxy statement but no proxy card.  If you believe you are a shareholder of record with voting rights and have not received a proxy card, you may request a proxy card by contacting BNY Mellon at 1-800-358-2314 (within the United States) or 1-201-680-6578 (outside the United States).

On your proxy card, you can appoint as your proxy either:

•                  The members of management of Foster Wheeler as named on the proxy card; or

•                  Mr. Sandro Tobler, Reichlin & Hess, Rechtsanwälte, Hofstrasse 1a, 6300 Zug, Switzerland, acting as independent proxy as specified in article 689c of the Swiss Code of Obligations (with right of substitution to a third person in the case of compelling circumstances) as required under Swiss law.

If you have timely submitted your properly executed proxy card(s) and clearly indicated your votes, your shares will be voted as indicated.  If you have timely submitted your properly executed proxy card(s) but have not clearly indicated your vote on any of the proposals, your shares will be voted in accordance with the recommendations of our Board of Directors.

The members of our management that have been appointed as proxy agents of our Board of Directors intend to vote for each proposal in this proxy statement as recommended by the Board of Directors, unless explicitly instructed otherwise by you on the proxy card.  If any other matters are properly presented at the Annual General Meeting for consideration, the members of our management named in the proxy card will vote on these matters in accordance with the recommendations of our Board of Directors.  Mr. Tobler, the independent proxy, will not be entitled to vote on any such matter without specific instruction.  We are not aware of any matters that are expected to come before the Annual General Meeting other than those described in the Notice of and Invitation to Attend the Annual General Meeting of Shareholders and this proxy statement.

How You Can Vote

Each outstanding share registered in our share register as a share with voting rights is entitled to one vote at the Annual General Meeting.  Pursuant to rules of the SEC, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote ‘‘for,’’ ‘‘against’’ or ‘‘abstain’’ on a proposal.

If your shares are registered in Foster Wheeler’s share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Annual General Meeting.

Please mark your proxy card, date and sign it, and return it in the enclosed envelope.  If you misplaced your business reply envelope, you should mail your proxy card to BNY Mellon, Proxy Processing, P.O. Box 3550, South Hackensack, New Jersey 07606-9250.  If you plan to attend the Annual General Meeting in person, please retain the bottom portion of the proxy card as your admission ticket.  Please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

If you hold shares through an intermediary such as a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the shares it holds in accordance with instructions received from you.  Therefore, please follow the instructions provided by your broker when directing the voting of your shares.  If you do not give instructions to your broker, your broker can vote the shares it holds with respect to “discretionary” or routine proposals if your broker is subject to New York Stock Exchange, which we refer to as NYSE, Rule 452.  However, under NYSE Rule 452, your broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction.  All of the proposals included in this proxy statement except for proposal 1 are considered “discretionary” proposals, and, therefore, may be voted upon by your broker even if you do not instruct your broker and your broker is subject to NYSE Rule 452.  Proposal 1 relating to the election of directors, is a non-discretionary proposal and therefore, may not be voted upon by your broker if you do not instruct your broker and your broker is subject to NYSE Rule 452.

Revocation of Proxy

If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Annual General Meeting.  You may do this by signing another proxy card with a later date and returning it to BNY Mellon prior to the meeting or attending the meeting in person and casting a ballot or by appointing a representative to cast a ballot at the meeting.  If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.

Solicitation of Proxies

We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material.  Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities.  In addition, we have retained Morrow & Co., LLC. to solicit proxies at a cost of $8,500, plus reimbursement for out-of-pocket expenses.  We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

PART II

PROPOSALS

PROPOSAL 1 — RE-ELECTION OF THREE DIRECTORS FOR THREE-YEAR TERMS AND ELECTION OF A DIRECTOR FOR A TWO-YEAR TERM

In accordance with our Articles of Association, our Board of Directors is divided into three classes, with one class of directors to be elected each year for a three-year term.  Each of the members of the Board of Directors of Foster Wheeler AG (the “Company”) was elected by Foster Wheeler-Bermuda as sole shareholder on January 15, 2009 for the same term to which each director had been elected on Foster Wheeler-Bermuda’s Board of Directors, except for Clayton C. Daley, Jr., who was elected at an extraordinary general meeting of shareholders held on November 4, 2009.  Robert C. Flexon, Maureen B. Tart-Bezer and James D. Woods were re-elected for three-year terms at our annual general meeting of shareholders held on May 6, 2009.  In connection with his appointment as President and Chief Executive Officer of Foster Wheeler USA Corporation, our indirect wholly-owned subsidiary, on November 16, 2009, Mr. Flexon resigned as a member of the Board of Directors of Foster Wheeler AG.  Service as a member of our Board of Directors described below includes time served as a director of Foster Wheeler-Bermuda prior to the redomestication.

The term of directors in one class expires at this Annual General Meeting.  Pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated Eugene D. Atkinson, Steven J. Demetriou and Stephanie Hanbury-Brown, the three directors in this expiring class, for election to our Board of Directors at this Annual General Meeting.  The term of directors to be elected at this Annual General Meeting is three years, and will expire at our annual general meeting to be held in 2013.  Mr. Atkinson and Ms. Hanbury-Brown were previously elected as directors by our shareholders at the annual general meeting of shareholders held on May 8, 2007.  Mr. Demetriou was unanimously elected pursuant to a recommendation of our Governance and Nominating Committee, and in accordance with Foster Wheeler-Bermuda’s Bye-law 14(1), by our Board of Directors effective on January 31, 2008.

In connection with our previously announced senior leadership succession plan, effective June 1, 2010, Raymond J. Milchovich will relinquish his duties as our Chief Executive Officer and Mr. Flexon will become our Chief Executive Officer.  Mr. Milchovich will be elected non-executive Chairman of the Board of Directors and will serve as a consultant until November 3, 2011.  In light of Mr. Flexon’s election as our Chief Executive Officer, effective June 1, 2010, and his prior service as a member of our Board of Directors, the Governance and Nominating Committee has recommended, and our Board of Directors has unanimously approved, the nomination of Mr. Flexon as a member of our Board of Directors, effective as of June 1, 2010.  Mr. Flexon’s term as a member of our Board of Directors will expire at our annual general meeting to be held in 2012.

If any eligible nominee becomes unable to accept nomination or election, proxies will be voted for the remaining nominees, and our Board of Directors will either select substitute nominees after identifying suitable candidates or determine not to select substitute nominees.  The members of our management that have been appointed as proxy agents of our Board of Directors intend to vote for any substitute nominees selected by the Board of Directors. Our Articles of Association provide that our Board of Directors shall consist of not less than three and not more than twenty directors.

Following is the name, principal occupation, age, and certain other information for each director nominee and other continuing directors, including the specific experience, qualifications, attributes and skills of each director and director nominee in relation to the criteria for director candidates described under “Director Nominations — Other Criteria; Nomination Method.”

Nominees for Re-Election and Election at this Annual General Meeting

Eugene D. Atkinson

Mr. Atkinson is the founder and has been the Managing Partner of Atkinson Capital, LLC, an investor in hedge funds, since June 2005.  From May 2000 until May 2005, Mr. Atkinson was a Managing Partner with RHJ Industrial Partners, a private equity firm.  From 1984 until 1990, Mr. Atkinson was a Limited Partner with The Goldman Sachs Group Inc., a leading global investment banking, securities and investment management firm, and from 1990 until 1999 he served as Chairman of Goldman Sachs (International).  Mr. Atkinson, who is 65 years old, became a member of our Board of Directors in 1995.

Mr. Atkinson brings extensive financial services and corporate finance experience to our Board of Directors as a result of his senior leadership roles at Atkinson Capital, RHJ Industial Partners and Goldman Sachs, including as Chairman of Goldman Sachs (International).  He also brings regional expertise, as during his tenure at Goldman Sachs, Mr. Atkinson spent approximately ten years in Asia, an area of significant growth opportunities for us.  Our Board of Directors has determined that Mr. Atkinson is an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC.

Steven J. Demetriou

Mr. Demetriou has been the Chairman and Chief Executive Officer of Aleris International, Inc., a producer of aluminum rolled products whose shares were publicly traded on the NYSE from December 2004 to December 2006, since December 2004.  In February 2009, Aleris International, Inc. filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.  From June 2004 to December 2004, Mr. Demetriou served as President, Chief Executive Officer and Director of Commonwealth Industries, Inc., a manufacturer of aluminum sheet and flexible aluminum conduit, and from 2001 until June 2004, Mr. Demetriou served as President and Chief Executive Officer of Noveon, Inc., a specialty chemical company.  Mr. Demetriou has also held various management and leadership positions with IMC Global Inc., Cytec Industries Inc., and Exxon Mobil Corporation.  Mr. Demetriou is a director, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee of OM Group, Inc., a diversified, global developer, producer and marketer of value-added, metal-based specialty chemicals and advanced materials and whose shares are publicly traded on the NYSE.  He is a director and member of the Governance and Nominating Committee of Kraton Performance Polymers, Inc., a specialty chemicals company whose shares are publicly traded on the NYSE.  Mr. Demetriou was previously a director and a member of the Compensation Committee of ElkCorp, a manufacturer of premium roofing and composite building products, whose shares were previously publicly traded on the NYSE.  Mr. Demetriou, who is 51 years old, became a member of our Board of Directors in 2008.

Mr. Demetriou has significant experience in the chemicals industry as a result of his service as an executive officer or director of several global specialty chemical companies.  In addition, Mr. Demetriou has experience in the global energy industry as a result of his leadership positions at Exxon Mobil.  He has served as chief executive officer of several companies, including in his current role as Chief Executive Officer at Aleris International, where he also serves as Chairman. He has significant experience in corporate governance as a result of his senior leadership roles and his service as a director of OM Group, Kraton Performance Polymers and ElkCorp.

Robert C. Flexon

Mr. Flexon has been the President and Chief Executive Officer of Foster Wheeler USA Corporation, our indirect wholly-owned subsidiary, since November 16, 2009.  Pursuant to our previously announced senior leadership succession plan, Mr. Flexon will be elected our Chief Executive Officer, effective June 1, 2010.  Prior to joining Foster Wheeler, Mr. Flexon was the Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a wholesale power generation company primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products in the United States and internationally and whose shares are publicly traded on the NYSE, from February 2009 to November 2009.  From March 2008 until February 2009, Mr. Flexon was the Executive Vice President and Chief Operating Officer of NRG Energy, Inc. and from March 2004 until March 2008, he served as Executive Vice President and Chief Financial Officer of NRG Energy, Inc.  From 2000 until June 2001, Mr. Flexon served as Vice President, Business Analysis & Controller, and, from October 2001 until March 2004, was Vice President, Work Process Improvement and Business Development of Hercules, Inc., a company engaged in the manufacture of specialty chemicals used in making a variety of products for home, office, and industrial markets and whose shares are publicly traded on the NYSE.  Mr. Flexon, a certified public accountant, was an Audit Manager with Coopers & Lybrand in the 1980s and held various key accounting-related positions, including General Auditor, with Atlantic Richfield Company from 1987 to 2000.  Mr. Flexon, who is 51 years old, was a member of our Board of Directors from 2006 until his resignation as a member of our Board of Directors in connection with his appointment as President and Chief Executive Officer of Foster Wheeler USA Corporation in November 2009.

Mr. Flexon will become our Chief Executive Officer beginning June, 1, 2010.  As the current President and Chief Executive Officer of Foster Wheeler USA Corporation and former Chief Operating Officer of NRG Energy, he has operating experience in the energy industry.  He also has a strong understanding of our business as a result of his prior service as a member of our Board of Directors.  He brings a valued customer perspective as a result of his senior leadership roles at NRG Energy, Inc., which is a client of ours.  In addition, Mr. Flexon has significant corporate financial management experience and financial expertise as a result of his service in several senior financial leadership positions, including as Executive Vice President and Chief Financial Officer of NRG Energy.

Stephanie Hanbury-Brown

Ms. Hanbury-Brown has been the Managing Director of Golden Seeds LLC, which provides investment capital to early stage, high growth companies, since its founding in 2004.  Prior to that, she spent 20 years working in the financial services industry in Sydney, London and New York.  The majority of her career was with J.P. Morgan, where she headed several global businesses including Global Head of Futures and Options, Head of International Private Banking, Chief Operating Officer of Global Equities and Head of eCommerce.  She is currently a member of the board of directors of Artemis Woman, a private company.  Ms. Hanbury-Brown also serves as a director and a member of the Audit and Compensation and Human Resources Committees of RiskMetrics Group, Inc., a provider of risk management and corporate governance products and services whose shares are traded on the NYSE.  Ms. Hanbury-Brown, who is 53 years old, became a member of our Board of Directors in 2004.

Ms. Hanbury-Brown has more than 20 years of experience in the financial services industry, in senior leadership positions at Golden Seeds and J.P. Morgan.  She also has significant international and regional experience, having managed several global businesses at J.P. Morgan and having worked in Sydney and London.  As a venture capitalist at Golden Seeds, Ms. Hanbury-Brown has significant experience in corporate financial management and financial expertise as a result of her oversight of Golden Seeds’ portfolio companies.  Ms. Hanbury-Brown also has experience in risk management and corporate governance best practices as a result of her service as a director of RiskMetrics Group, a publicly traded provider of risk management and corporate governance products and services.  Our Board of Directors has determined that Ms. Hanbury-Brown is an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC.

Requisite Vote

Election of each nominee for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the election of the above-named nominees.

Similar Information on Continuing Directors

Clayton C. Daley, Jr.

Mr. Daley was the Vice Chairman of The Procter & Gamble Company, a consumer products company, from January 2009 until his retirement in September 2009. Mr. Daley was the Vice Chairman and Chief Financial Officer of The Procter & Gamble Company from July 2007 to January 2009 and its Chief Financial Officer from 1999 until July 2007.  Mr. Daley currently serves on the Board of Directors and is Chairman of the Audit Committee and a member of the Compensation and Executive Development and Governance and Nominating Committees of Nucor Corporation, a manufacturer of steel and steel products, and is a director and a member of the Audit and Compensation and Option Committees of Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company, each of whose shares are publicly traded on the NYSE.  Mr. Daley, who is 58 years old, became a member of our Board of Directors in November 2009.  His term will expire at our annual general meeting in 2011.

Mr. Daley has significant experience in corporate financial management and financial expertise in a large, global business as a result of his service as the Vice Chairman and Chief Financial Officer of Procter & Gamble.  He also has significant experience in corporate governance as a director of two public companies, Nucor and Starwood Hotels & Resorts.  Our Board of Directors has determined that Mr. Daley is an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC.

Edward G. Galante

Mr. Galante served as a Senior Vice President and member of the Management Committee of Exxon Mobil Corporation, the largest publicly traded petroleum and petrochemical enterprise in the world, from August 2001 until his retirement in 2006.  From 1999 to August 2001, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company and, from 1997 to 1999, Mr. Galante was Chairman and Managing Director of Esso (Thailand) Public Company Limited.  Since 1972, Mr. Galante served in increasingly responsible management positions with Exxon Mobil Corporation.  Mr. Galante is also a director and a member of the Compensation and Management Development and Governance and Nominating Committees of Praxair, Inc., one of the world’s largest industrial gases companies and whose shares are publicly traded on the NYSE.  Mr. Galante, who is 59 years old, became a member of our Board of Directors in 2008.  His term will expire at our annual general meeting in 2011.

Mr. Galante has substantial experience in the oil, gas, refining and chemical sectors of the energy industry as a result of his 34-year career at Exxon Mobil, including as Senior Vice President.  As a result of his experience at Exxon Mobil, Mr. Galante also has significant experience in the operations and management of a large, global business and as a client of engineering and construction firms.  In addition, he has experience as a director of a public company as a result of his service as a member of the board of directors of Praxair.

Raymond J. Milchovich

Mr. Milchovich has been our Chairman and Chief Executive Officer since October 2001, and was our President from October 2001 until January 2007, at which time Umberto della Sala was elected our President and Chief Operating Officer.  Pursuant to our previously announced senior leadership succession plan, effective June 1, 2010, Mr. Milchovich will relinquish his duties as Chief Executive Officer of the Company and will become non-executive Chairman of the Board of Directors and will serve as a consultant to the Company.  From January 2000 until October 2001, Mr. Milchovich served as the Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation and its subsidiary, Kaiser Aluminum & Chemical Corporation, a leading producer and marketer of aluminum and aluminum fabricated products.  In February 2002, Kaiser Aluminum Corporation commenced a voluntary petition under Chapter 11 of the United States Bankruptcy Code.  From September 2002 through September 2007, Mr. Milchovich served as a director and a member of the Audit, Compensation and Executive Development and Governance and Nominating Committees of Nucor Corporation, a NYSE-listed manufacturer of steel and steel products.  From December 2005 until October 2009, he was a director and a member of the Compensation and Executive Development Committee of Delphi Corporation, a company specializing in mobile electronics and transportation components and systems technology.  Mr. Milchovich, who is 60 years old, became a member of our Board of Directors in 2001.  His term will expire at our annual general meeting in 2011.

Mr. Milchovich has significant experience in our industry and our businesses as a result of his service as our Chairman and Chief Executive Officer since October 2001.  Mr. Milchovich has additional experience as a chairman and chief executive officer as a result of his previous role as the Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation.  Mr. Milchovich also has significant experience in corporate governance as a result of his prior service on the board of directors of two public companies, Nucor and Delphi.

Maureen B. Tart-Bezer

Ms. Tart-Bezer served as the Executive Vice President and Chief Financial Officer of Virgin Mobile USA, a wireless mobile virtual network operator, from January 2002 through June 2006.  From January 2000 through December 2001, she was the Executive Vice President and General Manager of the American Express Company, U.S. Consumer Charge Group and from 1977 to January 2000 served in various senior financial positions with AT&T Corporation including Senior Vice President and Corporate Controller as well as Senior Vice President and Chief Financial Officer for the Consumer Services Group.  Ms. Tart-Bezer currently serves on the Board of Directors and is the Chairperson of the Audit and Finance Committee and a member of the Human Resources and Compensation and Governance Committees of The Great Atlantic & Pacific Tea Company, Inc., a company whose shares are publicly traded on the NYSE.  She also served as a director of Playtex Products, Inc., also a NYSE traded company until the company was acquired in October 2007.  Ms. Tart-Bezer, who is 54 years old, became a member of our Board of Directors in 2008.  Her term will expire at our annual general meeting in 2012.

Ms. Tart-Bezer has substantial corporate financial management, reporting and risk management expertise as a result of her service in a number of senior financial leadership roles, including as the former Executive Vice President and Chief Financial Officer of Virgin Mobile USA.  In addition, Ms. Tart-Bezer has experience as a director of other publicly traded companies, such as The Great Atlantic & Pacific Tea Company and Playtex Products. Our Board of Directors has determined that Ms. Tart-Bezer is an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC.

James D. Woods

Mr. Woods has been the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated, a provider of products and services to the worldwide oil and gas industry, since January 1997.  From April 1987 until January 1997, Mr. Woods served as Chief Executive Officer of Baker Hughes, and, from January 1989 until January 1997, he served as Chairman of Baker Hughes.  He is a director of ESCO Technologies, a NYSE-listed supplier of engineered filtration products to the process, healthcare and transportation markets, and is Chairman of the Human Resources and Compensation Committee.  Mr. Woods is also a director of Complete Production Services, Inc., a NYSE-listed oil field services provider, and is a member of its Nominating and

Corporate Governance and Compensation Committees.  From 1998 until 2007, Mr. Woods served as lead director of OMI Corporation, a tanker transportation company, whose shares were previously traded on the NYSE.  From 2001 until 2006, he also served as director and Chairman of the Audit Committee of USEC, Inc., a supplier of enriched uranium, and director and Chairman of the Compensation Committee of National Oilwell Varco, Inc., an oilfield services provider, both NYSE-listed companies.  Mr. Woods, who is 78 years old, became a member of our Board of Directors in 2002.  His term will expire at our annual general meeting in 2012.

Mr. Woods has over 50 years of experience in the global energy industry, including as the retired Chairman and Chief Executive Officer of Baker Hughes.  He has extensive and diverse experience as a director at several other public companies, including ESCO Technologies, Complete Production Services, OMI Corporation, USEC and National Oilwell Varco.

From January 31, 2008 until his resignation on February 10, 2009, Jack A. Fusco served on our Board of Directors.  Mr. Fusco also served on our Audit Committee and our Compensation Committee.

PROPOSAL 2 — RE-ELECTION OF INDEPENDENT AUDITOR

Under Swiss law, our shareholders must elect an independent auditor (“Revisionsstelle”) to audit our consolidated financial statements as well as our statutory financial statements.  Such independent auditor must be registered with the commercial register in Switzerland and admitted by the Federal Auditor Supervisory Board of Switzerland.  Our Audit Committee has recommended that our Board of Directors propose, and our Board so proposes, that PricewaterhouseCoopers AG, Zurich, Switzerland, which we refer to as PwC AG, be re-elected as our independent auditors for the fiscal year ending December 31, 2010.  PwC AG is the Swiss affiliate of PricewaterhouseCoopers LLP, which was appointed by our Audit Committee as our independent registered public accounting firm.  A representative of PwC AG will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

Requisite Vote

Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.  If an independent auditor is not elected at the Annual General Meeting, our shareholders or creditors or the head of the commercial register of Zug, Switzerland may petition a court to determine appropriate measures for reinstating an independent auditor, including (i) ordering us to elect an independent auditor within a specified time period, (ii) allowing the court to appoint an independent auditor or (iii) if no auditor can be elected by us or appointed by the court, ordering the dissolution of Foster Wheeler AG.

Our Board of Directors recommends a vote “FOR” the re-election of PwC AG as our independent auditor for the fiscal year ending December 31, 2010.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP, which we refer to as PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010.  PwC will conduct an integrated audit of the effectiveness of our internal control over financial reporting and of our consolidated financial statements, which will be included in our Annual Report on Form 10-K.  Our Audit Committee has recommended that our Board of Directors propose, and our Board has so proposed, that the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2010 be ratified by our shareholders in a consultative vote.  A representative of PwC will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

Requisite Vote

Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

PROPOSAL 4 — APPROVAL OF THE 2009 SWISS ANNUAL REPORT (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2009) AND THE STATUTORY FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2009

The 2009 Swiss Annual Report (including the audited consolidated financial statements of Foster Wheeler AG for fiscal year 2009), and the Swiss audited statutory financial statements for fiscal year 2009 and the auditor’s reports thereon will be available for physical inspection at our registered office at Bär & Karrer AG, Baarerstrasse 8, 6301 Zug, Switzerland and our offices at Lindenstrasse 10, 6340 Baar, Switzerland. The 2009 Annual Report also contains the report of PwC AG, Zurich, our independent auditors, pursuant to the Swiss Code of Obligations, and information on our business activities and our business and financial situation.

Under Swiss law, the 2009 Swiss Annual Report (including the consolidated financial statements), the Swiss statutory financial statements and the disposition of the balance sheet profit, if any, must be submitted to shareholders for approval at each annual general meeting.  On a standalone, unconsolidated basis, Foster Wheeler AG recorded a net loss of CHF 2,206,662 for the fiscal year ended December 31, 2009, which will be carried forward.

If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Requisite Vote

Proposal 4 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the approval of the 2009 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2009) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2009.

PROPOSAL 5 — GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FROM ACTIVITIES DURING FISCAL YEAR 2009

As is customary for Swiss corporations and in accordance with article 698, paragraph 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge from liability all the individuals who served as members of the Board of Directors or as an executive officer of our Company during fiscal year 2009 for their activities during such fiscal year that have been disclosed, or are otherwise known, to the shareholders.  The release binds only Foster Wheeler AG and the shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge of this resolution.

Under Swiss law, the right of shareholders who do not vote in favor of this proposal to bring an action against the directors and/or executive officers with respect to the matters discharged is extinguished within six months after approval of this proposal by the shareholders.

Requisite Vote

Proposal 5 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the proposal to grant discharge from liability to the members of the Board of Directors and our executive officers for activities during fiscal year 2009.

PROPOSAL 6 — ALLOCATION AND RELEASE OF ADDITIONAL PAID-IN CAPITAL FROM CAPITAL CONTRIBUTION TO RESERVES

The Board of Directors proposes that additional paid-in capital from capital contribution in the amount of CHF be allocated and released to reserves as follows: (A) CHF 76,465,166 to general reserves and (B) CHF 3,917,110,419 to free reserves.

Proposed Allocation and Release of Additional Paid-in Capital to Other Reserves

(in millions)

Additional paid-in capital as of December 31, 2009	CHF	3,993,575,585
Release to general reserves	CHF	76,465,166
Release to free reserves	CHF	3,917,110,419
Remaining additional paid-in capital	CHF	0

As of December 31, 2009, Foster Wheeler AG had CHF 3.994 billion of additional paid-in capital, CHF 3.917 billion of which the Board of Directors proposes to release to free reserves.  If this proposal is approved, we will be permitted to use the former additional paid-in-capital from capital contribution that is allocated and released to the free reserves for any purpose that is permitted under Swiss law, including to repurchase shares and hold them in treasury or to pay dividends.

Prior to the redomestication on February 9, 2009, Foster Wheeler-Bermuda, then the sole shareholder of Foster Wheeler AG, authorized the Board of Directors of Foster Wheeler AG to buy back registered shares of Foster Wheeler AG for cancellation by way of a capital reduction for an amount not to exceed $264,772,248 in the aggregate.  We have not purchased any of our shares since the redomestication for cancellation or otherwise.  Under Swiss law, we may only purchase shares and hold them in treasury if our statutory financial statements reflect freely disposable equity in the amount necessary for that purpose and if the aggregate par value of shares held in treasury does not exceed ten percent of our share capital.  By allocating and releasing the additional paid-in-capital to free reserves, we create such freely disposable equity and thereby increase our flexibility in connection with the repurchase of shares for holding them in treasury.

Requisite Vote

Proposal 6 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the allocation and release of additional paid-in capital as described in this proposal.

PROPOSAL 7 — AMENDMENT OF ARTICLES OF ASSOCIATION TO CHANGE THE SEAT OF FOSTER WHEELER AG

The Board of Directors proposes that the registered seat of Foster Wheeler AG be moved from Zug, Canton of Zug, to Baar, Canton of Zug and Article 1 of our Articles of Association be amended accordingly.  The proposed amendment is necessary in order to change our registered office from Bär & Karrer AG, Baarerstrasse 8, 6301 Zug, Switzerland to our offices at Lindenstrasse 10, 6340 Baar, Switzerland.  We established our Baar office in November 2009.  Prior to this time, we have used the offices of Bär & Karrer AG, our Swiss counsel, as our registered office.

Current Version of Article 1 of the Articles of Association

Art. 1 Firma und Sitz	Art. 1 Name and Domicile

Unter der Firma	Under the company name of

Foster Wheeler AG (Foster Wheeler Ltd.) (Foster Wheeler SA)	Foster Wheeler AG (Foster Wheeler Ltd.) (Foster Wheeler SA)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des schweizerischen Obligationenrechts (OR) mit Sitz in Zug.	A corporation exists according to the provisions of the Swiss Code of Obligations (the “CO”) having its seat in Zug.

Proposed Amendment of Article 1 of the Articles of Association

Art. 1 Firma und Sitz	Art. 1 Name and Domicile

Unter der Firma	Under the company name of

Foster Wheeler AG (Foster Wheeler Ltd.) (Foster Wheeler SA)	Foster Wheeler AG (Foster Wheeler Ltd.) (Foster Wheeler SA)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des schweizerischen Obligationenrechts (OR) mit Sitz in ~~Zug~~Baar.	A corporation exists according to the provisions of the Swiss Code of Obligations (the “CO”) having its seat in ~~Zug~~Baar.

Requisite Vote

Proposal 7 requires the affirmative vote of at least two-thirds of the votes represented at the Annual General Meeting and an absolute majority of the par value of shares represented at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the amendments to our Articles of Association described in this proposal.

PROPOSAL 8 — AMENDMENT OF ARTICLES OF ASSOCIATION TO ELIMINATE REQUIREMENT TO LIST CITIZENSHIP OF SHAREHOLDERS IN THE SHARE REGISTER

The Board of Directors proposes an amendment to paragraph 1 of article 8 of our Articles of Association to eliminate the requirement that the share register list the citizenship of the owners and usufructuaries of our registered shares.  Paragraph 1 of article 8 of our Articles of Association currently requires that we maintain a share register listing certain information regarding the owners and usufructuaries of our registered shares, including the citizenship of individuals who are the owners and usufructuaries of our registered shares.  Our transfer agent, BNY Mellon, has informed us that they do not maintain a listing of the citizenship of the holders of shares for the companies for which it acts as transfer agent.  Because we are not legally required to list the citizenship of the holders and usufructuaries of our registered shares and we do not believe it is necessary to do so in order to maintain an accurate share register, we are proposing that this requirement be removed from our Articles of Association.

Current Version of Paragraph 1 of Article 8 of the Articles of Association

Art. 8 Aktienbuch	Art. 8 Shareholders Register

(1)Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien sowie Nominees mit Namen und Vornamen, Wohnort Adresse und Staatsangehörigkeit (bei juristischen Personen mit Firma und Sitz), der Anzahl und Beschreibung der gehaltenen Aktien, dem Datum, zu welchem eine Person ins Aktienbuch eingetragen wurde wie auch das Datum, an welchem eine Person ihre Aktionärseigenschaft aufgegeben hat,  eingetragen.

(1)The Company shall maintain, itself or through a third party, a share register.  The share register shall list the surname, first name address and citizenship (in the case of legal entities, the company name and company seat) of the owners and usufructuaries of the shares, including, if applicable, the Nominees, the number and description of the shares held, the date on which each person was entered in the register and the date on which any person ceased to be a shareholder.

Proposed Amendment of Paragraph 1 of Article 8 of the Articles of Association

Art. 8 Aktienbuch	Art. 8 Shareholders Register

(1)Die Gesellschaft oder von ihr beauftragte Dritte führen ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien sowie Nominees mit Namen und Vornamen, Wohnort, und Adresse ~~und Staatsangehörigkeit~~ (bei juristischen Personen mit Firma und Sitz), der Anzahl und Beschreibung der gehaltenen Aktien, dem Datum, zu welchem eine Person ins Aktienbuch eingetragen wurde wie auch das Datum, an welchem eine Person ihre

(1)The Company shall maintain, itself or through a third party, a share register.  The share register shall list the surname, first name, and address ~~and citizenship~~ (in the case of legal entities, the company name and company seat) of the owners and usufructuaries of the shares, including, if applicable, the Nominees, the number and description of the shares held, the date on which each person was entered in the register and the date on which any person ceased to be a shareholder.

Aktionärseigenschaft aufgegeben hat,  eingetragen.

Requisite Vote

Proposal 8 requires the affirmative vote of at least two-thirds of the votes represented at the Annual General Meeting and an absolute majority of the par value of shares represented at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the amendments to our Articles of Association described in this proposal.

PROPOSAL 9— AMENDMENT OF ARTICLES OF ASSOCIATION TO COMPLY WITH THE NEWLY ENACTED SWISS INTERMEDIARY-HELD SECURITIES ACT

The Board of Directors proposes to amend the Articles of Association in order to comply with the Swiss Intermediary-Held Securities Act (“Bucheffektengesetz”) and related changes in Swiss law, which were effective as January 1, 2010. We propose to amend paragraph 1 of article 7 to clarify that uncertificated shares may take the form of book-entry securities  (“Wertrechte”) (within the meaning of the revised Code of Obligations), and as intermediary-held securities (“Bucheffekten”) (within the meaning of the Intermediary-Held Securities Act) where applicable. We continue to reserve the right to issue certificated securities and shareholders may at any time request from us an attestation of the number of registered shares held, but shareholders are not entitled to request that certificates representing the registered shares be printed and delivered.

We further propose to delete the word “only” in the third paragraph of article 7, because under the new law there may be instances in which shares are transferred other than by written assignment.

These amendments of the Articles of Association have no impact on the shareholders’ rights and the transferability of the shares is not impeded.

Current Version of Paragraph 1 and 3 of Article 7 of the Articles of Association

Art. 7 Aktienzertifikate	Art. 7 Share Certificates

(1) Die Aktionäre sind jederzeit berechtigt, von der Gesellschaft eine Bestätigung für die Anzahl der von ihnen gehaltenen Aktien zu erhalten. Die Aktionäre haben keinen Anspruch darauf, dass Aktienzertifikate gedruckt und ausgeliefert werden.

(1) A shareholder may at any time request from the Company an attestation of the number of registered shares held by it. The shareholder is not entitled, however, to request that certificates representing the registered shares be printed and delivered.

(2) […]	(2) […]

(3) Nicht-verurkundete Aktien und die damit verbundenen Rechte können nur durch Zession übertragen werden, welche sämtliche zugehörigen Rechte der übertragenen Aktien umfasst. Eine solche Zession bedarf zur Wirksamkeit gegenüber der Gesellschaft der Anzeige an die Gesellschaft. Werden nicht’:verurkundete Aktien für Aktionäre von einem Transfer Agenten, einer Trust-Gesellschaft, Bank oder einer ähnlichen Gesellschaft, welche die Buchwerte der Aktien führt (nachfolgend als

(3) Shares not represented by certificates may be transferred only by written assignment, which assignment must encompass all appurtenant rights connected with the transferred shares. For the assignment to be valid against the Company, notification to the Company shall be required. If shares not represented by certificates are administered on behalf of a shareholder by a transfer agent, trust company, bank or similar entity handling the book entries of such shares

der “Transfer Agent”) verwaltet, so können diese Aktien und die damit verbundenen Reèhte nur unter Mitwirkung des Transfer Agent übertragen werden.	(the “Transfer Agent”), such shares and the appurtenant rights associated therewith may be transferred only with the cooperation of the Transfer Agent.

Proposed Amendment of Paragraph 1 and 3 of Article 7 of the Articles of Association

Art. 7 Form der Aktien	Art. 7 Form of Shares

(1) Die Aktionäre sind jederzeit berechtigt, von der Gesellschaft eine Bestätigung für die Anzahl der von ihnen gehaltenen Aktien zu erhalten. Die Aktionäre haben keinen Anspruch darauf, dass Aktienzertifikate gedruckt und ausgeliefert werden. Nichtverurkundete aktien können als Wertrechte (im Sinne des Obligationenrechts) und Bucheffekten (im Sinne des Bucheffektengesetzes) ausgestaltet werden.

(1)A shareholder may at any time request from the Company an attestation of the number of registered shares held by it. The shareholder is not entitled, however, to request that certificates representing the registered shares be printed and delivered. Uncertificated shares may take the form of book-entry securities (Wertrechte, within the meaning of the Code of Obligations) and intermediary-held securities (Bucheffekten, within the meaning of the Intermediary-Held Securities Act).

(2) […]	(2) […]

(3) Nicht-verurkundete Aktien und die damit verbundenen Rechte können ~~nur~~ durch Zession übertragen werden, welche sämtliche zugehörigen Rechte der übertragenen Aktien umfasst. Eine solche Zession bedarf zur Wirksamkeit gegenüber der Gesellschaft der Anzeige an die Gesellschaft. Werden nichtverurkundete Aktien für Aktionäre von einem Transfer Agenten, einer Trust-Gesellschaft, Bank oder einer ähnlichen Gesellschaft, welche die Buchwerte der Aktien führt (nachfolgend als der “Transfer Agent”) verwaltet, so können diese Aktien und die damit verbundenen Rechte nur unter Mitwirkung des Transfer Agent übertragen werden.

(3) Shares not represented by certificates may be transferred ~~only~~ by written assignment, which assignment must encompass all appurtenant rights connected with the transferred shares. For the assignment to be valid against the Company, notification to the Company shall be required. If shares not represented by certificates are administered on behalf of a shareholder by a transfer agent, trust company, bank or similar entity handling the book entries of such shares (the “Transfer Agent”), such shares and the appurtenant rights associated therewith may be transferred only with the cooperation of the Transfer Agent.

Requisite Vote

Proposal 9 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting.  Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote “FOR” the amendments to our Articles of Association described in this proposal.

PART III

OTHER MATTERS

Ownership of Shares by Directors, Director Nominees and Executive Officers

The following table sets forth, as of March 9, 2010, beneficial ownership of our shares by each director or director nominee, by each executive officer named in the Summary Compensation Table in this proxy statement and by all directors and executive officers as a group.  As of March 9, 2010, there were 127,479,936 shares outstanding.

Amount and Nature of Beneficial Ownership of Shares

				Total
		Shares		Shares
	Shares	Subject to	Share	Beneficially	Percent
Name of Beneficial Owner	Held (1)	Options (2)	Units (3)	Held	of Class (4)

Eugene D. Atkinson	22,849	13,058	780	36,687	*
Clayton C. Daley, Jr.	206	1,846	521	2,573	*
Steven J. Demetriou	3,521	8,030	521	12,072	*
Edward G. Galante	5,521	8,030	521	14,072	*
Stephanie Hanbury-Brown	12,561	14,750	521	27,832	*
Raymond J. Milchovich	385,496	999,216	—	1,384,712	1.1%
Maureen B. Tart-Bezer	2,286	7,345	521	10,152	*
James D. Woods	27,374	15,050	681	43,105	*
Franco Baseotto	9,342	40,688	—	50,030	*
Umberto della Sala	30,929	145,882	—	176,811	*
Robert C. Flexon	7,440	12,107	—	19,547	*
Peter J. Ganz	30,742	120,594	—	151,336	*
All directors and executive officers as a group (21 persons)	568,201	1,509,652	4,066	2,081,919	1.6%

(1)                     The number of shares indicated as being held by each person listed in this table (including each person comprising the group of all of our directors and executive officers) includes shares that are individually or jointly owned, as well as shares over which such person has either sole or shared investment or voting authority.

(2)                     Represents shares that may be acquired currently or within 60 days after March 9, 2010 through the exercise of stock options to purchase our shares.

(3)                     Includes restricted share units issued to directors under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan, which may be acquired or converted into shares currently or within 60 days after March 9, 2010 due to vesting rights.  Also, includes 259 share units for Mr. Atkinson and 160 share units for Mr. Woods issued under the Foster Wheeler Inc. Directors Deferred Compensation and Stock Award Plan, a legacy plan for non-employee directors.  Share units do not have any voting or dividend rights.

(4)                     The percentages for each person and the group are calculated based on (A)(i) the number of shares held by such person or group, as the case may be, plus (ii) the number of shares that may be acquired currently or within 60 days after March 9, 2010 by such person or group, as the case may be, divided by (B)(i) the number of our outstanding shares as of March 9, 2010, plus (ii) the number of shares that may be acquired currently or within 60 days after March 9, 2010 by such person or group, as the case may be.

*                            Less than 1%.

Other Beneficial Owner

Based upon our review of Schedule 13G or Schedule 13D filings with the SEC through March 9, 2010 and other publicly available information, the following entity is known to our management to be a beneficial owner of more than five percent of our outstanding shares, as indicated.

		Amount and Nature
	Name and Address	of Beneficial		Percent
Title of Class	of Beneficial Owner	Ownership		of Class

Registered Shares, par value CHF 3.00 per share	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	7,114,082	(1)	5.6%

(1)                     T. Rowe Price Associates, Inc. (“Price Associates”) reported on Schedule 13G, filed with the SEC on February 11, 2010, that it held 7,114,082 registered shares as of December 31, 2009.

Price Associates reported that 1,732,860 shares were subject to sole voting power, 7,114,082 shares were subject to sole dispositive power, and 7,114,082 shares represented their aggregate total holdings.    Price Associates has informed us that these securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities.  Price Associates has further informed us that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Executive Officers

Information regarding Mr. Milchovich, our Chairman and Chief Executive Officer, is provided under Proposal 1 of this proxy statement, under the caption “Similar Information on Continuing Directors,” and information regarding Mr. Flexon, the President and Chief Executive Officer of Foster Wheeler USA Corporation, is provided under Proposal 1 of this proxy statement, under the caption “Nominees for Election at this Annual General Meeting.”

Franco Baseotto

Mr. Baseotto, who is 51 years old, has been employed by us for 19 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and the United States.  Mr. Baseotto has served as our Executive Vice President and Chief Financial Officer since August 13, 2007.  Mr. Baseotto was also elected our Treasurer on January 31, 2008.  From July 2005 to August 2007, Mr. Baseotto served as the Financial Leader of our Global Engineering and Construction Business Group (which we refer to as our Global E&C Group) and, from October 2003 to August 2007, as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., an indirect, wholly-owned subsidiary within our Global E&C Group.  From March 2003 to July 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Inc., an indirect, wholly-owned subsidiary domiciled in the United States.  From June 1998 to February 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Continental Europe S.r.l.

Umberto della Sala

Mr. della Sala, who is 61 years old, has been employed by us for 36 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and in the United States.  Mr. della Sala was elected our President and Chief Operating Officer on January 30, 2007.  Prior to his current position, Mr. della Sala served and continues to serve as Chief Executive Officer of our Global E&C Group since June 2005, and also served as the President and Chief Executive Officer of Foster Wheeler Continental Europe S.r.l from 2001 until the merger of that subsidiary into Foster Wheeler Italiana S.r.l. on January 1, 2010.  He has also held other senior positions with us, including Vice President of Foster Wheeler USA Corporation, from 1997 to 2000.

Michelle K. Davies

Ms. Davies, who is 49 years old, was elected our Acting General Counsel, effective January 1, 2010.  From October 2008, Ms. Davies served as General Counsel for Foster Wheeler Energy Limited, our largest indirect, wholly-owned subsidiary.  Prior to joining us, Ms. Davies was the Group Legal Director and Company Secretary and Member of the Executive Committee of English Welsh & Scottish Railway Limited from July 2001 until July 2008.  From April 1997 to April 2001 she served as Head of Legal and Regulatory Affairs and Company Secretary for NIREX Limited. Ms. Davies has more than 25 years of experience in complex corporate legal matters.

Thierry Desmaris

Mr. Desmaris, who is 51 years old, was elected our Vice President of Corporate Development on February 27, 2007.  Mr. Desmaris has been employed by us for 23 years.  Prior to his current position, Mr. Desmaris served as our Vice President and Treasurer since January 2004.  From November 2003 until January 2004, Mr. Desmaris served as our Vice President, Finance.  From January 2003 to October 2003, Mr. Desmaris served as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., and from January 2002 until December 2002, he served as Assistant Controller and Director of Project Finance of Foster Wheeler Inc.

Rakesh K. Jindal

Mr. Jindal, who is 51 years old, was elected our Vice President of Tax on January 25, 2005.  From June 2000 until January 2005, Mr. Jindal served as Corporate Tax Director of Foster Wheeler Inc., and, from December 1996 until June 2000, he served as Assistant Director of Tax of Foster Wheeler Inc.

Gary T. Nedelka

Mr. Nedelka, who is 55 years old, has been employed by us for 29 years, serving us and our subsidiaries in various positions of increasing responsibility in commercial operations and engineering management.  Mr. Nedelka was promoted to the position of Chief Executive Officer and President of our Global Power Group, effective January 1, 2009.  Prior to his current position, Mr. Nedelka served as President and Chief Executive Officer of Foster Wheeler North America Corp., an indirect, wholly-owned subsidiary within our Global Power Group, since 2006.  From 2000 to 2006, Mr. Nedelka served as President and General Manager of our operating companies in China.

Troy Roder

Mr. Roder, who is 43 years old, has been employed by us for 20 years. Mr. Roder was promoted to the position of Chairman and Chief Executive Officer of Foster Wheeler Energy Limited, on January 1, 2010.  From March 2006 until December 2009, Mr. Roder served as President and Chief Executive Officer and was Senior Vice President from January 2004 until March 2006  of Foster Wheeler USA Corporation.  Since joining us in 1989, Mr. Roder has held various management and project execution positions of increasing responsibility in  the chemical, petrochemical, oil & gas, refining, and power industries.

Peter D. Rose

Mr. Rose, who is 63 years old, was elected our Vice President and Chief Corporate Compliance Officer on January 31, 2008.  From May 2007 to January 2008, Mr. Rose was our Vice President and Treasurer.  Mr. Rose has been employed by us for 31 years.  From March 2004 until May 2007, Mr. Rose served as Vice President, Internal Audit and Chief Corporate Compliance Officer of Foster Wheeler Inc. and Foster Wheeler International Holdings, Inc., an indirect, wholly-owned subsidiary.  From May 1987 until March 2004, he served as Assistant Treasurer of Foster Wheeler Inc. and Foster Wheeler International Holdings, Inc., and as Vice President of Foster Wheeler Capital & Finance Corporation, an indirect, wholly-owned subsidiary.

Beth B. Sexton

Ms. Sexton, who is 53 years old, was elected our Executive Vice President of Human Resources on April 7, 2008.  Prior to joining us, Ms. Sexton was Senior Vice President of Human Resources for IKON Office Solutions from March 1998 to February 2008 and Vice President of Human Resources for IKON Office Solutions from March 1996 to February 1998.  Ms. Sexton also previously held a series of positions in human resource management with increasing responsibilities at CH2M Hill from April 1987 to March 1996.

David Wardlaw

Mr. Wardlaw, who is 54 years old, was elected our Vice President, Project Risk Management Group on July 1, 2004.  Mr. Wardlaw has been employed by us for 32 years.  Mr. Wardlaw has been a director of Foster Wheeler Energy Limited since July 1996 and has served in various executive positions with that company, including as Director of Pharmaceuticals from July 2003 until July 2004, Director of Engineering from January 1998 until July 2003, and Director of Commercial Operations from July 1996 until January 1998.

Lisa Z. Wood

Ms. Wood, who is 43 years old, was elected our Vice President and Controller on June 21, 2007.  Ms. Wood has been employed by us for 12 years.  From March 2003 until June 2007, Ms. Wood served as Chief Accounting Officer of Foster Wheeler Inc., and from August 1997 until March 2003, she served in various financial positions of Foster Wheeler Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers and any persons who own more than 10% of our outstanding shares to file reports of holdings and transactions in our shares with the SEC.  Based on our records and other information, including our review of Forms 3 and 4 filed with the SEC, we believe all filings required under Section 16(a) of the Exchange Act for our directors and executive officers with respect to our shares were timely filed in fiscal 2009.

Audit Committee Report

The Audit Committee of Foster Wheeler AG (the “Company”) operates under a written charter adopted and approved by the Company’s Board of Directors on August 5, 2009.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The Audit Committee is currently comprised of five directors, all of whom are “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of The NASDAQ Stock Market LLC, which we refer to as NASDAQ.

This Audit Committee Report describes activities of the Audit Committee of Foster Wheeler Ltd. prior to the redomestication and the activities of the Audit Committee of Foster Wheeler AG since the redomestication.

Management and our Board of Directors are responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations.  The Company’s independent registered public accounting firm, PwC, is responsible for auditing the Company’s consolidated financial statements included in its Annual Report on Form 10-K and its internal control over financial reporting and expressing opinions thereon.  The Company’s independent auditor, PwC AG, is responsible for auditing the Company’s consolidated financial statements and its Swiss statutory financial statements and expressing opinions thereon.  The Audit Committee’s responsibilities include monitoring and reviewing financial reporting and related processes and procedures.

During fiscal 2009, the Audit Committee held four meetings.  With regard to fiscal 2009, the Audit Committee, among other things:

(1)                     reviewed and discussed with management, the internal auditors and PwC, the Company’s consolidated audited financial statements as well as its internal control over financial reporting as of and for the fiscal year ended December 31, 2009;

(2)                     discussed with PwC all matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended;

(3)                     obtained from PwC the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communication with the Audit Committee concerning independence, discussed with PwC its independence and satisfied itself as to PwC’s independence.  The Audit Committee also considered whether the provision of non-audit services by PwC to the Company is compatible with PwC’s independence, and concluded that PwC is independent from the Company and its management.  The Audit Committee also reviewed and approved the amount of fees paid to PwC for audit and non-audit services;

(4)                     discussed with the internal auditors and PwC the overall scope and plans of their respective audits.  The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of its financial reporting;

(5)                     recommended to the Board of Directors that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee’s role and responsibility described above and in the Audit Committee charter;

(6)                     recommended that our Board of Directors propose the election of PwC AG as the Company’s independent auditor for the fiscal year ending December 31, 2010; and

(7)                     appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and recommended that the Company’s Board of Directors propose the ratification of such appointment to our shareholders.

The Audit Committee:

Clayton C. Daley, Jr., Chairperson

Eugene D. Atkinson

Edward G. Galante

Stephanie Hanbury-Brown

Maureen B. Tart-Bezer

Audit Committee Financial Experts

Our Board of Directors has determined that Messrs. Atkinson and Daley and Mses. Hanbury-Brown and Tart-Bezer are each an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC.  Our Board of Directors has also determined that each of these directors is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of NASDAQ and that none of them has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Fees

The following table presents fees for audit services rendered by PwC and all member firms in its global network for the audit of our annual financial statements for the fiscal years ended December 31, 2009 and December 26, 2008 and fees for other services rendered by PwC and all member firms in its global network during those periods.

	Year Ended
	December 31,	December 26,
	2009	2008

Audit fees (1)	$5,920,800	$6,235,000
Audit-related fees (2)	227,300	207,000
Tax fees (3)	4,393,600	4,483,000
All other fees (4)	129,700	117,300
Total	$10,671,400	$11,042,300

(1)                     Audit fees consist of fees for the audit of our consolidated financial statements and fees for additional work, such as statutory audits and regulatory filings, including fees for audits of the Swiss consolidated and statutory accounts.  The audit fees include fees related to the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

(2)                     Represents fees for consultations on accounting matters, audits of and consultations regarding certain employee benefit plans, due diligence procedures relating to acquisitions, audit or review of certain reports filed with regulatory agencies, and post-implementation review of internal controls for new systems.

(3)                     Represents fees for tax compliance and assistance with tax planning.  Tax compliance fees were $1,819,400 and $2,114,400 in fiscal 2009 and 2008, respectively.

(4)                     Represents fees for an accounting research software license, advice in connection with evaluating financial reporting software and an assessment of our information systems organization.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing (subject to ratification by our shareholders), approving the compensation of, and overseeing the work of our independent registered public accounting firm.  In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  This policy provides for an annual budget and any subsequent changes for both audit and non-audit services to be approved by our Audit Committee in advance, and our Audit Committee is provided with quarterly reporting on actual spending.

Board of Director Meetings and Committees of Our Board of Directors

During fiscal 2009, our Board of Directors held nine meetings.  Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served.  Our Board of Directors has established standing committees to consider various matters and to make recommendations to the full Board of Directors for proposed courses of action by our Board of Directors.  We have established the following committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.  Each member of these committees is “independent” as that concept is defined in the NASDAQ listing standards.  Committee charters have been established for each of these committees and are publicly available on our website at www.fwc.com/corpgov.  The charters may also be obtained upon request by writing to the Office of the Corporate Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000.

Based on the recommendation of our Governance and Nominating Committee, our Board of Directors designates members and chairpersons of each of the committees of our Board of Directors and the Deputy Chairperson of executive sessions of our non-employee directors.

Audit Committee

The members of our Audit Committee are currently Mr. Daley, Chairperson, Mr. Atkinson, Mr. Galante, Ms. Hanbury-Brown and Ms. Tart-Bezer.  From January 31, 2008 until February 10, 2009, Mr. Fusco served on the Audit Committee.  From January 1, 2009 to October 21, 2009, Mr. Flexon served as Chairperson of the Audit Committee.  During fiscal 2009, this committee held four meetings.

Our Audit Committee assists our Board of Directors in the oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence and qualifications of our independent registered public accounting firm and (4) the performance of our internal audit function and our independent registered public accounting firm.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and proposes to the Board of Directors “a publicly supervised auditor” (as the term is defined in Art. 727b of the Swiss Code of Obligations and in the Federal Law on the admission and supervision of audit firms) for election as our Swiss independent auditor by our shareholders.  The functions of this committee include reviewing compliance with our policies; annually reviewing the status of any significant litigation; reviewing with our independent registered public accounting firm and management the results of the audit, our financial statements and our system of internal accounting control; pre-approving fees of the independent registered public accounting firm; reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing our financial statements prior to their inclusion in the filing of a report on Form 10-K or 10-Q with the SEC, including a review of the items required by Statement on Auditing Standards No. 61, as amended, as in effect at that time in the case of the quarterly reports; receiving from the independent registered public accounting firm the written disclosures and letter regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence required by the rules of the Public Company Accounting Oversight Board as in effect at that time and discussing with the independent registered public accounting firm such firm’s independence; reviewing with management and the Swiss independent auditors the annual financial statements required under Swiss law and the report of the Swiss independent auditors thereon, and the additional financial statement disclosures and commentary required by Swiss law; `and annually reviewing and assessing the Audit Committee charter.  Our Audit Committee members meet separately from the full Board of Directors with representatives of our independent registered public accounting firm at each Audit Committee meeting.

Compensation Committee

The members of our Compensation Committee are currently Mr. Demetriou, Chairperson, Ms. Hanbury-Brown, Ms. Tart-Bezer and Mr. Woods.  From January 1, 2009 until February 10, 2009, Mr. Fusco served on the Compensation Committee.  During fiscal 2009, this Committee held nine meetings.  The functions of this committee are to discharge our Board of Directors’ responsibilities relating to compensation of our directors, the CEO and other senior executives including, but not limited to, approving salary rates and, as applicable, short-term incentive compensation, the award of stock options, restricted shares or other equity rights for executive officers, as further described in “Compensation Discussion and Analysis” below.  In addition, the Compensation Committee has the authority to terminate or materially amend the Foster Wheeler Inc. Salaried Employees Pension Plan or the Foster Wheeler Inc. 401(k) Plan.

Governance and Nominating Committee

The members of our Governance and Nominating Committee are currently Mr. Atkinson, Chairperson, Mr. Demetriou, Mr. Galante and Mr. Woods.  During fiscal 2009, this committee held five meetings.  The functions of this committee include recommending to our Board of Directors the appropriate structure and function of our Board of Directors and its committees; recommending to our Board of Directors the nominees for election as directors and corporate officers; reviewing the performance of incumbent directors and corporate officers to determine whether to nominate them for re-election; overseeing the annual performance review of our Board of Directors and each of the committees; and considering other matters of corporate governance.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Our Corporate Governance Guidelines provide the Board of Directors with the flexibility to fill the chairman of the board and chief executive officer roles with either one or two individuals based on the best interests of our Company at any given point in time.  Accordingly, the Board of Directors evaluates whether the roles should be combined or separated on a case-by-case basis as described below.

When Raymond J. Milchovich was appointed Chairman of the Board of Directors and Chief Executive Officer in October 2001, the roles of chairman of the board and chief executive officer were already combined.  At that time, our Company faced many challenges, including significant operating losses, a significant amount of debt and increasing asbestos liabilities.  Mr. Milchovich brought significant experience in “turnaround” and restructuring environments and corporate governance and board leadership, most recently as the Chairman of the Board of Directors and Chief Executive Officer of Kaiser Aluminum Corporation.  In light of his experience and the challenges we faced, it was critical that he serve as both chairman of the board and chief executive officer in order to provide unified leadership for the Board of Directors and our Company through the restructuring we effected over the next several years.  Under Mr. Milchovich’s leadership, we returned to profitability and reported record net income and consolidated EBITDA in each of fiscal 2006, 2007 and 2008.

In connection with the senior leadership succession plan we announced in December 2009, effective June 1, 2010, Mr. Milchovich will relinquish his duties as our Chief Executive Officer and Robert C. Flexon, currently President and Chief Executive Officer of Foster Wheeler USA Corporation, will be elected our Chief Executive Officer.  Mr. Milchovich will become non-executive Chairman of the Board of Directors and will serve as a consultant to the Company until November 3, 2011.  The Board of Directors believes that it is appropriate to separate the role of chairman of the board of directors and chief executive officer as part of the leadership succession plan in order to provide for an effective and efficient transition and ensure that Mr. Flexon can focus on his new responsibilities as Chief Executive Officer.  Mr. Milchovich’s responsibilities will be to lead the Board of Directors as non-executive Chairman of the Board of Directors and support Mr. Flexon in the transition.

As discussed below, Eugene D. Atkinson serves as our Deputy Chairperson and Lead Director with primary responsibility to chair the Executive Sessions of the Board of Directors.  After the transition of the chief executive officer role from Mr. Milchovich to Mr. Flexon, it is anticipated that Mr. Atkinson will continue to chair the Executive Sessions as Deputy Chairperson, as the NASDAQ listing standards require that an independent director preside over the Executive Sessions and Mr. Milchovich will not be an independent director due to his status as the former chief executive officer of the Company.

The Role of the Board in the Oversight of Risk Management

The Audit Committee’s charter provides that the Audit Committee has the responsibility to discuss guidelines and policies with respect to risk assessment and risk management and discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile.  The Audit Committee and the Board of Directors focus on the most significant risks that we face and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the view of the Board of Directors as to the appropriate level of risk in light of general business conditions.  While the Board of Directors and the Audit Committee oversee the Company’s risk management, our management is responsible for day-to-day risk management processes.  Management assists the Audit Committee and the Board of Directors in the discharge of their responsibilities with respect to risk management oversight, as described below.

We faced significant challenges when Mr. Milchovich joined us in 2001.  In response, Mr. Milchovich implemented a risk management process whereby senior management, including Mr. Milchovich, took a direct and active approach to managing the risks facing our business.  In particular, management was focused on restructuring the significant amount of our debt, improving our operating performance and managing risks associated with our asbestos liabilities and certain legacy contracts.  Senior management took an active role in managing these risks and reported regularly to the Board of Directors on our progress as part of our efforts to ensure our continued viability.

For example, in response to the inadequate risk management in contract bidding and execution that was a factor in our poor performance prior to Mr. Milchovich’s arrival, Mr. Milchovich established the Project Risk Management Group, or PRMG, shortly after joining our Company.  The Vice President of PRMG reports directly to the chief executive officer and the group is responsible for:

•                  Setting risk management policy for proposal and contract operations in order to protect us from losses related to contracting operations;

•                  Establishing risk management policies and reviewing risk management procedures at our operating units; and

•                  Providing and encouraging industry best practices in operational risk management.

PRMG must approve all bids exceeding certain risk thresholds and any departures from our contracting policy.  In addition, departures from certain key contractual protections also require the approval of senior management. The chief executive officer reports to the Audit Committee and/or the Board of Directors on significant risks identified through the PRMG process as they arise.

In addition, after the departure of the chief executive officer of our Global Power Group in May 2006, Mr. Milchovich assumed that role in addition to his responsibilities as Chairman of the Board of Directors and Chief Executive Officer in order to ensure appropriate oversight of business operations and management of key risks for the Global Power Group.  Mr. Milchovich held that position until the appointment of Gary T. Nedelka as Chief Executive Officer and President of the Global Power Group, effective January 1, 2009.

Our senior management team, including our chief executive officer, chief financial officer and chief operating officer, is directly and actively involved in management of risks to our business and has also assumed primary responsibility for reporting to the Audit Committee and/or the Board of Directors on a regular basis regarding material risks and our response to managing those risks.  Reporting to the Audit Committee or the Board of Directors on material risks may be part of discussions of other topics, such as the markets and competitive environments in which we operate or our key objectives, or may be addressed as separate items on the Board agenda, as may be necessary.  In addition to regular reporting on key risks by senior management to the Board of Directors, senior management also presents a comprehensive risk assessment to the Audit Committee on an annual basis and provides the Audit Committee with an update on key risks and mitigation actions taken in response to those risks on a quarterly basis.

Director Nominations

Our Governance and Nominating Committee identifies and recommends to our Board of Directors individuals to be nominated by our Board of Directors for election as directors.  In addition, shareholders may nominate candidates for election as directors.

Independence Standards

Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors, who are directors that (1) are neither officers nor employees of us or our subsidiaries; (2) have no relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and (3) are otherwise “independent” as that concept is defined in the applicable NASDAQ listing standards.

Our Board of Directors uses the following standards to assist it in determining director independence.  A director will not be considered independent if, within the preceding three years: (1) such person was employed by us or by any of our subsidiaries, or had an immediate family member who was an executive officer of us or any of our subsidiaries; (2) such person, or an immediate family member, was a partner in or employed by our independent registered public accounting firm and worked on the audit of our consolidated financial statements or is currently a partner of our independent registered public accounting firm; (3) such person, or an immediate family member, was employed as an executive officer of another company where any of our present executive officers served on that company’s compensation committee; (4) such person is an executive officer or employee, or has an immediate family member who is an executive officer or controlling shareholder of, or a partner in, a company that made payments to, or received payments from, us in an annual amount exceeding the greater of (a) 5% of the recipient’s consolidated gross revenues for that year or (b) $200,000 other than payments arising solely from investments in our securities or payments under non-discretionary charitable contributions matching programs; or (5) such person, or an immediate family member, received compensation in excess of $120,000 during any period of twelve consecutive months from us, other than director and committee fees, pension or other forms of deferred compensation or compensation to an immediate family member who is a non-executive officer or employee of ours.

Our Board of Directors also annually reviews the relationships between directors and charitable organizations and determines whether any such relationships would create a conflict of interest that would interfere with a director’s independence, even though such relationships are not restricted by the foregoing standards.  In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director’s independence: the director, or an immediate family member, serves as an executive officer of a charitable organization and our discretionary charitable contributions to the organization during any of the past three fiscal years do not exceed the greater of (1) 5% of the charity’s revenues or (2) $200,000.

Based on these standards, our Board of Directors has determined that the following directors and nominees for director are independent: Messrs. Atkinson, Demetriou, Daley, Galante and Woods and Ms. Hanbury-Brown and Ms. Tart-Bezer.

Other Criteria; Nomination Method

With respect to identifying and evaluating director candidates, we believe that our Board of Directors should be comprised of persons with the most beneficial mix of qualifications in areas that are important and relevant to our businesses.  Each director should have in-depth experience in at least one area of importance to us, as described below. We also evaluate the skills and experience of a candidate for director in the context of evaluating the skills and experience of the incumbent board members, individually and as a group, with the objective of enhancing the skills, experience and effectiveness of our Board of Directors as a whole.

Our Governance and Nominating Committee has established a list of qualifications that the Committee will consider when evaluating director nominees.  The qualifications consist principally of personal characteristics, such as intelligence, integrity and an ability to work collaboratively, and qualifications based on experience and knowledge.  The experience and knowledge characteristics are:

•                  A general understanding of energy related businesses, and specifically experience and/or an understanding of the oil, gas, and chemical sectors

•                  A general understanding of professional service businesses and specifically the engineering, procurement, and construction industry

•                  Regional expertise in areas of the world which are important to us

•                  Financial services and/or all aspects of corporate finance experience

•                  Specific legal experience and knowledge with a publicly traded company engaging in global business

•                  Global government/public policy, communications and public affairs experience

In addition, the Governance and Nominating Committee considers the following experiences highly desirable and additive to the characteristics described above:

•                  Currently active or former Chairman or Chief Executive Officer or other relevant senior leadership experience

•                  Currently active or former Chief Financial Officer or other relevant corporate financial management experience

•                  Experience in energy related businesses

•                  Currently active or retired from serving on other publicly traded corporate boards

•                  Experience and understanding of corporate governance best practices

We do not maintain a formal diversity policy with regard to director nominations or a definition of diversity, however, as provided in our Corporate Governance Guidelines, the Board of Directors “evaluates each director candidate in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience, skills and perspectives in these various areas.”  Consistent with the Corporate Governance Guidelines, when considering director nominations, the Board of Directors considers (i) the diversity of the experiences, skills and backgrounds of the members of the Board of Directors in the aggregate, and (ii) how the nominee will contribute to the aggregate experiences and skills of the Board of Directors.  In addition, the Board of Directors is cognizant of ensuring that a diversity of perspectives is represented on the Board of Directors when considering director nominations.

As a result of a referral from our Chairman and Chief Executive Officer, the Governance and Nominating Committee recommended, and the Board of Directors proposed, the election of Mr. Daley at the extraordinary general meeting of shareholders held on November 4, 2009.

Shareholders entitled to vote for the election of directors at an annual general meeting may nominate individuals for election to our Board of Directors.  A shareholder’s notice to nominate an individual for election as a director must be received by the Corporate Secretary at our principal executive offices not less than 45 calendar days in advance of the anniversary of the date that we commenced the mailing of our proxy statement for the previous year’s annual general meeting.  The shareholder’s notice must provide information about the nominee and other information required by our Articles of Association, which are filed as an exhibit to our Annual Report on Form 10-K.  Alternatively, a copy of our Articles of Association can be obtained by writing to the Office of the Corporate Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000.  Our Governance and Nominating Committee will evaluate any director candidate nominated by shareholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to recommend the candidate in the proxy statement.

Executive Sessions of the Non-Employee Directors

The non-employee members of our Board of Directors meet in Executive Session after each meeting of our Board of Directors.  The Executive Sessions, in which only non-employee directors participate, are chaired by the Deputy Chairperson of our Board of Directors, who serves as the Executive Session Presiding Director and our Lead Director.  Mr. Woods served as Deputy Chairperson of our Board of Directors until February 2009.  In February 2009, Mr. Atkinson was appointed Deputy Chairperson of our Board of Directors by the non-employee directors of our Board of Directors.

Attendance of Board Members at the Annual General Meeting of Shareholders

We have not adopted a policy regarding attendance of Board of Director members at the annual general meeting of shareholders.  All eight of the then current members of our Board of Directors were in attendance at the annual general meeting held on May 6, 2009.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and other senior finance organization employees.  Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed to our shareholders.  If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics to the Chief Executive Officer, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NASDAQ listing standards.  In fiscal 2009, our Board of Directors did not grant any waiver of our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics is publicly available on our website at www.fwc.com/corpgov.  A copy of our Code of Business Conduct and Ethics may also be obtained upon request, without charge, by writing to the Office of the Corporate Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000.

Communicating with Directors

Shareholders and interested parties may communicate directly with Mr. Atkinson, the Deputy Chairperson of our Board of Directors, or the non-employee directors as a group by mailing such communications to Deputy Chairperson, c/o Office of the Corporate Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000.  Stakeholders may also contact our Board of Directors via the Internet at www.fw-stakeholder.com.  Such communications may be confidential and/or anonymous.

Director Compensation for Fiscal 2009

General.  Our directors play a critical role in guiding our strategic direction and overseeing management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for qualified public company directors.  The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload.

The Board establishes non-employee director compensation.  The Compensation Committee, with the assistance of its compensation consultant, periodically reviews the amount and composition of non-employee director compensation and makes recommendations to the Board as needed with respect to changes in compensation form or amount.  Employees who serve as directors do not receive additional compensation for their services as directors.    We do not provide any perquisites to our non-employee directors.

Review of Compensation for Fiscal 2009.  In April 2009, Hewitt Associates, then the Compensation Committee’s compensation consultant, prepared a study of director compensation practices at the Compensation Committee’s request.  The study included director compensation amounts for 2008 at the average, median and 25th and 75th percentile levels for the 28 companies included in the customized peer group described below under “Compensation Discussion and Analysis — Role of Compensation Consultant and Compensation Data”  and the public companies in Hewitt’s database with revenues between $5 billion and $10 billion.  Total compensation for non-employee directors under our director compensation program was below the median and average for both the customized peer group and general director compensation data, primarily due to (i) the fact that we do not pay meeting fees to our non-employee directors and (ii) lower committee fees under our program.  In light of this fact, the Compensation Committee recommended, and the Board of Directors approved, the payment of meeting fees described below, with all other elements of our non-employee director compensation program remaining the same as in 2008.   Accordingly, non-employee director compensation for fiscal 2009 was as follows:

•                  total compensation for service on the board was $160,000, with the form split between cash and equity, resulting in an annual retainer paid in cash of $80,000 and annual equity awards with an economic value of $80,000, 50% in the form of stock options and 50% in the form of restricted share units, or RSUs, typically granted in November of each year;

•                  effective May 6, 2009, a cash meeting fee of $2,500 for each meeting of the Board of Directors in Switzerland attended in person by a director;

•                  additional committee chairperson fees of $15,000 in cash for the Audit Committee and $10,000 in cash for each of the Compensation Committee and Governance and Nominating Committee; and

•                  an additional fee of $20,000 in cash for the Deputy Chairman.

The compensation for non-employee directors was prorated based on the number of months in which they served in fiscal 2009 on the board or a committee.

Equity Grants for Fiscal 2009.  In November 2009, the non-employee directors were granted equity awards with an economic value of $80,000, 50% in the form of stock options and 50% in the form of RSUs, as compensation for their services to be provided in fiscal 2010.  In November 2009, Mr. Daley received an additional equity award with an economic value of $12,712, 50% in the form of stock options and 50% in the form of RSUs, as compensation for his services to be provided from the date of his election on November 4, 2009 until December 31, 2009.  See “Compensation Discussion and Analysis” below for a description of the economic value of an equity award and how it differed from the grant date fair value of an equity award as determined in accordance with accounting principles generally accepted in the United States.

Fiscal 2009 Compensation.  The table below sets forth the non-employee director compensation for the year ended December 31, 2009.

	Fees
	Earned or
	Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($) (1)	($) (2)	($) (2)	($)
Eugene D. Atkinson (3)	$114,815	$39,982	$46,408	$201,205
Clayton C. Daley, Jr. (4)	$15,096	$46,566	$55,498	$117,160
Steven J. Demetriou (3)	$95,000	$39,982	$46,408	$181,390
Robert C. Flexon (5)	$89,500	$—	$—	$89,500
Jack A. Fusco (6)	$9,111	$—	$—	$9,111
Edward G. Galante (3)	$87,500	$39,982	$46,408	$173,890
Stephanie Hanbury-Brown (3)	$87,500	$39,982	$46,408	$173,890
Maureen B. Tart-Bezer (3)	$87,500	$39,982	$46,408	$173,890
James D. Woods (3)	$90,185	$39,982	$46,408	$176,575

(1)                    Represents all fees earned and paid during the year ended December 31, 2009.

(2)                    Represents the grant date fair values of restricted share unit awards for the Stock Awards column and stock option awards for the Option Awards column for awards granted in fiscal 2009.  Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States.  The grant date fair value shown for restricted share units is based on the closing price of our shares on the date of grant, and the grant date fair value shown for stock option awards is determined using the Black-Scholes option-pricing model on the date of grant.  For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”  These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(3)                    On November 12, 2009, each of Messrs. Atkinson, Demetriou, Galante and Woods and Mses. Hanbury-Brown and Tart-Bezer were awarded 1,251 restricted share units and 2,949 stock options under the LTI Plan, which had grant date fair values of $39,982 and $46,408, respectively.  Such awards have been valued in accordance with accounting principles generally accepted in the United States.  The awards vest on December 31, 2010; however, the awards vest proportionately over the vesting period if the directors are terminated other than for cause.  The stock options have an exercise price equal to the closing price of our stock on the grant date.  As of December 31, 2009, each of Messrs. Atkinson, Demetriou, Galante and Woods and Mses. Hanbury-Brown and Tart-Bezer had an aggregate of 1,251 restricted share unit awards outstanding.  As of December 31, 2009, Messrs. Atkinson, Demetriou, Galante and Woods and Mses. Hanbury-Brown and Tart-Bezer had an aggregate of 14,778, 9,750, 9,750, 16,770, 16,470 and 9,065 stock option awards outstanding, respectively.

(4)                    Mr. Daley was elected to the Board of Directors on November 4, 2009.  On November 12, 2009, Mr. Daley was awarded 206 restricted share units and 617 stock options under the LTI Plan, which had grant date fair values of $6,584 and $9,090, respectively, in recognition of his service as a director from the date of his election on November 4, 2009 until December 31, 2009.  Such awards have been valued in accordance with accounting principles generally accepted in the United States.  The awards vested on December 31, 2009.  The stock options have an exercise price equal to the closing price of our stock on the grant date.  On November 12, 2009, Mr. Daley was awarded 1,251 restricted share units and 2,949 stock options under the LTI Plan, which had grant date fair values of $39,982 and $46,408, respectively, in recognition of his service as a director in fiscal 2010.  Such awards have been valued in accordance with accounting principles generally accepted in the United States.  The awards vest on December 31, 2010; however, the awards vest proportionately over the vesting period if Mr. Daley is terminated other than for cause.  The stock options have an exercise price equal to the closing price of our stock on the grant date.  As of December 31, 2009, Mr. Daley had an aggregate of 1,251 restricted share unit awards outstanding and 3,566 stock option awards outstanding.  In addition, during fiscal 2009 but prior to his election to our Board of Directors, Mr. Daley provided consulting services to us for aggregate fees of $100,000.

(5)                    Mr. Flexon resigned from the Board of Directors and was named President and Chief Executive Officer of Foster Wheeler USA Corporation on November 16, 2009.  Compensation received by Mr. Flexon as an executive officer for the period from November 16, 2009 until December 31, 2009 is reflected in the “Summary Compensation Table” below.

(6)                    Mr. Fusco resigned from the Board of Directors on February 10, 2009.

The Compensation Committee anticipates reviewing fiscal 2010 non-employee director compensation in mid-2010.

Indemnification of Directors and Executive Officers

Effective October 15, 2009, we renewed insurance policies for a term of one year in respect of indemnification of directors and executive officers.  The scope of these policies is similar to coverage under the prior policies held by us.

In addition, we have entered into Indemnification Agreements with our directors and officers in order to provide them with specific contractual assurance that they will be indemnified to the fullest extent permitted by law.  Our form of Indemnification Agreement was filed with the SEC as Exhibit 10.10 to our Current Report on Form 8-K filed on February 9, 2009.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are currently Mr. Demetriou, Chairperson, Ms. Hanbury-Brown, Ms. Tart-Bezer and Mr. Woods.  From January 31, 2008 until February 10, 2009, Mr. Fusco served on the Compensation Committee.  None of the members of our Compensation Committee during fiscal 2009 are former or current officers or employees of us or any of our subsidiaries.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation philosophy applied by us with respect to our named executive officers, which we refer to as NEOs, for fiscal 2009, and the compensation decisions made by the Compensation Committee and the Board.  For fiscal 2009, we had the following five named executive officers:

•                  Raymond J. Milchovich, Chairman and Chief Executive Officer;

•                  Franco Baseotto, Executive Vice President, Chief Financial Officer and Treasurer; and

•                  Our three other most highly compensated executive officers:

•                  Umberto della Sala, President and Chief Operating Officer,

•                  Robert C. Flexon, President and Chief Executive Officer of Foster Wheeler USA Corporation, and

•                  Peter J. Ganz, former Executive Vice President, General Counsel and Secretary.

Executive Summary

The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis.

•                  The objective of our compensation program is to align the interests of our executives with those of our shareholders, to pay for performance and to recruit, retain and motivate talented executives.

•                  All compensation decisions regarding our chief executive officer are made by the Board after the Board first considers the recommendation of the Compensation Committee.  All compensation decisions for our other named executive officers are made by the Compensation Committee.

•                  The Compensation Committee engages compensation consultants as it deems necessary to provide analysis on general compensation survey data and market trends and to assist the Compensation Committee in the development of a peer group for compensation purposes.  Management also engages compensation consultants as necessary to provide competitive compensation data and advice on compensation structure so that it can provide compensation recommendations to the Compensation Committee for the named executive officers. From January 1, 2009 until September 2009, Hewitt was directly engaged as the Compensation Committee’s compensation consultant.  In September 2009, after a competitive evaluation process in which several firms were considered, the Compensation Committee directly engaged Mercer as its compensation consultant.

•                  We provide our executive officers with the following types of compensation: base salary, cash-based short-term incentives, equity-based long-term incentives and post-employment benefits.  We provide limited perquisites to our executive officers.

•                  The Compensation Committee targets annual base salary, short-term incentive target award opportunity and long-term incentive compensation for our named executive officers in the range of the 50th to 75th percentile of the applicable peer group data, as provided by its compensation consultant.  The Compensation Committee also considers other factors, including the individual performance of the executive, contractual obligations to the executive pursuant to the executive’s employment agreement and compensation data in the 50th to 75th percentile according to general compensation survey data.

•                  We encourage a pay for performance environment by linking cash-based short-term incentive compensation to the achievement of measurable business performance goals.  Our performance goals are established at the beginning of each year by the Compensation Committee.  For fiscal 2009, the performance goals for our NEOs were based upon consolidated adjusted net earnings (which accounted for 70% of the total award amount) and our progress with respect to certain key objectives (which accounted for 30% of the total award amount).  To the extent our achievement of these goals exceeded 100% in the aggregate, the Compensation Committee could consider our earnings per share growth rate for fiscal 2009 relative to a peer group in determining the percentage to be applied to the target award opportunities for our NEOs.  Based on these factors and our performance, the Compensation Committee approved a percentage of 100%, 120%, 100%, 120% and 70% to be applied to the target award opportunities for Messrs. Milchovich, Baseotto, della Sala, Flexon and Ganz, respectively, for fiscal 2009.

•                  We use equity-based long-term compensation to directly align the interests of our executives with those of our shareholders and to help motivate and retain our executives.  During fiscal 2009, we issued equity awards in the form of stock options and restricted share units, with the value of the awards equally split between the two types of awards.  Consistent with our philosophy that long-term compensation should be designed to help motivate and retain our executives, such awards generally vest, at a minimum, in one-third increments over three years.

•                  Each of our named executive officers has an employment agreement and is entitled to severance and change in control benefits.  Since January 1, 2009, we have entered into employment agreements or amendments to employment agreements with each of our NEOs, as described below in “— Employment Agreements with the NEOs.”

•                  We provide limited retirement benefits beyond a company match to our 401(k) plan.  We do not provide any non-qualified deferred compensation arrangements to our executive officers.

Compensation Philosophy

We design our executive pay programs in a manner that is intended to align the interests of our executives with those of our shareholders.

We compensate our senior management through a mix of base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation, with an emphasis on performance compensation.  We believe that long-term incentive compensation is best used to highly motivate, retain and reward a relatively small group of executives with the greatest ability to positively impact our business and, therefore, shareholder value.

We design our compensation programs to be simple and easily understood and measured, with a limited number of perquisites.

We believe it is important to enter into employment arrangements that will help attract and retain high quality executives and protect our interests in the event of a separation of employment.  Accordingly, we have implemented employment agreements, severance and change in control and non-compete and non-solicit arrangements with key executives.

Compensation Committee Process

The Board determines compensation for our chief executive officer based upon recommendations from the Compensation Committee.  The Compensation Committee approves the compensation of the other named executive officers.  In making its decisions, the Compensation Committee considers the recommendations of our chief executive officer, the advice of its compensation consultant and relevant general survey and peer group data, each as described below.  In setting the compensation for each officer, the Compensation Committee reviews the nature and scope of each officer’s responsibilities as well as their effectiveness in supporting our short- and long-term goals.

Role of Executive Officers in the Compensation Process

The chief executive officer provides the Compensation Committee with his evaluations of the senior executives, including the other named executive officers.  He makes compensation recommendations for the other named executive officers with respect to base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation.  His recommendations are the basis of discussion with the Compensation Committee; however, the Compensation Committee has final decision-making authority.

Meetings of the Compensation Committee are regularly attended by the chief executive officer, the corporate secretary and the executive vice president of human resources.  The chief financial officer attends the meetings of the Compensation Committee as necessary.

Role of Compensation Consultants and Compensation Data

Hewitt

To assist us in establishing compensation for executive officers and designing our equity award structure, the Compensation Committee directly engaged Hewitt in February 2008 and prior to that time, Hewitt worked with the Compensation Committee.  Hewitt attended all meetings of the Compensation Committee at which compensation decisions related to the NEOs were made from January 1, 2009 until September 2009.

Hewitt maintains a proprietary executive compensation database that contains information on the various elements of compensation for over 300 public companies across a broad range of industries.   In fiscal 2008, Hewitt provided compensation survey data for a group of our employees that included our most senior management.  The survey, which we refer to as the Hewitt general compensation survey, included the approximately 300 companies in Hewitt’s database.  For this survey, Hewitt was asked to provide information on base salary, short-term incentive awards and long-term incentive awards for each position or level.  Hewitt generally provided data at various levels for each position or level.  In November 2008, Hewitt advised the Compensation Committee in the development of a customized peer group consisting of 28 companies whose compensation data has been used, together with general compensation survey data described above, to assist the Compensation Committee in making compensation decisions.    The Hewitt general compensation survey and peer group data was used in February 2009 by the Compensation Committee to make decisions regarding 2009 base salaries, 2009 short-term incentive target award opportunities and 2008 short-term incentive awards.

The companies included in the Hewitt peer group are:

AECOM Technology Corporation	ITT Corporation
Air Products and Chemicals Inc.	Jacobs Engineering Group Inc.
Cameron International Corp.	Joy Global Inc.
Chicago Bridge & Iron Co.	KBR Inc.

Cummins Inc.	Kennametal Inc.
Dover Corporation	Masco Corp.
Eaton Corporation	McDermott International, Inc.
EMCOR Group, Inc.	PACCAR Inc.
Flowserve Corporation	The Shaw Group Inc.
Fluor Corporation	Terex Corporation
FMC Technologies, Inc.	Textron, Inc.
Granite Construction Incorporated	URS Corporation
Illinois Tool Works, Inc.	USG Corporation
Ingersoll-Rand Company Limited	Vulcan Materials Company

The selection of companies for inclusion in the peer group was based on a variety of factors, including:

•                  whether the company competes with us for executive talent, customers or investors;

•                  the company’s revenues relative to ours;

•                  the company’s scope of operations and reach on a global basis; and

•                  the company’s organizational structure.

Mercer

In September 2009, after a competitive evaluation process in which several firms were considered, the Compensation Committee directly engaged Mercer as its compensation consultant.  Mercer attended all meetings of the Compensation Committee at which decisions related to the NEOs were made from the date of its engagement in September 2009 until December 31, 2009.

In November 2009, in order to assist us in making compensation decisions regarding the NEOs, Mercer provided the Compensation Committee with compensation survey data or advised the Compensation Committee with respect to the development of compensation data as applicable, for our NEOs and other senior managers related to the following elements of compensation:

•                  base salary;

•                  short-term incentive targets;

•                  long-term incentive;

•                  total cash compensation, defined as base salary plus short-term incentive at target; and

•                  total direct compensation, defined as  total cash compensation plus long-term incentive.

Mercer provided this data at the 25th, 50th and 75th percentile based on the following sources:

•                  Published compensation surveys, using both industry-specific and general industry data:

•                  Published compensation surveys reporting base salary and incentive data for companies in the engineering and construction, manufacturing and energy industries with annual revenues approximating our revenues.  Mercer compiled this data from its own proprietary data base and that of other survey providers, and we refer to this data collectively as the Mercer industry compensation survey; and

•                  Published compensation surveys reporting base salary and annual incentive data for general industry companies with annual revenues approximating our revenue, which Mercer compiled from its own proprietary database and that of other survey providers. We refer to this as the Mercer general compensation survey;

•                  For long-term incentive data, Mercer provided information as a percent of base salary from Mercer’s proprietary database for public companies in general industry with revenues greater than $5 billion;

•                  Compensation data for the following proxy peer group of 12 engineering and construction companies, as disclosed in their respective proxy statements.  These companies comprise our peer group for compensation purposes and we refer to this as the Mercer peer group.

AECOM Technology Corporation	KBR Inc.
Chicago Bridge & Iron Co.	McDermott International, Inc.
EMCOR Group, Inc.	Quanta Services Corporation
Fluor Corporation	The Shaw Group Inc.
Granite Construction Incorporated	Tutor Perini Corporation
Jacobs Engineering Group Inc.	URS Corporation

The approved peer group was recommended by Mercer and was developed to reflect potential competitors for talent, capital and customers. Mercer identified engineering and construction companies with revenues that approximated one-half to two times our revenues for comparability. Of the group, 10 of the peers fall within that range. One peer was added below that range (Granite Construction, with $2.7 billion in revenue in fiscal 2008) and one peer was added with revenue above that range (KBR, which is an important competitor of ours, with $12.0 billion in revenue in fiscal 2008). The resulting group had a median 2008 revenue of $6.7 billion. The Committee used the peer group data as an additional reference for pay levels for the named executive officers, and also references that group in considering pay practices.

Use of Compensation Survey and Peer Group Data

The Compensation Committee targets annual base salary, short-term incentive target award opportunity and long-term incentive compensation for our named executive officers in the range of the 50th to 75th percentile of the peer group data, as provided by its compensation consultant, for NEOs who are established and performing well in their current positions.  The Compensation Committee also considers compensation data in the 25th percentile for NEOs who are either newly hired or promoted into their positions.  The Compensation Committee also considers other factors, including the individual performance of the executive, contractual obligations to the executive pursuant to the executive’s employment agreement and compensation data in the 50th to 75th percentile according to the general compensation survey data.

Other Duties of the Compensation Consultant

In addition to assisting with compensation data, Mercer reviewed our equity award structure in fiscal 2009 and made recommendations with respect to the use of the economic value (that is, the currency-denominated value) of equity awards in determining appropriate award levels and the type and allocation of awards between stock options and restricted share units.  Mercer also provided a methodology for converting the economic value of equity awards into an award of an absolute number of stock options and restricted share units.  Mercer provided its analysis to management and the Compensation Committee, and met with the Compensation Committee to explain its recommendations and answer any questions.  Mercer provided data to the Compensation Committee regarding the form and size of the November 2009 equity awards relative to the Mercer peer group.

When we enter into a new or amended employment agreement with a named executive officer, Mercer generally advises the Compensation Committee with regard to the market competitiveness of the terms and conditions of the agreement.  Mercer provided this advice with respect to the new employment agreements and amendments to the employment agreements we entered into with the NEOs from November 2009 through the first quarter of fiscal 2010.

Fees Incurred for Compensation Consultants

The aggregate fees incurred in fiscal 2009 for services provided by Hewitt and Mercer, the Compensation Committee’s compensation consultants during fiscal 2009, and their respective affiliates with regard to determining or recommending the amount or form of executive and director compensation were approximately $271,000 and $442,000, respectively.  The aggregate fees incurred in fiscal 2009 for non-executive compensation consulting services provided by Hewitt and its affiliates were approximately $535,000.  The aggregate fees incurred in fiscal 2009 for non-executive compensation consulting services provided by Mercer and its affiliates were approximately $3.4 million for insurance services provided by Mercer’s affiliate, Marsh, and approximately $3.5 million for other consulting services.

The decision to engage Hewitt and Mercer to provide the non-executive compensation consulting services was made by management and was not approved by the Board of Directors.

Elements of Executive Compensation

We use the following compensation elements in our executive compensation program:

•                  Base salary;

•                  Cash-based short-term incentive opportunities under the Foster Wheeler Annual Executive Short-Term Incentive Plan, which we refer to as the STI Plan;

•                  Long-term equity incentive awards under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan; and

•                  Post-employment compensation, such as severance and change in control arrangements.

The compensation program includes only minimal perquisites and limited retirement benefits.  We do not provide deferred compensation arrangements or supplemental retirement benefits as part of our compensation program.  The Compensation Committee considers the fact that we offer only limited retirement benefits when making compensation decisions. Each of the elements of our executive compensation program is described in more detail below.

Employment Agreements with the NEOs

We have entered into written employment agreements with each of our named executive officers.  A number of the elements of compensation, such as initial base salary and initial target short-term award opportunity, are specified in the agreements.  For a description of these agreements, see the section entitled, “Employment Agreements,” that appears following the compensation discussion and analysis.

Since January 1, 2009, we have entered into the following new or amended employment arrangements or consulting agreements with our named executive officers:

•                  Effective February 9, 2009 and in connection with the redomestication, the employment agreements between each of Messrs. Milchovich, Baseotto, della Sala and Ganz and Foster Wheeler-Bermuda were assigned to Foster Wheeler Inc., one of our subsidiaries.  The terms and conditions were unaffected by the assignment.

•                  In November 2009, we entered into an employment agreement with Robert C. Flexon in connection with his appointment as the President and Chief Executive Officer of Foster Wheeler USA Corporation, our wholly-owned indirect subsidiary.

•                  Effective as of the close of business on December 31, 2009, Peter J. Ganz, then our Executive Vice President, General Counsel and Secretary, resigned as a result of his decision not to relocate to our new operating headquarters in Geneva, Switzerland.  We entered into a separation agreement with Mr. Ganz in connection with his resignation, which constituted a resignation for good reason under his employment agreement.

•                  In January 2010, in connection with the relocation of our operating headquarters to Geneva, Switzerland, we entered into an amended employment agreement with Franco Baseotto, our Executive Vice President, Chief Financial Officer and Treasurer, setting forth the terms and conditions applicable to Mr. Baseotto’s performance of duties in Switzerland.

•                  In February 2010, we entered into amended employment arrangements with Umberto della Sala, our President and Chief Operating Officer, providing for (i) an extension of those arrangements from December 31, 2011 to December 31, 2013 and (ii) the long-term incentive award described under “Long-Term Incentive Compensation-Equity Awards Granted in Fiscal 2009.”

•                  In March 2010, we entered into a consulting agreement with Raymond J. Milchovich, our Chairman and Chief Executive Officer, pursuant to which we secured Mr. Milchovich’s services as a consultant from June 1, 2010 until November 3, 2011 in exchange for his agreement to waive his right to resign for good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva, Switzerland.  Effective June 1, 2010, Mr. Milchovich will also become non-executive Chairman of the Board of Directors.

Base Salaries

The base salaries we provide to executive officers are designed to provide a competitive level of secure cash compensation.  Salaries are reviewed in January or February of each year.  In addition, we review base salaries during the course of the year if an executive assumes additional job responsibilities.  In reviewing base salaries, the Compensation Committee considers individual performance, the level of experience and the responsibility of the executive and the compensation survey data described above.

Annual base salaries for fiscal 2009 for Messrs. Milchovich and della Sala were provided for in their respective employment agreements.  In determining Mr. Milchovich’s annual base salary for fiscal 2009 that was provided for in the agreement, the Board considered our outstanding performance over the last several years, Mr. Milchovich’s significant contributions to that performance and annual base salaries for chief executive officers in the 50th to 75th percentile as reflected in the Hewitt peer group data.  In determining the annual base salaries for Messrs. Baseotto and Ganz, in February 2009 the Compensation Committee considered the executive’s salary as compared to the 50th and 75th percentiles for both the Hewitt general compensation survey data and the Hewitt peer group data, Messrs. Baseotto’s and Ganz’s contributions to our performance and their experience in their positions.  In determining the annual base salary for Mr. Flexon upon his appointment as President and Chief Executive Officer of Foster USA Corporation in November 2009, the Compensation Committee considered Mr. Flexon’s annual base salary as Executive Vice President and Chief Financial Officer at his then current employer, NRG Energy, Inc., the fact that Mr. Flexon was a potential successor for Mr. Milchovich as Chief Executive Officer of Foster Wheeler AG and compensation survey data at the 25th, 50th and 75th percentiles provided by Mercer for presidents or chief executive officers of similarly sized subsidiary operations.  In determining annual base salaries for Messrs. Baseotto, Ganz and Flexon, the Compensation Committee did not assign any specific weight or value to any one consideration over the others.

The Compensation Committee or in the case of Mr. Milchovich, the Board, approved base salaries as follows:

	Annual Base Salary as of December 26, 2008	Annual Base Salary as of December 31, 2009
Raymond J. Milchovich (1)	$1,031,940	$1,250,000
Franco Baseotto	$450,000	$550,000
Umberto della Sala (2)	€541,000	€586,000
Robert C. Flexon (3)	n/a	$700,000
Peter J. Ganz	$464,100	$482,664

(1)                    As described under “Employment Agreement for Raymond J. Milchovich,” Foster Wheeler Ltd. entered into an amended and restated employment agreement with Mr. Milchovich, effective November 4, 2008.  This agreement provided for an increase in Mr. Milchovich’s annual base salary to $1,250,000, effective January 1, 2009 and thereafter to be reviewed by us on each anniversary of the effective date or another appropriate date as may be agreed by us and Mr. Milchovich during the term of his employment.

(2)                    As described under “Employment Agreements for Umberto della Sala,” two of our subsidiaries, Foster Wheeler Global E&C S.r.L., or FWGE&C, and Foster Wheeler Inc. are parties to employment arrangements with Mr. della Sala that provide that his annual base salary with FWGE&C is €195,000 and his annual base salary with Foster Wheeler Inc. is €391,000, effective as of January 1, 2009.

(3)                    Mr. Flexon was appointed President and Chief Executive Officer of Foster Wheeler USA Corporation on November 16, 2009.  As described under “Employment Agreement for Robert C. Flexon,” Foster Wheeler USA Corporation entered into an employment agreement with Mr. Flexon, effective November 16, 2009.  This agreement provides for an annual base salary of $700,000, thereafter to be reviewed by us on each anniversary of the effective date or another appropriate date during the term of his employment when the salaries of other executives at Mr. Flexon’s level are normally reviewed.  Effective June 1, 2010, Mr. Flexon will be elected Chief Executive Officer of Foster Wheeler AG.

n/a                  not applicable.

Short-Term Incentive Compensation

General.  The named executive officers are eligible for short-term incentive compensation awards under the STI plan.  Other employees are also eligible for awards under the STI plan or similar plans.

At the beginning of each year, the Compensation Committee establishes performance targets for the STI plan.  The individual target award opportunity (expressed as a percentage of salary) for each named executive officer is set in an employment agreement or by the Compensation Committee when it reviews and makes compensation decisions.  After the end of the year, the Compensation Committee evaluates performance as compared to the targets and, after considering the recommendations of the chief executive officer, determines the STI awards for each of the named executive officers.  Individual awards may be adjusted up (but not to exceed a maximum amount of two times the individual target award opportunity) or down in the discretion of the Compensation Committee.

Fiscal 2009 STI Plan Awards.  Target award opportunities for fiscal 2009 for Messrs. Milchovich, Baseotto and della Sala were set forth in their respective employment agreements.  In determining the target award opportunities for Messrs. Baseotto and Ganz, the Compensation Committee considered the executive’s salary as compared to the 50th and 75th percentiles for both the Hewitt general compensation survey data and the Hewitt peer group data, Messrs. Baseotto’s and Ganz’s contributions to our performance and their experience in their positions.  Based on this review, in February 2009, the Compensation Committee increased Mr. Ganz’s target award opportunity from 70% to 75%.  In determining the target award opportunity for Mr. Flexon upon his appointment as President and Chief Executive Officer of Foster USA Corporation in November 2009, the Compensation Committee considered Mr. Flexon’s annual base salary as Executive Vice President and Chief Financial Officer at his then current employer, NRG Energy, Inc., the fact that Mr. Flexon was a potential successor for Mr. Milchovich as Chief Executive Officer and compensation survey data at the 25th, 50th and 75th percentiles provided by Mercer for presidents or chief executive officers of similarly sized subsidiary operations.  In determining target award opportunities, the Compensation Committee did not assign any specific weight or value to any one consideration over the others.

For fiscal 2009, target award opportunities for each named executive officer were set by the Compensation Committee or in the case of Mr. Milchovich, by the Board, as follows:

	Target Award Opportunity as a Percentage of Base Salary	Target Award Opportunity
Raymond J. Milchovich (1)	130%	$1,625,000
Franco Baseotto	75%	$412,500
Umberto della Sala (2)	80%	€469,200
Robert C. Flexon (3)	80%	$560,000
Peter J. Ganz (4)	75%	$361,998

(1)                    As described under “Employment Agreement for Raymond J. Milchovich,” Mr. Milchovich’s employment agreement with Foster Wheeler Inc provides for an annual short-term incentive compensation target for fiscal 2009 of 130% of his base salary up to a maximum of 260% of his base salary based upon targeted business objectives as established by our Compensation Committee.

(2)                    As described under “Employment Agreements for Umberto della Sala,” Mr. della Sala’s employment agreement with Foster Wheeler Inc. provides for an annual short-term incentive compensation target of 120% of his Foster Wheeler Inc. base salary up to a maximum of 240% of his Foster Wheeler Inc. base salary based upon targeted business objectives as established by our Board of Directors or Compensation Committee.  Under the terms of his employment with FWGE&C, Mr. della Sala is not entitled to short-term incentive compensation with respect to the annual base salary paid to him by FWGE&C (€195,000 in fiscal 2009) and accordingly, Mr. della Sala’s target award opportunity represents 80% of the total of his Foster Wheeler Inc. and FWGE&C base salaries.

(3)                    Mr. Flexon was appointed President and Chief Executive Officer of Foster Wheeler USA Corporation on November 16, 2009.  As described under “Employment Agreement for Robert C. Flexon,” Foster Wheeler USA Corporation entered into an employment agreement with Mr. Flexon, effective November 16, 2009.  This agreement provides for an annual short-term incentive compensation target of 80% of his base salary up to a maximum of 160% of his base salary based upon targeted business objectives as established by our Compensation Committee.  Effective June 1, 2010, Mr. Flexon will be elected Chief Executive Officer of Foster Wheeler AG.

(4)                 Effective December 31, 2009, Mr. Ganz resigned as a result of his decision not to relocate to our new operating headquarters in Geneva, Switzerland.

For fiscal 2009, the performance targets for our named executive officers under the STI plan included consolidated net earnings, as adjusted for certain operating and non-operating items and exclusions (70% of award) and progress toward certain key initiatives related to the redomestication, our asbestos program, our pension plans, our merger and acquisition activities and compliance (30% of award).  To the extent our achievement of these goals exceeded 100% in the aggregate, the Compensation Committee could consider our earnings per share growth rate for fiscal 2009 compared to fiscal 2008 relative to the peer group depicted in the performance chart in Item 5 of our Annual Report on Form 10-K for fiscal 2009 in determining the percentage to be applied to the target award opportunities for our NEOs.

The consolidated adjusted net earnings performance goal for STI measurement purposes for fiscal 2009 was set at $284.7 million for the target award, or 51% of consolidated adjusted net earnings for STI measurement purposes for fiscal 2008.  To achieve the maximum award of 200% of the individual target award opportunity, the consolidated adjusted net earnings performance goal for STI measurement purposes for fiscal 2009 was set at $310.3 million, or 55% of consolidated adjusted net earnings for STI measurement purposes for fiscal 2008.  The consolidated adjusted net earnings performance goal for STI measurement purposes for the maximum award of 200% of the individual target award opportunity of $310.3 million represented an 8% increase over the consolidated adjusted net earnings performance goal for STI measurement purposes for the target award of $284.7 million.  To achieve the minimum or threshold award of 70% of the target award opportunity, the consolidated adjusted net earnings performance goal for STI measurement purposes for fiscal 2008 was set at $242.0 million, or 43% of consolidated adjusted net earnings for STI measurement purposes for fiscal 2008.  The consolidated adjusted net earnings performance goal for STI measurement purposes for the minimum award of 70% of the individual target award opportunity of $242.0 million represented a 15% decrease compared to the consolidated adjusted net earnings performance goal for STI measurement purposes for the target award of $284.7 million.  The consolidated adjusted net earnings performance target for STI measurement purposes accounted for 70% of the total award amount under the STI plan for fiscal 2009.

Our actual consolidated adjusted net earnings for STI measurement purposes in fiscal 2009 were $349.1 million, which exceeded our performance goal for the award of 200% of the target award opportunity for this performance target.  As the consolidated adjusted net earnings performance target for STI measurement purposes accounted for 70% of the total award amount and we exceeded the target for a payment of 200% of the target award opportunity, our performance with regard to this target contributed an award amount of 140% of the target award opportunity to the total award amount.

When evaluating our actual results for fiscal 2009, the Compensation Committee excluded from consolidated net earnings for STI measurement purposes certain charges and gains.  The Compensation Committee believes the adjusted results better reflect our operating performance.  The adjustments for fiscal 2009 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties, certain legacy projects and asbestos settlements and charges.  The net effect of these adjustments was to decrease our reported consolidated net earnings of $352.2 million by $3.1 million.

In addition, the Compensation Committee determined in February 2009 that 30% of the total award amount under the STI plan would be determined based on our progress with respect to certain key initiatives.  The Compensation Committee concluded that sufficient progress had been made against these key initiatives to award to warrant an award equal to .8 times the percentage of target award opportunity associated with this measure.  Accordingly, our performance with regard to this target contributed an award amount of 24% of the target award opportunity to the total award amount resulting in a preliminary total award amount, based on the consideration of consolidated adjusted net earnings for STI measurement purposes and progress toward key initiatives, of 164% of the target award opportunity.

As the preliminary award of 164% of the target award opportunity exceeded 100%, the Compensation Committee considered our earnings per share growth rate for fiscal 2009 compared to fiscal 2008 relative to the peer group described above.  In light of our overall performance during fiscal 2009 and the fact that all of our peers achieved greater earnings per share growth than us in fiscal 2009, the Compensation Committee approved awards under our STI Plan as follows, based on a recommendation from our Chairman and Chief Executive Officer:

•                  An award of 100% of target award opportunity for our Chairman and Chief Executive Officer;

•                  A total pool for awards for direct reports of our Chairman and Chief Executive Officer equal to 100% of the aggregate of the target award opportunities for such executives, including Messrs. Baseotto, della Sala, and Ganz; and

•                  An award of 120% of target award opportunity for all other participants in our STI Plan whose awards were based on objectives for our Corporate Center function, including Mr. Flexon.

The Compensation Committee approved awards under the STI Plan to the direct reports of our Chairman and Chief Executive Officer, including Messrs. Baseotto, della Sala and Ganz, based on the recommendation of Chairman and Chief Executive Officer as to a forced ranking of his direct reports of their performance against specific goals and objectives for each of the executives.   Based on these considerations, the Compensation Committee approved awards under the STI Plan equal to 120%, 100% and 70% of the target award opportunities for Messrs. Baseotto, della Sala and Ganz, respectively.

Long-Term Incentive Compensation

General.  All long-term incentives are equity-based and are provided under the LTI Plan, which was approved by our shareholders in fiscal 2006.  The plan provides for a number of different types of equity-based awards: stock options, stock appreciation rights, restricted stock or units and performance shares or units.

In fiscal 2009, the Compensation Committee, with input from Mercer, adopted an LTI program as a general structure for making awards under the LTI Plan.  The Compensation Committee identified the following factors to consider in making equity compensation grants under the LTI Plan:

•                  key corporate goals/business strategies as presented by management and reviewed by our Board of Directors;

•                  external market trends;

•                  maintaining conceptual consistency in design from prior years where appropriate; and

•                  a bias towards simplicity and focus.

In determining which types of awards to grant as long-term incentives, the Compensation Committee determined that a combination of stock options, which generally promote performance-based goals, and restricted share units, which generally serve the purpose of retention and shareholder alignment, would provide the appropriate balance of incentives to management.  The Compensation Committee also determined to grant equity awards split evenly between stock options and RSUs, based on the total economic value (as described below) of the equity awards being granted.

The Compensation Committee generally makes annual grants in November of each year.  Additional grants are also made during the year in the Compensation Committee’s discretion in the case of a promotion, the addition of job responsibilities or the hiring of a new employee.

Equity Grant Practices. We do not backdate or re-price equity awards. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information in a way that would be to our executives’ advantage.  Our practice is for the Compensation Committee to approve the equity awards to be granted during the next open trading window for the applicable period.  This practice ensures that equity awards are granted at the time that all material information has been disclosed.  On the grant date, the number and strike price for the option awards and the number of restricted share units are determined based on the closing price of our shares on that date on NASDAQ.

Economic Value of Equity Awards.  Our practice is for the Compensation Committee to approve the economic value (that is, currency-denominated value) of equity compensation of each award to be granted to our executive officers.  The economic value is then converted, on the grant date, into an award of an absolute number of stock options and restricted share units based upon the methodology suggested by Mercer and approved by the Compensation Committee.  We refer to this methodology as the compensation methodology.

In making awards during fiscal 2009:

•                  The stock option value for compensation purposes is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term computed using the average period between a three-year cliff vesting award and the full contractual term of the option and expected volatility based on the daily change in share price over the 36 months preceding the grant date, capped at 50%.  The stock option value for financial reporting purposes, which may differ from this value for compensation purposes and is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term less than the full contractual term of the option and expected volatility based on the daily change in share price over the period commensurate with the expected term.

•                  The restricted share unit value for compensation purposes and financial reporting purposes is derived using the closing share price on the grant date.

Commitment to RiskMetrics Group (formerly Institutional Shareholder Services).  As part of the 2006 shareholder approval process for the LTI Plan, we made certain commitments to RiskMetrics Group, a provider of risk management and corporate governance products.  One of these commitments was to manage the approved share pool under the LTI Plan so that the average annual burn rate (over a three-year period) of awards granted under the LTI Plan would not exceed 5.37% of the number of shares outstanding as of the end of each of the three fiscal years.  The Compensation Committee has and intends to continue to make awards under the LTI Plan consistent with this commitment.

Equity Awards Granted in Fiscal 2009

To determine the size of equity grants in November 2009, the Compensation Committee considered the total economic value of the equity grant recommended by the chief executive officer with respect to the other named executive officers, contractual obligations with regard to the size of the equity grant as may be reflected in the executive officer’s employment agreement and the size of the proposed award for each executive’s position relative to the 50th to 75th percentile for such position as reflected in the Mercer general compensation survey, Mercer industry compensation survey, Mercer long-term incentive data and Mercer peer group data.  The Compensation Committee also considered each executive’s individual performance, potential for advancement and importance to the Company’s long-term success and, in the case of the grant to Mr. Flexon of options to purchase an aggregate of 62,878 shares and 26,682 restricted share units on November 16, 2009, the Compensation Committee considered the equity Mr. Flexon forfeited by resigning from NRG Energy to join our company.  After evaluating these considerations, the Compensation Committee determined the economic value of the equity grant for each named executive officer.  The value was allocated equally between stock options and restricted share units.  In accordance with our equity grant practices, grants were made during an open trading window for the applicable period based on the closing price of our shares.

No equity awards were made to Mr. Milchovich or Mr. della Sala in fiscal 2009 because they received multi-year grants in 2008 in connection with  the amendments to their employment agreements.  In connection with the extension of Mr. della Sala’s employment arrangements for an additional two years in February 2010, we granted an equity award to Mr. della Sala in March 2010 with an economic value of €2,972,000.  Mr. della Sala is not eligible for further regular cycle equity awards for the remaining term of his amended employment arrangements.

The economic value of the equity awards and corresponding number of stock options and RSUs granted to the named executive officers during fiscal 2009 are as follows:

	Date of Award	Total Economic Value of Award as Determined by the Compensation Committee	Number of Stock Options (Representing 50% of the Economic Value)	Exercise Price of Stock Options	Number of RSUs (Representing 50% of the Economic Value)
Franco Baseotto	11/12/09	$1,050,000	38,710	$31.960	16,426
Robert C. Flexon	11/16/09	$1,000,000	34,932	$33.730	14,823
Robert C. Flexon	11/16/09	$1,800,000	62,878	$33.730	26,682
Peter J. Ganz	11/12/09	$724,000	26,691	$31.960	11,326

Fiscal 2009 Equity Awards to Messrs. Baseotto and Ganz.  In accordance with the processes described above, on November 3, 2009, the Compensation Committee approved the grant of stock options and restricted share units to Messrs. Baseotto and Ganz.  These grants were intended to be part of a regular cycle of annual grants under the LTI Plan, and to cover compensation for the 2010 fiscal year.  On November 12, 2009, in accordance with this process, stock options and restricted share units were granted to these individuals.

Fiscal 2009 Equity Awards to Mr. Flexon.  On November 16, 2009, the Compensation Committee approved the grant of options to purchase an aggregate of 62,878 shares and 26,682 restricted share units to Mr. Flexon pursuant to the terms of his employment agreement and in recognition of the equity he forfeited by resigning from NRG Energy and joining our Company.  In addition and in accordance with the processes described above, on November 3, 2009, the Compensation Committee approved the grant of options to purchase an aggregate of 34,932 shares and 14,823 restricted share units to Mr. Flexon.  This grant was intended to be part of a regular cycle of annual grants under the LTI Plan, and covers compensation for the 2010 fiscal year.  On November 16, 2009, in accordance with this process, stock options and restricted share units were granted to Mr. Flexon.

For additional information about each of the grants made during fiscal 2009, including the grant date fair value of each of the awards for financial reporting purposes, see the “Grants of Plan Based Awards for Fiscal 2009” table that follows this Compensation Discussion and Analysis.

Post-Employment Benefits

We provide severance benefits and change in control benefits to our named executive officers.  For a detailed description of these benefits and a quantification of potential payments as of December 31, 2009, see “Termination and Change in Control Payments” and “Potential Post-Employment Payments Table” below.  We also provide retirement benefits to certain of our named executive officers.

Severance Benefits

We believe that it is appropriate to provide reasonable severance benefits to senior management, reflecting the fact that it may be difficult for executives to find comparable employment within a short period of time.  Severance agreements also permit us to make timely decisions with respect to changes in management and disentangle us from the former employee as soon as practicable.  We generally have agreed to provide our named executive officers with severance in the amount of two times base salary and short-term incentive awards, as well as continuation of health and welfare benefits for two years and immediate vesting of all outstanding equity awards.  In structuring these severance agreements, we strive for internal consistency among the members of senior management.  In addition, the employment agreements with each of our named executive officers include provisions that prohibit the executive from competing with us or soliciting our employees or customers for a specified period.

Change in Control Benefits

We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and that the change of control arrangements for our named executive officers create incentives for our executive team to build stockholder value and to obtain the highest value possible should there be a possibility of our being acquired in the future, despite the risk that the acquisition could result in the executives losing their jobs.  The change of control arrangements are also intended to attract and retain qualified executives who otherwise might view as more attractive other employers at a lower risk of being acquired.

The cash components of any change in control benefits are paid in a lump sum and are based upon a multiple of base salary and maximum short-term incentive compensation.  In the event of a change in control, we also continue health and other insurance benefits for three to five years and immediately vest all equity compensation.  We believe these levels of benefits are consistent with the general practice among our peers.  Because of the so called “parachute” tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse the named executive officers for any excise taxes imposed as a result of the receipt of change in control benefits.

Retirement Plans and Retiree Medical

Until May 31, 2003, we maintained a qualified defined benefit pension plan in the United States.  Since that time, no new participants were added to the U.S. plan and the benefits under the plan for participating participants were frozen.  We replaced the U.S. defined benefit pension plan with enhancements to our 401(k) plan, pursuant to which we match employee contributions up to approximately $14,700 per employee.  Of the named executive officers, only Mr. Milchovich is eligible to receive benefits under the frozen U.S. defined benefit pension plan and the present value of his benefits is less than $20,000.  Messrs. Baseotto, Flexon, Ganz and Milchovich participate in our 401(k) plan on the same terms as other employees. We do not offer supplemental retirement benefits.

Several of our named executive officers are (or were) based overseas and are entitled to retirement benefits under local law.  Upon retirement, Messrs. della Sala and Baseotto will be entitled to receive certain retirement benefits under Italian law and the national collective bargaining agreement that covers them, which we refer to as the National Contract.

We also maintain a program to provide health benefits to certain employees who retire from active service.  Employees who were age 40 or older as of May 31, 2003 may retire with subsidized post-retirement medical benefits.  The level of the subsidy is based on a participant’s defined benefit pension plan service as of May 31, 2003, subject to an overall limit.  Of the named executive officers, only Mr. Milchovich is eligible to receive retiree health benefits.

Perquisites

The perquisites we provide are not a material part of the executives’ compensation packages.  We reimburse certain senior management for fees associated with tax preparation, financial and estate planning services, an annual physical examination, and tax gross-ups on certain of these benefits.  We also reimburse Mr. Baseotto for high school education expenses for his daughter.  Messrs. Baseotto, Flexon, Ganz and Milchovich, in lieu of receiving a company-furnished vehicle, receive a car allowance.

Health and Welfare Benefits

We maintain a number of health and welfare programs to provide life, health and disability benefits to employees of the company.  For many of these programs, employees share in the cost of the coverage.  The named executive officers participate in these plans on the same terms as other employees.

Tax Considerations

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to our executive officers, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended.  Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for its chief executive officer and its other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the company and that meets certain other technical requirements.  The Compensation Committee also believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives.  For these reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not always limit compensation to those levels or types of compensation that will be deductible.  As a result of our tax position in recent years, any lack of deductibility of compensation has not negatively impacted our tax position.  The Compensation Committee does consider alternative forms of compensation consistent with its compensation goals, which preserve deductibility.

Share Ownership Guidelines

We desire to promote the retention and motivation of our executive officers and non-employee directors and to align their interests with those of our shareholders.  Equity ownership plays a key role in aligning these interests.  As a result, the Compensation Committee has adopted share ownership guidelines for our non-employee directors and certain executive officers, including each of our named executive officers.

The following guidelines set forth the target ownership levels in our shares that are expected for certain executive officers and non-employee directors.  The target ownership levels are expressed in terms of the market value of share holdings as a multiple of the executive’s base salary (as adjusted from time to time) or the non-employee director’s annual retainer (as adjusted from time to time).  The total market value of the participant’s share holdings should equal or exceed the specified target ownership level.

Position/Title	Target Ownership Level

Non-employee Directors	5 × annual retainer

Chief Executive Officer (“CEO”)	5 × base salary

President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel and Executive Vice President of Human Resources	3 × base salary

Additional Executives as May be Determined by the CEO	2 × base salary

Actual levels of the market value of share ownership can fluctuate over time based on a change in pay rates and the value of the underlying shares.  The target ownership levels set forth above are meant as targets to be achieved and maintained over time.

Prior to attaining the target ownership levels, we believe a participant’s sale of shares obtained through our compensation programs should be reasonably limited.  We expect that at least 50% of shares acquired through our equity compensation programs, after the payment of any applicable taxes, should be retained until the participant meets the relevant target ownership level.  If a participant wishes to sell shares in excess of the allowable amount and is under the relevant target ownership level, the individual may request that the CEO approve an exception prior to the sale.  The CEO has discretion in making this determination.  Any exception granted will be reported by the CEO to the Compensation Committee.  Any request for an exception made by the CEO must be approved by the Compensation Committee, which has discretion in making this determination.  No such exceptions were requested or granted in fiscal 2009.  These limitations on sales in the guidelines are applicable to all equity grants made on or after November 2006.

Compensation Committee Report on Executive Compensation

The Compensation Committee of Foster Wheeler AG (the “Company”) administers the Company’s executive compensation program and (i) reviews and approves the salaries, short-term incentive compensation and equity-based compensation to be paid to the Company’s executive officers other than the chief executive officer and (ii) reviews and recommends to the Company’s Board of Directors the salary, short-term incentive compensation and equity-based compensation to be paid to its chief executive officer.  The Compensation Committee is comprised of the individuals listed below, each of whom is a non-employee director who meets the independence requirements of The NASDAQ Stock Market LLC.  The Compensation Committee retains the services of independent consultants and other experts as it deems necessary or appropriate to assist in fulfilling its responsibilities.

This Compensation Committee Report describes activities of the Compensation Committee of Foster Wheeler Ltd. prior to the redomestication on February 9, 2009 and the activities of the Compensation Committee of Foster Wheeler AG since such date.

The Compensation Committee reviewed and discussed with management the information included in the Company’s Compensation Discussion and Analysis for the 2009 fiscal year.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2010 annual general meeting of shareholders and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Compensation Committee:

Steven J. Demetriou, Chairperson

Stephanie Hanbury-Brown

Maureen B. Tart-Bezer

James D. Woods

Summary Compensation Table for Fiscal 2009

The following table sets forth the compensation paid or accrued by us during the years ended December 31, 2009, December 26, 2008 and December 28, 2007 for our named executive officers.

								Change in
								Pension
								Value and
								Nonqualified
Name							Non-Equity	Deferred	All
and					Stock	Option	Incentive	Compensation	Other
Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)		($) (1)	($) (1)	($) (2)	($)(3)	($)		($)

Raymond J. Milchovich Chairman and Chief Executive Officer	2009	$1,250,000	$—		$—	$—	$1,625,000	$1,355	$135,175	(4)	$3,011,530
	2008	$1,031,940	$—		$8,763,156	$8,659,269	$2,063,900	$947	$57,781	(5)	$20,576,993
	2007	$992,250	$500,000	(6)	$—	$—	$1,984,500	$231	$60,856	(7)	$3,537,837

Franco Baseotto (8) Executive Vice President, Chief Financial Officer and Treasurer	2009	$550,000	$—		$524,975	$629,812	$495,000	$—	$93,792	(9)	$2,293,579
	2008	$397,610	$—		$706,383	$692,259	$541,500	$—	$361,121	(10)	$2,698,873
	2007	$287,194	$—		$401,738	$341,086	$331,970	$—	$78,661	(11)	$1,440,649

Umberto della Sala (12) President and Chief Operating Officer	2009	$817,111	$—		$—	$—	$635,719	$—	$27,179	(13)	$1,480,009
	2008	$800,068	$—		$5,266,267	$4,668,288	$1,048,961	$—	$95,372	(14)	$11,878,956
	2007	$516,189	$—		$216,961	$178,335	$828,765	$—	$376,960	(15)	$2,117,210

Robert C. Flexon (16) President and Chief Executive Officer, Foster Wheeler USA Corporation	2009	$79,423	$1,190,000	(17)	$1,399,964	$1,677,442	$84,700	$—	$2,316	(18)	$4,433,845

Peter J. Ganz Former Executive Vice President, General Counsel and Secretary	2009	$482,664	$—		$361,979	$434,263	$253,400	$—	$1,868,666	(19)	$3,400,972
	2008	$464,100	$—		$452,023	$452,682	$649,700	$—	$36,084	(20)	$2,054,589
	2007	$446,250	$—		$389,941	$335,872	$624,750	$—	$34,103	(21)	$1,830,916

(1)       Represents the grant date fair values of restricted share unit awards for the Stock Awards column and stock option awards for the Option Awards column.  Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States.  The grant date fair value shown for restricted share units is based on the closing price of our shares on the date of grant, and the grant date fair value shown for stock option awards is determined using the Black-Scholes option-pricing model on the date of grant.  For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”  These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(2)       Represents short-term incentive compensation amounts earned in accordance with the Foster Wheeler Annual Executive Short-term Incentive Plan.  The basis for determining short-term incentive compensation for fiscal 2009 is discussed in greater detail under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

(3)       Represents the aggregate change in the actuarial present value of the benefits payable under the U.S. defined benefit pension plan.  Under the U.S. pension plan, retirement benefits are primarily a function of both years of service and level of compensation.  The U.S. pension plan is frozen to new entrants and additional benefit accruals, and is noncontributory.  See “Pension Benefits for Fiscal 2009” for more information.

(4)       Mr. Milchovich received payments of $12,000 for tax preparation fees, $40,247 for estate planning services and $46,705 for tax gross-ups.  Mr. Milchovich also received a $14,700 match on his employee 401(k) contribution and a $20,415 car allowance.  We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee.

(5)       Mr. Milchovich received payments of $6,400 for tax preparation fees, $5,858 for estate planning services and $10,200 for tax gross-ups.  Mr. Milchovich also received a $13,800 match on his employee 401(k) contribution and a $20,415 car allowance.  We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee.

(6)       The Board awarded a one-time, discretionary bonus in the amount of $500,000 to Mr. Milchovich in recognition of Mr. Milchovich’s contributions to our outstanding performance in 2007.

(7)       Mr. Milchovich received payments of $2,940 for tax preparation fees, $11,588 for estate planning services and $12,090 for tax gross-ups.  Mr. Milchovich also received a $13,500 match on his employee 401(k) contribution and a $19,630 car allowance.  We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee.

(8)       Until July 2008, Mr. Baseotto was employed in Italy and, therefore, his compensation prior to July 2008 was paid in euros (such amounts were converted to U.S. dollars using the exchange rate on the dates of payment).

(9)       Mr. Baseotto received a $20,415 car allowance, a $14,700 match on his employee 401(k) contribution and payments of $2,826 for tax consulting services, $28,340 for high school education expenses of his daughter and $27,511 for tax gross-ups.

(10)     As noted above, Mr. Baseotto relocated from Italy to the United States in July 2008.  From January to July 2008, we paid $36,962 to provide housing including basic living expenses for Mr. Baseotto and $5,572 to furnish a vehicle for Mr. Baseotto.  Pursuant to his employment in Italy, Mr. Baseotto received a $17,270 contribution to his private defined contribution pension account and a payout of his accrued vacation of $109,195.  We also provided $64,645 of moving assistance to relocate Mr. Baseotto to New Jersey.  Subsequent to his relocation to New Jersey, Mr. Baseotto received a $9,654 car allowance, an $11,398 match on his employee 401(k) contribution and payments of $6,589 for estate planning services, $27,250 for high school education expenses of his daughter and $72,586 for tax gross-ups.

(11)     Mr. Baseotto received a $47,946 contribution to his private defined contribution pension account pursuant to his employment in Italy.  Mr. Baseotto also received a $5,165 allocation to a severance accrual account.  Pursuant to his employment in Italy, employers must accrue annually the equivalent of an employee’s annual base salary divided by 13.5 throughout the employment relationship.  The severance accrual account represents amounts to be paid as mandatory severance indemnity compensation upon termination of employment with us for any reason.  As noted above, we agreed to provide to Mr. Baseotto housing including basic living expenses and a vehicle.  We paid $20,760 to provide housing including basic living expenses for Mr. Baseotto and we paid $2,388 to furnish a vehicle for Mr. Baseotto.  We also reimbursed Mr. Baseotto $2,402 for travel costs between Italy and the United States for him and his family.

(12)     Mr. della Sala is employed in Italy and, therefore, his compensation is paid in euros.  The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment.  The figures in the Non-Equity Incentive Compensation column were converted to U.S. dollars using the exchange rate on the date the short-term incentive compensation grant was approved by the Compensation Committee as the payment to Mr. della Sala was made subsequent to the filing of the proxy statement with the SEC.

(13)     Mr. della Sala received a $27,179 contribution to his private defined contribution pension account pursuant to his employment in Italy.

(14)     Mr. della Sala received a $29,946 contribution to his private defined contribution pension account pursuant to his employment in Italy.  Mr. della Sala also received a payout of his accrued vacation of $65,426.

(15)     Mr. della Sala received a $91,874 contribution to his private defined contribution pension account pursuant to his employment in Italy.  Mr. della Sala also received a $12,480 allocation to a severance accrual account.  In June 2006, Mr. della Sala made, pursuant to Italian law, an irrevocable election to freeze his pension benefits in the governmental pension program and to have our statutorily required governmental pension fund contributions paid directly to him rather than to the appropriate Italian government agency.  Mr. della Sala received $272,606 for 2007 under this arrangement.  Beginning January 1, 2008, the Italian law permitting the payments to Mr. della Sala expired and the payments are now made to the appropriate Italian government agency.

(16)     Mr. Flexon was appointed President and Chief Executive Officer of Foster Wheeler USA Corporation on November 16, 2009.

(17)     Mr. Flexon received a sign-on bonus in accordance with the terms of his employment agreement, dated November 3, 2009, as compensation for a bonus that he earned at his prior employer, NRG Energy, but forfeited upon joining us.

(18)     Mr. Flexon received a $2,316 car allowance.

(19)     Mr. Ganz received payments of $1,120 for tax preparation fees, $1,900 for estate planning services and $2,631 for tax gross-ups.  Mr. Ganz also received a $14,700 match on his employee 401(k) contribution and a $20,415 car allowance.  Mr. Ganz resigned, effective December 31, 2009, as a result of his decision not to relocate to our new operating headquarters in Geneva, Switzerland.  We entered into a separation agreement with Mr. Ganz in connection with his resignation, which constituted a resignation for good reason under his employment agreement.  The separation agreement provided for Mr. Ganz to receive (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, and (iv) career transition services not to exceed $8,000.  The separation agreement also provided for the removal of all restrictions from restricted stock, except as prohibited by law, and full vesting of all options.

(20)     Mr. Ganz received payments of $1,020 for tax preparation fees and $849 for tax gross-ups.  Mr. Ganz also received a $13,800 match on his employee 401(k) contribution and a $20,415 car allowance.

(21)     Mr. Ganz received payments of $531 for tax preparation fees and $442 for tax gross-ups.  Mr. Ganz also received a $13,500 match on his employee 401(k) contribution and a $19,630 car allowance.

Grants of Plan-Based Awards for Fiscal 2009

The following table sets forth the plan-based awards granted to our named executive officers during the year ended December 31, 2009.   All equity awards were granted under the LTI Plan.

						All Other		All Other			Grant Date
						Stock		Option Awards:			Fair Value
			Estimated Possible Payouts			Awards:		Number of		Exercise or	of Stock
		Compensation	Under Non-Equity Incentive			Number of		Securities		Base Price	and
		Committee	Plan Awards (1)			Shares of		Underlying		of Option	Option
	Grant	Action	Threshold	Target	Maximum	Stock or Units		Options		Awards	Awards
Name	Date	Date	($)	($)	($)	(#)		(#)		($/Sh) (2)	($) (3)
Raymond J. Milchovich	—	—	$1,137,500	$1,625,000	$3,250,000

Franco Baseotto	—	—	$288,750	$412,500	$825,000
	11/12/09	11/3/09				16,426	(4)				$524,975
	11/12/09	11/3/09						38,710	(5)	$31.960	$629,812

Umberto della Sala	—	—	$445,003	$635,719	$1,271,438

Robert C. Flexon	—	—	$49,403	$70,575	$141,151
	11/16/09	11/3/09				14,823	(6)				$499,980
	11/16/09	11/3/09						34,932	(7)	$33.730	$599,084
	11/16/09	11/3/09				26,682	(8)				$899,984
	11/16/09	11/3/09						62,878	(9)	$33.730	$1,078,358

Peter J. Ganz	—	—	$253,400	$361,998	$723,996
	11/12/09	11/3/09				11,326	(10)				$361,979
	11/12/09	11/3/09						26,691	(11)	$31.960	$434,263

(1)       Represents the possible payout for each named executive officer under the STI Plan for fiscal 2009 if the threshold, target or maximum goals are satisfied, as further described under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

(2)       The exercise price of the stock options was determined using the closing price on the grant date.

(3)       Represents the grant date fair value of awards of restricted share units or stock options granted under the LTI Plan.  Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States.  The value shown for restricted share units is based on the closing price of our shares on the date of grant, and for stock options is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant.  For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies—Share-Based Compensation Plans,” and Note 11, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”  These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(4)       The Compensation Committee approved, pursuant to the LTI Plan, the award of restricted share units on November 12, 2009.  One-third of the restricted share units vests on December 31, 2010, one-third vests on December 31, 2011 and the remaining one-third vests on December 31, 2012.  The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(5)       The Compensation Committee approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on November 12, 2009.  The stock options expire on December 31, 2014.  One-third of the stock options vests on December 31, 2010, one-third vests on December 31, 2011 and the remaining one-third vests on December 31, 2012.

(6)       The Compensation Committee approved, pursuant to the LTI Plan, the award of restricted share units on November 16, 2009.  One-third of the restricted share units vests on December 31, 2010, one-third vests on December 31, 2011 and the remaining one-third vests on December 31, 2012.  The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(7)       The Compensation Committee approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on November 16, 2009.  The stock options expire on December 31, 2014.  One-third of the stock options vests on December 31, 2010, one-third vests on December 31, 2011 and the remaining one-third vests on December 31, 2012.

(8)       The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. Flexon’s employment agreement executed on November 3, 2009, the award of restricted share units on November 16, 2009.  One-half of the restricted share units vests on December 31, 2011 and the remaining one-half vests on December 31, 2012.  The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(9)       The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. Flexon’s employment agreement executed on November 3, 2009, the award of non-statutory stock options to purchase shares on November 16, 2009.  The stock options expire on December 31, 2014.  One-third of the stock options vests on December 31, 2010, one-third vests on December 31, 2011 and the remaining one-third vests on December 31, 2012.

(10)     The Compensation Committee approved, pursuant to the LTI Plan, the award of restricted share units on November 12, 2009.  One-third of the restricted share units were originally scheduled to vest on each of December 31, 2010, December 31, 2011 and December 31, 2012.  Mr. Ganz resigned, effective December 31, 2009, as a result of his decision not to relocate to our new operating headquarters in Geneva, Switzerland.  We entered into a separation agreement with Mr. Ganz in connection with his resignation, which constituted a resignation for good reason under his employment agreement.  The separation agreement provided for, among other items, the removal of all restrictions from restricted stock, except as prohibited by law.

(11)     The Compensation Committee approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares on November 12, 2009.  The stock options expire on December 31, 2014.  One-third of the stock options were originally scheduled to vest on each of December 31, 2010, December 31, 2011 and December 31, 2012.  Mr. Ganz resigned, effective December 31, 2009, as a result of his decision not to relocate to our new operating headquarters in Geneva, Switzerland.  We entered into a separation agreement with Mr. Ganz in connection with his resignation, which constituted a resignation for good reason under his employment agreement.  The separation agreement provided for, among other items, the full vesting of all options.

Employment Agreements

The following discussion summarizes our employment agreements with our named executive officers, including the provisions of those agreements that address termination and change of control payments.  Please refer to the section entitled, “Indemnification of Directors and Officers,” for more information related to indemnification of our directors and officers.

Restricted share, restricted share unit and stock option information in the following discussion has been adjusted for the 1-for-20 reverse share split, which was approved by our shareholders on November 29, 2004, and the 2-for-1 share split, which was effected on January 22, 2008.

Effective February 9, 2009, the employment agreements between each of our named executive officers and Foster Wheeler Ltd. were assigned to Foster Wheeler Inc., one of our subsidiaries.  The terms and conditions were unaffected by the assignment.

Employment Agreement for Raymond J. Milchovich

We entered into an employment agreement with Mr. Milchovich on August 11, 2006, which was amended on each of January 30, 2007 and February 27, 2007 and amended and restated on May 6, 2008 and again on November 4, 2008.  The term of the current employment agreement commenced on November 4, 2008 and was to end on the earlier of (i) the third anniversary of the effective date (November 4, 2011) and (ii) such earlier date on which the agreement is terminated pursuant to its terms, provided, however, that upon the third anniversary of the effective date, and upon each anniversary thereafter, the term of Mr. Milchovich’s employment shall be automatically extended for one year unless either we or Mr. Milchovich give written notice to the other at least 90 days prior thereto that the term of employment shall not be so extended.

On March 15, 2010, we entered into a consulting agreement with Mr. Milchovich in exchange for his agreement to waive his right to resign for good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva, Switzerland. Mr. Milchovich forfeited his right to the “evergreen” provision described in clause (ii) of the immediately preceding paragraph and agreed to retire as our Chief Executive Officer effective May 31, 2010 in connection with the entry into the consulting agreement.  The consulting agreement is further described below under “Consulting Agreement for Raymond J. Milchovich.”  As of its effective date, the consulting agreement supersedes the employment agreement.

Mr. Milchovich currently serves as our Chairman and Chief Executive Officer.  Mr. Milchovich is entitled to a base salary, which the Compensation Committee will review on each anniversary date or such other appropriate date as Foster Wheeler and Mr. Milchovich may agree and determine if, and by how much, the base salary should be increased.  As of January 1, 2010, Mr. Milchovich’s base salary is $1,250,000.

Mr. Milchovich’s employment agreement establishes an annual short-term incentive compensation target equal to 100% for fiscal year 2008, and 130% for subsequent years, of his base salary, which will be payable should we achieve our target objectives for that fiscal year, as approved by the Compensation Committee.  If we achieve target objectives in a particular year significantly in excess of our expectations for the year, Mr. Milchovich’s annual short-term incentive compensation may be increased to 200% of base salary for fiscal year 2008, and 260% of base salary for subsequent years.  If Mr. Milchovich’s employment with us terminates during a fiscal year, his annual short-term incentive compensation for that year will be prorated for the actual number of days of his employment with us for that year.

On the effective date of his August 11, 2006 agreement, Mr. Milchovich received restricted shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled 248,940 restricted shares.  Mr. Milchovich also received stock options to purchase shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled options to purchase an aggregate of 560,080 shares.  The restricted shares and the stock options were each granted under the LTI Plan.  The restricted shares and the stock options vested in one-third increments on August 11, 2007, August 11, 2008 and August 11, 2009.

In addition, pursuant to his November 4, 2008 agreement, Mr. Milchovich on November 13, 2008 received restricted share units with an economic value as of the grant date equal to approximately $7,753,125, which equaled 408,920 restricted share units.  Mr. Milchovich also received stock options to purchase shares with an economic value as of the grant date equal to approximately $7,753,125, which equaled options to purchase an aggregate of 927,407 shares.  The restricted share units and the stock options were each granted under the LTI Plan.  The restricted shares and the stock options vest in one-third increments on November 13, 2009, November 13, 2010, and November 13, 2011.

During the term of his employment agreement, Mr. Milchovich is entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and other similar programs as from time to time in effect and made available to our senior management generally.  However, Mr. Milchovich is not entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program.  Mr. Milchovich is entitled to an annual five-week paid vacation period.  We also pay the annual premium on a supplemental term life insurance policy.  Mr. Milchovich’s employment agreement also provides that we will provide him the following perquisites:

•      an annual physical examination;

•      home office equipment and associated services for business use in his homes;

•      reasonable security measures, should his personal security become an issue, subject to the approval of the Compensation Committee;

•      an annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation; and

•      an allowance for an automobile.

Mr. Milchovich has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment.  He also agreed that upon termination he will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) two years following a termination without cause or resignation with good reason, and (ii) one year following all other terminations.

In addition to any rights to indemnification to which Mr. Milchovich is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Mr. Milchovich’s Termination and Change of Control Provisions- Employment Agreement

Upon any termination of employment, we will pay to, provide to, or allow the retention by, Mr. Milchovich, or his estate or beneficiary, as the case may be, (i) the base salary earned through the date of such termination, (ii) except for termination by us for cause or by Mr. Milchovich without good reason, any earned, but unpaid, annual cash incentive or other incentive awards, (iii) a payment representing his accrued but unpaid vacation, (iv) any vested but not forfeited benefits on the date of such termination under our employee benefit plans in accordance with the terms of such plans, (v) the vested portion of his restricted shares, restricted share units, and stock options and (vi) benefit continuation and conversion rights to which he is entitled under our employee benefit plans and his employment agreement.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if Mr. Milchovich dies during the term of his employment agreement, the employment agreement will terminate and he will not be entitled to any additional payments or benefits thereunder, except (i) we will make a lump sum cash payment to his estate or beneficiary, as the case may be, within two months following such termination equal to one year of the base salary on the date of such termination, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, and (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of his employment agreement Mr. Milchovich becomes physically or mentally disabled, whether totally or partially, such that he is unable to perform his principal services under the employment agreement for a period of not less than 180 consecutive days, we may at any time after the last day of such period terminate the employment agreement and Mr. Milchovich will be entitled to no further payments or benefits under the agreement, except that he will be entitled to receive such payments and benefits as he would have received upon his death, less any payments made to him pursuant to a disability insurance plan maintained by us.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if we terminate Mr. Milchovich’s employment for cause, the agreement will terminate immediately and (i) he will be entitled to receive no further amounts or benefits under the agreement, except as required by law, (ii) all unvested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be immediately forfeited and (iii) all vested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be forfeited on the earlier of the date which is ninety days following such termination or their original expiration date.  For purposes of this agreement, “cause” means Mr. Milchovich (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to us, (iii) materially breaching the employment agreement and not curing such breach within thirty days after we provide written notice of such breach to him, or (iv) committing a material violation of our code of business conduct and ethics.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if Mr. Milchovich voluntarily terminates his employment other than for good reason, Mr. Milchovich may exercise any vested stock options granted on August 11, 2006 through August 11, 2011 and granted on November 13, 2008 through November 13, 2013.  Mr. Milchovich may not voluntarily terminate his employment without good reason prior to the date which is thirty days following the date on which he provides written notice to us of such termination.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of the agreement (and not within the thirteen month period following a change of control), we terminate Mr. Milchovich’s employment without cause or if he terminates his employment with good reason, the employment agreement will automatically terminate and he will be entitled to no further payments under the employment agreement, except (i) we will make a lump sum cash payment to him within two months following such termination equal to the sum of (a) 200% of his base salary on the date of such termination and (b) 200% of his annual short-term incentive compensation at target, (ii) continuing receipt of the benefits provided by us during the twenty-four month period commencing on the date of such termination, provided, however, that for benefits that are not health and welfare benefits, we will pay Mr. Milchovich the value of such benefits in a lump sum within thirty days of the date of the termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested and (iv) we will pay the reasonable costs of executive-level career assistance services by a firm designated by him for a period of twelve months following such termination.  For purposes of the employment agreement, “good reason” will mean a material negative change in the employment relationship without Mr. Milchovich’s consent, as evidenced by the occurrence of any of the following during the term of his employment agreement: (i) a material change in his position causing it to be of materially less stature or responsibility, or a change in his reporting relationship, (ii) following a change of control, the relocation of his principal place of employment by more than fifty miles, (iii) we materially breach the employment agreement or (iv) he is not nominated for election to our Board of Directors or, if elected, is not named as its chairman, or if he is not timely renominated for election to our Board of Directors or is involuntarily removed from the board under circumstances that would not constitute cause or for reasons of his disability, or (v) resignation in compliance with applicable law or rules of professional conduct.  For each event of good reason described above, Mr. Milchovich must notify us within ninety days of the event and provide us with thirty days to cure.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of Mr. Milchovich’s employment agreement we terminate his employment without cause or he terminates his employment with good reason, in each case within the thirteen month period following a change of control, or if he terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, the employment agreement will automatically terminate and he will be entitled to no further payments or benefits under the agreement, except (i) we will make a lump sum cash payment to him equal to the sum of (a) 300% of his base salary in effect on the date of such termination and (b) 300% of his annual short-term incentive compensation at target, (ii) continuing receipt of the health benefits provided by us during the thirty-six month period commencing on the date of such termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested, (iv) we will pay the reasonable cost of executive-level career assistance services for him by a firm designated by him for a period of twelve months following such termination and (v) certain gross-up payments for excise taxes related to parachute payments.  In addition, as soon as possible following a change of control, Mr. Milchovich will be paid a short-term incentive bonus for the year in which the change of control takes place.

In addition to those payments and benefits to be paid, provided or retained upon any termination, if the Agreement were to terminate because the Company provided notice of non-extension to Mr. Milchovich ninety days prior to the end of the Agreement’s term, Mr. Milchovich would be entitled to no further payments or benefits under the agreement, except for a lump sum payment equal to 200% of his base salary in effect on the date of such termination.

If on the last date on which a stock option may be exercised or on the last date on which restricted shares or restricted share units may be sold under the terms of his employment agreements applicable law would preclude Mr. Milchovich from exercising or selling such stock options or restricted shares, the expiration of the applicable exercise and sale periods will be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the stock options, restricted share units, or restricted shares would first no longer violate applicable laws.

With regard to continuation of health benefits described above, for each month during the 24-month or 36-month (as applicable) continuation period following the termination date, (i) we will make a cash payment each month equal to the full monthly premium for such health benefits minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes and (ii) Mr. Milchovich will remit monthly premiums each month for the full cost of any such medical and dental benefits.

If any of the payments due to Mr. Milchovich are deemed to be deferred compensation under Internal Revenue Code Section 409A (“IRC 409A”)(after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Consulting Agreement for Raymond J. Milchovich

We entered into a consulting agreement with Mr. Milchovich on March 15, 2010, pursuant to which Mr. Milchovich will provide consulting services to us after he relinquishes his responsibilities as our Chief Executive Officer on May 31, 2010.  Under the consulting agreement, we have agreed to use our best efforts to cause Mr. Milchovich to serve as our non-executive Chairman of the Board of Directors throughout the term of the consulting agreement.  The term of the consulting agreement commences on June 1, 2010 and will end on the earlier of (i) November 4, 2011 and (ii) such earlier date on which the agreement is terminated pursuant to its terms.

Under the consulting agreement, Mr. Milchovich will provide us with assistance in the transition of his duties and responsibilities as our Chief Executive Officer to Mr. Flexon and such other business consulting services as the Board or the chief executive officer may request, from time to time.  Mr. Milchovich shall be entitled to a monthly consulting fee equal to $104,466.67, which we will review on each anniversary date or such other appropriate date as we and Mr. Milchovich may agree and determine if, and by how much, the consulting fee should be increased.

Mr. Milchovich’s consulting agreement establishes an annual incentive fee equal to the product of (i) the monthly consulting fee at the rate then in effect multiplied by twelve and (ii) 130%, which will be payable should we achieve our target objectives for that fiscal year, as approved by the Compensation Committee.  If we achieve target objectives in a particular year significantly in excess of our expectations for the year, Mr. Milchovich’s annual incentive fee may be increased to two times that amount.  Notwithstanding the foregoing, for all years in which the consulting agreement is in effect, the multiplier applied to Mr. Milchovich’s target percentage shall not be less than the average multiplier for our three most highly compensated named executive officers.  If Mr. Milchovich’s consulting agreement with us terminates during a fiscal year for any reason other than for cause, his annual incentive fee for that year will be prorated for the actual number of days his consulting agreement was in effect for that year.

Mr. Milchovich shall be eligible to participate in our long term-incentive plan during the term of the consulting agreement and any long-term incentive awards granted to Mr. Milchovich prior to the effective date of the consulting agreement shall remain intact as if Mr. Milchovich had remained in employment during the term of the consulting agreement.

During the term of the consulting agreement, Mr. Milchovich will be entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and other similar programs as from time to time in effect and made available to our senior management generally.  However, Mr. Milchovich will not be entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program.  The consulting agreement also provides that we will pay him a monthly allowance of $6000 to cover the cost of miscellaneous expenses, such as:

•      an annual physical examination;

•      supplemental term life insurance;

•      home office equipment and;

•      personal financial and tax planning; and

•      automobile expenses.

Mr. Milchovich has agreed to keep confidential all non-public information regarding us that he receives during the term of the consulting agreement.  He also agreed that upon termination he will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) two years following a termination without cause or resignation with good reason, and (ii) one year following all other terminations.

Mr. Milchovich’s Termination and Change of Control Provisions- Consulting Agreement

Upon any termination of the consulting agreement, we will pay to, provide to, or allow the retention by, Mr. Milchovich, or his estate or beneficiary, as the case may be, (i) the consulting fee earned through the date of such termination, (ii) except for termination by us for cause, any earned, but unpaid, annual incentive fee, (iii) any vested but not forfeited benefits on the date of such termination under our employee benefit plans in accordance with the terms of such plans, (iv) the vested portion of his restricted shares, restricted share units, and stock options and (v) benefit continuation and conversion rights to which he is entitled under our employee benefit plans and the consulting agreement.

In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if Mr. Milchovich dies during the term of the consulting agreement, the consulting agreement will terminate and he will not be entitled to any additional payments or benefits thereunder, except (i) we will make a lump sum cash payment to his estate or beneficiary, as the case may be, within two months following such termination equal to one year of the consulting fees on the date of such termination, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, and (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested.

In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if during the term of the consulting agreement Mr. Milchovich becomes physically or mentally disabled, whether totally or partially, such that he is unable to perform his principal services under the consulting agreement for a period of not less than 180 consecutive days, we may at any time after the last day of such period terminate the consulting agreement and Mr. Milchovich will be entitled to no further payments or benefits under the agreement, except that he will be entitled to receive such payments and benefits as he would have received upon his death, less any payments made to him pursuant to a disability insurance plan maintained by us.

In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if we terminate Mr. Milchovich’s consulting agreement for cause, the consulting agreement will terminate immediately and (i) he will be entitled to receive no further amounts or benefits under the consulting agreement, except as required by law, (ii) all unvested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be immediately forfeited and (iii) all vested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be forfeited on the earlier of the date which is ninety days following such termination or their original expiration date.  For purposes of this agreement, “cause” means Mr. Milchovich (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to us, (iii) materially breaching the consulting agreement and not curing such breach within thirty days after we provide written notice of such breach to him, or (iv) committing a material violation of our code of business conduct and ethics.

In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if Mr. Milchovich voluntarily terminates his consulting agreement other than for good reason, Mr. Milchovich may exercise any vested stock options granted on August 11, 2006 through August 11, 2011 and granted on November 13, 2008 through November 13, 2013.  Mr. Milchovich may not voluntarily terminate the consulting agreement without good reason prior to the date which is thirty days following the date on which he provides written notice of such termination.

In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if during the term of the consulting agreement (and not within the thirteen month period following a change of control), we terminate Mr. Milchovich’s consulting agreement without cause or if he terminates the consulting agreement with good reason, the consulting agreement will automatically terminate and he will be entitled to no further payments under the consulting agreement, except (i) we will make a lump sum cash payment to him within two months following such termination equal to the sum of (a) 200% of the monthly consulting fee on the date of such termination multiplied by twelve and (b) 200% of the incentive fee at target, (ii) continuing receipt of the benefits provided by us during the twenty-four month period commencing on the date of such termination, provided, however, that for benefits that are not health and welfare benefits, we will pay Mr. Milchovich the value of such benefits in a lump sum within thirty days of the date of the termination, and (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested.  For purposes of the consulting agreement, “good reason” will mean a material negative change in the consulting relationship without Mr. Milchovich’s consent, as evidenced by the occurrence of any of the following during the term of the consulting agreement: (i) a material change in his position causing it to be of materially less stature or responsibility, or a change in his reporting relationship, (ii) following a change of control, the relocation of the location at which the consulting services are principally performed by more than fifty miles, (iii) we materially breach the consulting agreement or (iv) he is not nominated for election to our Board of Directors or, if elected, is not named as its chairman, or if he is not timely renominated for election to our Board of Directors or is involuntarily removed from the board under circumstances that would not constitute cause or for reasons of his disability.  For each event of good reason described above, Mr. Milchovich must notify us within ninety days of the event and provide us with thirty days to cure.

In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if during the term of Mr. Milchovich’s consulting agreement we terminate the consulting without cause or he terminates the consulting agreement with good reason, in each case within the thirteen month period following a change of control, or if he terminates the consulting agreement for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, the consulting agreement will automatically terminate and he will be entitled to no further payments or benefits under the agreement, except (i) we will make a lump sum cash payment to him equal to the sum of (a) 300% of the monthly consulting fee on the date of such termination multiplied by twelve and (b) 300% of the incentive fee at target, (ii) continuing receipt of the health benefits provided by us during the thirty-six month period commencing on the date of such termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested, and (v) certain gross-up payments for excise taxes related to parachute payments.  In addition, as soon as possible following a change of control, Mr. Milchovich will be paid the incentive fee for the year in which the change of control takes place.

If on the last date on which a stock option may be exercised or on the last date on which restricted shares or restricted share units may be sold under the terms of his employment agreements applicable law would preclude Mr. Milchovich from exercising or selling such stock options or restricted shares, the expiration of the applicable exercise and sale periods will be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the stock options, restricted share units, or restricted shares would first no longer violate applicable laws.

With regard to continuation of health benefits described above, for each month during the 24-month or 36-month (as applicable) continuation period following the termination date, (i) we will make a cash payment each month equal to the full monthly premium for such health benefits minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes and (ii) Mr. Milchovich will remit monthly premiums each month for the full cost of any such medical and dental benefits.

If any of the payments due to Mr. Milchovich are deemed to be deferred compensation under Internal Revenue Code Section 409A (“IRC 409A”)(after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Employment Agreements for Franco Baseotto

Employment Agreement

On May 6, 2008, we and Mr. Baseotto entered into an employment agreement, which agreement is summarized below.

Under the agreement, Mr. Baseotto serves as our Executive Vice President, Chief Financial Officer and Treasurer and is to perform duties consistent with this position.  Mr. Baseotto is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed.  As of January 1, 2010, Mr. Baseotto’s base salary is $550,000.

Mr. Baseotto’s employment agreement provides for an annual short-term incentive compensation target of 75% of base salary up to a maximum of 150% of base salary based upon targeted business objectives as established by the Chief Executive Officer.

The agreement provides eligibility for annual equity award grants as determined by the Compensation Committee of the Board.  The agreement also entitled Mr. Baseotto to grants of restricted stock and options, each valued at $75,082, which grants were made on August 14, 2008, in the amounts of 1,764 and 4,019 respectively.  Following the above-described grants, Mr. Baseotto is entitled annually to long-term incentive awards equal to 1.8 times his base salary, the form and conditions of which are established by the Compensation Committee.

Mr. Baseotto is entitled to an annual 28-day paid vacation period.  Mr. Baseotto is also entitled to the following perquisites and benefits:

•      those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•      an allowance for an automobile;

•      annual financial planning services;

•      reimbursement on a one-time basis for legal expense associated with estate planning;

•      home office equipment; and

•      an annual physical examination.

The agreement entitled Mr. Baseotto to relocation to the Clinton, New Jersey area pursuant to our Relocation Policy, including reimbursement of fees and expenses related to his purchase of a home, his costs of moving personal belongings, and a $15,000 settling in allowance.  In addition, we have agreed to provide Mr. Baseotto with payments equal to the cost of his daughter’s high school education.  To the extent any of the foregoing cannot be deducted on Mr. Baseotto’s tax returns, we agreed to provide him a gross-up payment sufficient to offset any non-deductible fees, expenses, or costs.

The agreement terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

Mr. Baseotto has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment.  He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination.  He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

In addition to any rights to indemnification to which Mr. Baseotto is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Mr. Baseotto’s Termination and Change of Control Provisions

In the event of any termination of Mr. Baseotto’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.  “Good reason” means a material negative change in the employment relationship without Mr. Baseotto’s consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after he has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct.  For each event of good reason described above, Mr. Baseotto must notify us within ninety days of the event and provide us with thirty days to cure.

In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Baseotto for good reason, we will provide to Mr. Baseotto, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vi) two years of additional age and service credit under any pension plans to the extent Mr. Baseotto was participating in them on his termination date.

If, within thirteen months of a “change of control,” as defined in the agreement, we terminate Mr. Baseotto’s employment other than for “cause” or disability or if Mr. Baseotto terminates his employment for “good reason,” or if Mr. Baseotto terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, we will provide to Mr. Baseotto, in addition to those payments to be paid or provided upon any termination, (i) his proportionate annual short-term incentive compensation (to the extent not already paid), (ii) a lump sum cash payment of three (3) times the sum of his base salary and the highest annual short-term incentive compensation, (iii) five-year continuation of certain employee welfare benefits, (iv) a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. Baseotto would have received if he had remained employed for three years after the date of his termination, (v) the right to tender restricted stock (whether vested or not) in exchange for cash, and (vi) outplacement services.  If any payments to Mr. Baseotto would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. Baseotto in the same after-tax position as if no excise tax had been imposed.  Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.

In addition, as soon as possible following a change of control, Mr. Baseotto will be paid a short-term incentive bonus for the year in which the change of control takes place.

If any of the payments due to Mr. Baseotto are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

First Amendment to the Employment Agreement

On January 14, 2010, Foster Wheeler Inc, which we refer to as FWI, and Mr. Baseotto entered into a First Amendment to the Employment Agreement, effective January 18, 2010, which we refer to as the Baseotto amendment, in connection with the relocation of our operating headquarters to Geneva, Switzerland.

The Baseotto amendment sets forth the terms and conditions applicable to Mr. Baseotto’s performance of duties in Switzerland between January 18, 2010 and the earliest of (i) the date a new addendum to Mr. Baseotto’s employment agreement is entered into, (ii) June 30, 2012, and (iii) the date Mr. Baseotto’s employment agreement is terminated, which period we refer to as the initial assignment term.  Pursuant to the Baseotto amendment, FWI acknowledges that the relocation to Switzerland would allow Mr. Baseotto to terminate his employment for good reason under his employment agreement, and the parties agree that Mr. Baseotto’s duties will be performed, beginning as of the effective date of the Baseotto amendment, primarily at the Company’s offices in Switzerland.  Any termination of Mr. Baseotto’s employment would continue to be governed by his employment agreement, except that in order for a termination by Mr. Baseotto to constitute a termination for good reason based upon the relocation to Switzerland, the following additional conditions must be satisfied:  (1) Mr. Baseotto resigns after June 30, 2011 and has given FWI at least 12 months advance written notice, or (2) Mr. Baseotto resigns due to an unforeseen catastrophic personal event that requires Mr. Baseotto to relocate to the United States and he provides FWI at least 30 days advance written notice.

Mr. Baseotto will be entitled to be reimbursed for move-related transportation and expenses and certain air travel for himself and his family between the U.S. and Switzerland, to certain cost-of-living allowances totaling approximately CHF 28,000 per month, and to a settling-in allowance of CHF 5,000.  Mr. Baseotto and FWI have agreed to certain tax equalization provisions.  Upon Mr. Baseotto’s termination of employment (other than for cause, as defined in his employment agreement) his outstanding stock options will remain exercisable for the shorter of one year or the reminder of the terms of such stock options.

Mr. Baseotto will receive a stay bonus equal to 175% of his annual base salary upon the earlier of entering into a new addendum to his employment agreement or June 30, 2011 provided he remains in active employment until such date.  The stay bonus is also payable if Mr. Baseotto’s employment is terminated without cause, for good reason (other than the relocation to Switzerland), as a result of death or disability, or in certain circumstances relating to a catastrophic personal event that requires him to relocate to the U.S.  The stay bonus will be increased if Mr. Baseotto remains in active employment beyond June 30, 2011, with the increase being on a pro-rata basis based on the number of months of employment between June 30, 2011 and the end of the initial assignment term, provided that Mr. Baseotto provides at least 12 months advance written notice of his resignation (30 days in the case of a catastrophic personal event that requires him to relocate to the U.S.).  The stay bonus will be forfeited if Mr. Baseotto is not in active employment through June 30, 2011, if he fails to provide at least 12 months advance written notice (30 days in the case of a catastrophic personal event that requires him to relocate to the U.S.) of resignation, or if Mr. Baseotto is terminated for cause.

Mr. Baseotto has the right to cause FWI to enter into a new addendum with him by no later than June 30, 2012 on terms no less favorable to Mr. Baseotto than those in his employment agreement and otherwise no less favorable than described below in this paragraph, with the exception that the relocation to Switzerland will not constitute an event giving rise to a resignation for good reason.  If FWI fails to do so, Mr. Baseotto may resign with good reason and receive the separation pay and benefits provided for in his employment agreement, as well as the cost of repatriation to the U.S.  As part of any new addendum, Mr. Baseotto would receive an award of restricted stock units with an economic value of $2,500,000 on the date of grant that will vest ratably over 3 years.  He would also receive certain relocation assistance, a settling-in allowance of CHF 30,000, and assignment allowances of approximately CHF 26,000 per month.  The new addendum will also include certain tax equalization provisions.

Employment Agreement for Peter J. Ganz

We entered into an employment agreement with Mr. Ganz effective October 10, 2005, which agreement was amended on October 6, 2006 and amended and restated on May 6, 2008.  The agreement provided that it terminated upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.  We entered into a separation agreement with Mr. Ganz, effective as of the close of business on December 31, 2009, in connection with his resignation for good reason, as defined in his employment agreement, as a result of his decision not to relocate to our new operating headquarters in Switzerland.

Under the agreement, Mr. Ganz served as our Executive Vice President and General Counsel through December 31, 2009.  Mr. Ganz also served as our Secretary from May 9, 2006 to December 31, 2009.  Mr. Ganz was entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed.

Mr. Ganz’s employment agreement provided for an annual short-term incentive compensation target of 70% of base salary up to a maximum of 140% of base salary based upon targeted business objectives as established by the Chief Executive Officer.  Effective January 1, 2009, Mr. Ganz’ target was increased to 75% of base salary up to a maximum of 150% of base salary based upon targeted business objectives as established by our Compensation Committee.  The agreement acknowledges that Mr. Ganz received a signing bonus in the amount of $500,000 on October 10, 2005.

The agreement provided eligibility for annual equity award grants as determined by the Compensation Committee of the Board.  Commencing in 2007, Mr. Ganz became entitled annually to long-term incentive awards equal to 1.5 times his base salary, the form and conditions of which were established by the Compensation Committee.

Mr. Ganz was entitled to an annual five-week paid vacation period.  Mr. Ganz was also entitled to the following perquisites and benefits:

•      those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•      an allowance for an automobile;

•      annual financial planning services;

•      reimbursement on a one-time basis for legal expense associated with estate planning;

•      home office equipment; and

•      an annual physical examination.

Mr. Ganz has agreed to keep confidential all non-public information regarding us that he received during the term of his employment.  He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination.  He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

In addition to any rights to indemnification to which Mr. Ganz is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Mr. Ganz’s Termination and Change of Control Provisions

In the event of any termination of Mr. Ganz’s employment, he was entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.  “Good reason” means a material negative change in the employment relationship without Mr. Ganz’s consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after he has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct.  For each event of good reason described above, Mr. Ganz had to notify us within ninety days of the event and provide us with thirty days to cure.

In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Ganz for good reason, we were obligated to provide to Mr. Ganz, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vi) two years of additional age and service credit under any pension plans to the extent Mr. Ganz was participating in them on his termination date.

If, within thirteen months of a “change of control,” as defined in the agreement, we had terminated Mr. Ganz’s employment other than for “cause” or disability or if Mr. Ganz had terminated his employment for “good reason,” or if he had terminated his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, we were obligated to provide to Mr. Ganz, in addition to those payments to be paid or provided upon any termination, (i) his proportionate annual short-term incentive compensation (to the extent not already paid), (ii) a lump sum cash payment of three (3) times the sum of his base salary and the highest annual short-term incentive compensation, (iii) five-year continuation of certain employee welfare benefits, (iv) a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. Ganz would have received if he had remained employed for three years after the date of his termination, (v) the right to tender restricted stock (whether vested or not) in exchange for cash, and (vi) outplacement services.  If any payments to Mr. Ganz would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we would have made an additional payment to put Mr. Ganz in the same after-tax position as if no excise tax had been imposed.  Any legal fees and expenses arising in connection with any dispute under the agreement would have been paid by us.

In addition, as soon as possible following a change of control, we were obligated to pay Mr. Ganz a short-term incentive bonus for the year in which the change of control takes place.

If any of the payments due to Mr. Ganz are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Separation Agreement with Peter J. Ganz

In connection with his separation, Mr. Ganz received or will receive benefits as provided under his employment agreement, including the following:

•      An amount, payable in a lump sum, equal to the sum of (i) 24 months of Mr. Ganz’s base salary plus (ii) 200% of Mr. Ganz’s annual cash incentive payment at his current target award opportunity;

•      Two years of continued health and welfare benefit plan coverage at active employee levels; and

•      Full vesting of all stock options and restricted stock units.

In addition, we agreed to pay him an annual cash incentive award for 2009 calculated and determined in the same manner as if Mr. Ganz remained in his current position through the date we typically make such payments, payable in a lump sum at the same time such awards are paid to other executives of the Company but no later than March 15, 2010.

In January 2010, Mr. Ganz became a partner of Sedgwick, Detert, Moran & Arnold LLP, a law firm that provides legal services to us.  We have entered into an agreement with Sedgwick, whereby Mr. Ganz will provide legal services to us from time to time, in addition to other legal services provided to us by Sedgwick, as we and Mr. Ganz may agree.

Employment Agreements for Umberto della Sala

Italian Law and National Contract

Mr. della Sala’s current Italian arrangements are governed by an agreement with our Italian subsidiary, Foster Wheeler Global E&C S.r.l., which we refer to as FWGE&C, which provides that he serves as a “Manager” under Italian law. His base salary with FWGE&C is €195,000 and the agreement, as amended and as extended on February 18, 2010, expires by its own terms on July 31, 2013. See the below “Employment Agreement with Foster Wheeler Inc.” for a description of the consequences of any refusal to enter into a new fixed term Italian

Agreement by September 8, 2013.  Substantially all terms of Mr. della Sala’s employment with FWGE&C remain mandated by Italian law and the National Contract, which is not specific to our company. Pursuant to the provisions of the National Contract, Mr. della Sala:

•      receives his yearly salary in 13 installments;

•      is not subject to working time schedules or overtime rules;

•      is entitled to 29.2 working days of vacation per year;

•      for permissible reasons, is entitled to an unpaid leave period;

•      in case of illness, is entitled to maintain his position for a consecutive period of up to 12 months, during which he will receive his full salary (with the cost being fully borne by the employer);

•      is entitled to insurance coverage for on- and off-duty accidents, including death; and

•      is entitled to indemnification for any civil liabilities incurred by him in the performance of his employment activities except in the case of gross negligence or willful misconduct.

Mr. della Sala has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

Mr. della Sala’s Termination and Change of Control Provisions—Italian Law and National Contract

Mr. della Sala’s termination and change of control arrangements with FWGE&C are as described below.

Italian law regulates the benefits payable upon any termination of employment by the employer, FWGE&C, as generally described below:

•      If there is a termination for “cause,” Mr. della Sala would be entitled to receive mandatory severance indemnity compensation based on seniority. Cause would include events such as theft, certain criminal convictions and serious insubordination.

•      If there is a termination without cause, an Italian court could award Mr. della Sala damages equal to the compensation that would have been earned through the natural expiration of the contract term, in addition to mandatory severance indemnity compensation.

If the revised arrangements expire by their own terms on July 31, 2013, Mr. della Sala is entitled to only the mandatory severance indemnity compensation.

Finally, in consideration of the non-competition and non-solicitation provisions in Mr. della Sala’s revised agreement, and as necessary to satisfy Italian law, Mr. della Sala will be paid 30% of his Italian base salary following Mr. della Sala’s date of termination of employment and 10% of his Italian base salary on the first anniversary date of such payment.

Employment Agreement with Foster Wheeler Inc.

Mr. della Sala’s agreement with FWI became effective as of March 1, 2008 and was first amended effective as of October 1, 2008 and again amended effective as of February 18, 2010.  As so amended, it provides as follows:

Mr. della Sala’s agreement terminates upon the earlier of December 31, 2013 or the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

Under the agreement, Mr. della Sala will serve as our President and Chief Operating Officer through December 31, 2012, after which he may be assigned such senior executive duties as our Chief Executive Officer may request. Mr. della Sala is entitled to a U.S. base salary of €391,000 as of January 1, 2009 and to thereafter be reviewed by us on each January 1 or another appropriate date when the salaries of executives at the executive’s level are normally reviewed.  As of January 1, 2010, Mr. della Sala’s U.S. base salary is €391,000.

For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform the duties of his position, or (ix) a material violation of our Code of Business Conduct and Ethics. “Good reason” means a material negative change in the employment relationship without Mr. della Sala’s consent as evidenced by among other things: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of U.S. base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement, (vi) resignation in compliance with applicable law or rules of professional conduct or (vii) termination without cause by FWGE&C of his employment agreement with FWGE&C, or (viii) a refusal by FWEG&C to enter into by September 8, 2013 a new fixed term Italian employment contract expiring on December 31, 2013 and on otherwise the same terms as those set forth in the Italian employment contract in place as of February 18, 2010, in each case subject to Mr. della Sala having given us notice of the event within 90 days of its occurrence and our having failed to cure same within the following 30 days.  A refusal by Mr. della Sala to enter into by September 8, 2013 a new fixed term Italian employment contract expiring on December 31, 2013 and on otherwise the same terms as those set forth in the Italian employment contract in place as of February 18, 2010 would be deemed a voluntary termination by him of his employment agreement with FWI without good reason.

Mr. della Sala’s employment agreement provides for an annual short-term incentive compensation target of 120% of his U.S. base salary up to a maximum of 240% of his U.S. base salary based upon targeted business objectives as established by our Board of Directors or Compensation Committee.

The agreement also provides for two equity grants.  The first equity grant was made in March 2008 and consisted of a grant of restricted share units having an economic value of €2,972,000 (80,254 restricted share units) and of options having an economic value of €2,972,000 (options to purchase an aggregate of 194,431 shares).  One-fourth of the units and options vested or will vest on each of December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011. The options have a term of five years.  The second equity grant is pursuant to the amendment of Mr. della Sala’s employment agreement effective as of February 18, 2010.  This grant was made in March 2010 and consisted of a grant of restricted share units having an economic value of €1,486,000 (77,634 restricted share units) and of options having an economic value of €1,486,000 (options to purchase an aggregate of 183,664 shares).  One-half of the units and options will vest on each of December 31, 2012 and December 31, 2013.  The options have a term of five years.  Mr. della Sala is not eligible to retire within the meaning of the Company’s LTI Plan (and to thereby vest in a portion of his unvested equity) during the term of his employment agreement.

Mr. della Sala is also entitled to the following perquisites and benefits:

•      to the extent he is or becomes eligible, those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•      annual financial planning services;

•      reimbursement on a one-time basis for expense associated with estate planning;

•      home office equipment; and

•      an annual physical examination.

Mr. della Sala received a €44,000 “make whole” payment relating to the period between January 1, 2008 and the effective dates of his new Italian and FWI agreements.

Mr. della Sala has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

In addition to any rights to indemnification to which Mr. della Sala is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Mr. della Sala’s Termination and Change of Control Provisions — Employment Agreement with Foster Wheeler Inc.

Mr. della Sala’s present employment agreement with FWI provides that in the event of any termination of Mr. della Sala’s employment, he will be entitled to receive the following amounts: (i) annual U.S. base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

The employment agreement provides that in the event of termination of employment during the term by us without cause, or by Mr. della Sala for good reason, we will provide to Mr. della Sala, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his U.S. base salary at the rate in effect on the date of termination payable, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vii) two years of additional age and service credit under any pension plans to the extent Mr. della Sala was participating in them on his termination date.

As to change of control, Mr. della Sala’s present employment agreement provides that if, within thirteen months of a “change of control,” as defined in the agreement, we terminate Mr. della Sala’s employment other than for “cause,” as defined in the agreement, or disability, or if Mr. della Sala terminates his employment for “good reason,” as defined in the agreement (to include, among other things, Mr. della Sala’s termination of his employment for any reason within the thirty-day period commencing on the first anniversary of the change of control), Mr. della Sala will be entitled to receive a lump sum cash payment of the following amounts: (i) his U.S. base salary through the date of termination, plus (ii) his proportionate annual short-term incentive compensation, plus (iii) any unpaid deferred compensation and his vacation pay. Mr. della Sala will also be entitled to receive a lump sum cash payment of three times the sum of the following: (i) his U.S. base salary, (ii) €195,000, and (iii) the highest annual short-term incentive compensation. The foregoing amounts would be reduced by certain entitlements he would receive under Italian law and the National Contract related to the contemporaneous termination of his employment with FWGE&C. The agreement also provides for payments sufficient to allow him to continue his health and welfare benefits at the active employee costs for five years and a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. della Sala would have received if he had remained employed for three years after the date of his termination. We will also provide Mr. della Sala with outplacement services, and Mr. della Sala may tender restricted stock (whether vested or not) in exchange for cash.

In addition, as soon as possible following a change of control, Mr. della Sala will be paid a short-term incentive bonus for the year in which the change of control takes place.

If any payments to Mr. della Sala, whether related to a change of control or otherwise, would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. della Sala in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the change of control agreement will be paid by us.

If any of the payments due to Mr. della Sala are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Employment Agreement for Robert C. Flexon

We entered into an employment agreement with Mr. Flexon effective as of November 3, 2009.  Under the agreement, Mr. Flexon serves as President and Chief Executive Officer of Foster Wheeler USA Corporation and is to perform duties consistent with this position.  The agreement terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

On the effective date of his November 3, 2009 agreement, Mr. Flexon received restricted share units with an economic value as of the grant date equal to approximately $900,000, which equaled 26,682 restricted share units.  Mr. Flexon also received stock options to purchase shares with an economic value as of the grant date equal to approximately $900,000, which equaled options to purchase an aggregate of 62,878 shares.  The restricted share units and the stock options were each granted under the LTI Plan.  One-half of the restricted share units vest on December 31, 2011 and the remaining one-half vest on December 31, 2012.  The stock options vest in one-third increments on December 31, 2010, December 31, 2011 and December 31, 2012.

Mr. Flexon received a sign-on bonus of $1,190,000 on the effective date of his November 3, 2009 agreement.  If we terminate Mr. Flexon for cause or if he terminates employment with us other than with good reason, in either event before the first anniversary of the effective date, Mr. Flexon will be required to repay to us, within thirty days of such termination, the gross amount of the sign-on bonus on a pro-rated basis by multiplying the sign-on bonus by a fraction, the numerator of which is the number of calendar days from the date of termination of employment to the first anniversary of the effective date and the denominator of which is 365.

Mr. Flexon is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at his level are normally reviewed.  As of January 1, 2010, Mr. Flexon’s base salary is $700,000.

Mr. Flexon’s employment agreement provides for an annual short-term incentive compensation target of 80% of base salary up to a maximum of 160% of base salary based upon targeted business objectives as established in advance.

The agreement provides for annual long-term incentive awards equal to 1.43 times his base salary, the form and conditions of which are established by the Compensation Committee.

Mr. Flexon is entitled to an annual five-week paid vacation period.  Mr. Flexon is also entitled to the following perquisites and benefits:

•      those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•      an annual physical examination;

•      annual financial planning and income tax advice and document preparation services;

•      reimbursement on a one-time basis for legal expense associated with estate planning;

•      an allowance for an automobile; and

•      home office equipment.

Mr. Flexon has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment.  He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination.  He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

In addition to any rights to indemnification to which Mr. Flexon is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Mr. Flexon’s Termination and Change of Control Provisions

In the event of any termination of Mr. Flexon’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.  “Good reason” means a material negative change in the employment relationship without Mr. Flexon’s consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles (other than a relocation from Houston to New Jersey to fulfill a senior executive position with us), (v) material breach of the employment agreement, (vi) resignation in compliance with applicable law or rules of professional conduct, or (vii) Mr. Flexon is not elected our Chief Executive Officer on or before the second anniversary of the effective date of his employment agreement.  For each event of good reason described above, Mr. Flexon must notify us within ninety days of the event and provide us with thirty days to cure.

In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Flexon for good reason, we will provide to Mr. Flexon, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 24 months thereafter, payable at the same intervals at which active employees of Mr. Flexon’s level are paid, (ii) two lump sum payments, each in an amount equal to 100% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vi) two years of additional age and service credit under any pension plans to the extent Mr. Flexon was participating in them on his termination date.

If, within twenty-four months of a “change of control,” as defined in the agreement, we terminate Mr. Flexon’s employment other than for “cause,” death or disability or if Mr. Flexon terminates his employment for “good reason,” or if he terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, we will provide to Mr. Flexon, in addition to those payments to be paid or provided upon any termination, (i) his proportionate annual short-term incentive compensation (to the extent not already paid), (ii) his base salary at the rate in effect on the termination date and continuing for 36 months thereafter, payable at the same intervals at which active employees at Mr. Flexon’s level are paid, (iii) three lump sum payments each in an amount equal to 100% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second and third of such payments being payable at the same time in the second year and third year, respectively, following the termination date, (iv) three-year continuation of certain employee welfare benefits, (v) the right to tender restricted stock (whether vested or not) in exchange for cash, and (vi) outplacement services.  If any payments to Mr. Flexon would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. Flexon in the same after-tax position as if no excise tax had been imposed.  Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.

In addition, as soon as possible following a change of control, Mr. Flexon will be paid a short-term incentive bonus for the year in which the change of control takes place.

If any of the payments due to Mr. Flexon are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Outstanding Equity Awards as of Fiscal Year End 2009

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2009.  As a result of the separation agreement we entered into with Mr. Ganz, all of his outstanding equity awards vested in full on December 31, 2009.

	Option Awards						Stock Awards
	Number of		Number of				Number of		Market Value
	Securities		Securities				Shares or		of Shares or
	Underlying		Underlying				Units		Units of
	Unexercised		Unexercised		Option		of Stock		Stock
	Options		Options		Exercise	Option	That Have		That Have
	(#)		(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($) (1)
	130,000	(2)	—		$49.850	10/22/2011	—		$—
Raymond J. Milchovich	560,080	(3)	—		$21.735	8/10/2011	—		$—
	309,136	(4)	618,271	(5)	$21.430	11/12/2013	—		$—
	—		—		$—	—	272,613	(5)	$8,025,727

	100	(6)	—		$56.875	1/2/2011	—		$—
	2,112	(7)	—		$25.050	12/31/2011	—		$—
	4,876	(8)	—		$28.495	12/31/2011	—		$—
	2,738	(9)	—		$47.660	12/31/2011	—		$—
	6,319	(10)	3,159	(11)	$70.950	12/31/2012	—		$—
Franco Baseotto	2,680	(12)	1,339	(13)	$48.100	8/13/2013	—		$—
	21,863	(14)	43,727	(15)	$21.430	12/31/2013	—		$—
	—		38,710	(16)	$31.960	12/31/2014	—		$—
	—		—		$—	—	1,357	(11)	$39,950
	—		—		$—	—	588	(13)	$17,311
	—		—		$—	—	19,335	(15)	$569,222
	—		—		$—	—	16,426	(16)	$483,581

	300	(6)	—		$56.875	1/2/2011	—		$—
	36,572	(7)	—		$25.050	12/31/2011	—		$—
Umberto della Sala	11,794	(8)	—		$28.495	12/31/2011	—		$—
	97,216	(17)	97,215	(18)	$65.620	3/4/2013	—		$—
	—		—		$—	—	40,126	(18)	$1,181,309

	878	(19)	—		$19.920	9/30/2010	—		$—
	3,962	(7)	—		$25.050	12/31/2011	—		$—
	542	(8)	—		$28.495	12/31/2011	—		$—
	1,584	(10)	—		$70.950	12/31/2012	—		$—
Robert C. Flexon	5,141	(14)	—		$21.430	12/31/2013	—		$—
	—		34,932	(20)	$33.730	12/31/2014	—		$—
	—		62,878	(20)	$33.730	12/31/2014	—		$—
	—		—		$—	—	26,682	(21)	$785,518
	—		—		$—	—	14,823	(20)	$436,389

	33,402	(7)	—		$25.050	12/31/2011	—		$—
Peter J. Ganz	12,800	(10)	—		$70.950	12/31/2012	—		$—
	47,701	(14)	—		$21.430	12/31/2013	—		$—
	26,691	(22)	—		$31.960	12/31/2014	—		$—

(1)       Calculated using our closing share price of $29.44 on December 31, 2009.

(2)       Granted on October 22, 2001 as an inducement award as provided by Mr. Milchovich’s employment agreement.

(3)       Granted on August 11, 2006 under the LTI Plan.

(4)       Granted on November 13, 2008 under the LTI plan as provided by Mr. Milchovich’s employment agreement.

(5)       Granted on November 13, 2008 under the LTI plan as provided by Mr. Milchovich’s employment agreement; one-half vests on November 13, 2010 and one-half vests on November 13, 2011.

(6)       Granted on January 2, 2001 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(7)       Granted on November 15, 2006 under the LTI Plan.

(8)       Granted on March 7, 2007 under the LTI Plan.

(9)       Granted on August 15, 2007 under the LTI Plan.

(10)     Granted on November 15, 2007 under the LTI Plan.

(11)     Granted on November 15, 2007 under the LTI Plan; vests on December 31, 2010.

(12)     Granted on August 14, 2008 under the LTI Plan.

(13)     Granted on August 14, 2008 under the LTI Plan; vests on December 31, 2010.

(14)     Granted on November 13, 2008 under the LTI Plan.

(15)     Granted on November 13, 2008 under the LTI Plan; one-half vests on December 31, 2010 and one-half vests on December 31, 2011.

(16)     Granted on November 12, 2009 under the LTI Plan; one-third vests on December 31, 2010, one-third vests on December 31, 2011 and one-third vests on December 31, 2012.

(17)     Granted on March 5, 2008 under the LTI Plan.

(18)     Granted on March 5, 2008 under the LTI Plan; one-half vests on December 31, 2010 and one-half vests on December 31, 2011.

(19)     Granted on June 16, 2006 under the LTI Plan.

(20)     Granted on November 16, 2009 under the LTI Plan; one-third vests on December 31, 2010, one-third vests on December 31, 2011 and one-third vests on December 31, 2012.

(21)     Granted on November 16, 2009 under the LTI Plan; one-half vests on December 31, 2011 and one-half vests on December 31, 2012.

(22)     Granted on November 12, 2009 under the LTI Plan.

Option Exercises and Stock Vested for Fiscal 2009

The following table sets forth the aggregate number of stock options exercised and restricted share/restricted share unit awards that vested for each of our named executive officers during the year ended December 31, 2009.  The table also sets forth the value realized on the exercise of stock options (the difference between our closing market share price on the date of exercise and the option exercise price) and the vesting of restricted shares or restricted share units (our closing market share price on the date of vesting).  The stock options and restricted shares/restricted share units resulted from awards under the Foster Wheeler AG Omnibus Incentive Plan.

As a result of the separation agreement we entered into with Mr. Ganz, all of his outstanding equity awards vested in full on the effective date of the agreement, December 31, 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Raymond J. Milchovich	—	$—	219,287	$6,872,493
Franco Baseotto	4,226	$33,597	17,575	$500,784
Umberto della Sala	—	$—	56,030	$1,506,988
Robert C. Flexon	—	$—	2,526	$70,814
Peter J. Ganz	—	$—	47,803	$1,385,220

Pension Benefits for Fiscal 2009

We have a number of qualified defined benefit pension plans for eligible employees.  However, the only named executive officer eligible to participate in a defined benefit pension plan is Mr. Milchovich.  The Foster Wheeler Inc. Salaried Employees Pension Plan provides for benefits determined under either a final average pay formula or a cash balance accrual.  Employees as of December 31, 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as of December 31, 1998 and accrue benefits under the new cash balance formula.  Employees hired after December 31, 1998, including Mr. Milchovich, are covered under the cash balance formula only.  On May 31, 2003, the Foster Wheeler Inc. Salaried Employees Pension Plan was frozen and no further benefit accruals occurred after that date.

The following table sets forth the service and the value of the pension benefits payable at normal retirement for Mr. Milchovich, the only named executive officer eligible to participate in a defined benefit pension plan.

		Number	Present		Payments
		of Years	Value of		During
		Credited	Accumulated		Last
		Service	Benefit		Fiscal Year
Name	Plan Name	(#)	($) (1)		($)
Raymond J. Milchovich	Foster Wheeler Inc. Salaried Employees Pension Plan	1	$17,701	(2)	$—
Franco Baseotto	—	—	$—		$—
Umberto della Sala	—	—	$—		$—
Robert C. Flexon	—	—	$—		$—
Peter J. Ganz	—	—	$—		$—

(1)       Determined using the same actuarial assumptions (except using an assumed retirement age of 65 for Mr. Milchovich) used in the preparation of our consolidated financial statements.  For more information, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 7, “Pensions and Other Postretirement Benefits” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”

(2)       Mr. Milchovich’s accumulated benefit is determined under a non-contributory cash balance benefit formula.  The cash balance account is based on the annual pay credit equal to percentages disclosed in the chart below and interest credited each year is the 12-month average of the 30-year Treasury bond rate for the preceding year.  For Mr. Milchovich, the percentage in fiscal 2009 was 6.0%.  The cash balance benefit is the actuarial equivalent of the cash balance account at retirement.

Cash balance is based on annual pay credit equal to:

Age Last Birthday as of End of Plan Year	Percentage of Plan Earnings
Under 25	1.5%
25 – 29	2.0%
30 – 34	2.5%
35 – 39	3.0%
40 – 44	4.0%
45 – 49	5.0%
50+	6.0%

Termination and Change in Control Payments

Termination and Change of Control Payments Provided for in Executive Employment Agreements

The termination and change of control payments that are provided for in our employment agreements with our named executive officers are described in the section of this document entitled “Employment Agreements.”

Other Change-in-Control Arrangements Applicable to Named Executive Officers

Under the LTI Plan following a change of control (as defined in the plan), unless otherwise specifically prohibited under applicable law, or by rules and regulations of any governing governmental agencies or national securities exchanges: (i) all stock options granted will become immediately vested and exercisable, (ii) any period of restriction and other restrictions imposed on restricted stock or restricted share units will lapse and such awards shall become fully vested, and, (iii) if we were to grant awards in the future with performance-based vesting, unless otherwise specified in an award agreement, the target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the effective date of the change of control, and payout shall be based on assumed achievement of the target payout level and the length of the performance period that has elapsed before the change in control occurs.

Under the Foster Wheeler Inc. 1995 Stock Option Plan, the executive has the right, following a change of control, to surrender his or her options to us and receive, in cash, the difference between the change of control price of the shares covered by the options and the exercise price of the options.  Under certain conditions for certain executives, the change of control price could be higher than the fair market value of the shares on the day they are tendered by the executive.

Potential Post-Employment Payments Table

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, resignation for good reason, termination for cause, voluntary termination, termination as a result of death or disability, termination as a result of retirement and termination as a result of change in control of Foster Wheeler, as per company policy and their respective employment agreements, which are described above in the section of this document entitled “Employment Agreements.”

The potential payments represent the value transfer as a result of the termination event, which we have assumed to occur as of the last day of our fiscal year (December 31, 2009).   The potential payments exclude base salary earned but unpaid as of December 31, 2009, short-term incentive compensation for fiscal year 2009, accrued but unpaid vacation as of December 31, 2009, which is available to all salaried employees, and the continuation of certain employee benefits pursuant to the terms of the Foster Wheeler employee benefit plans, which is available to all salaried employees.  The value estimated to be realized upon the acceleration of unvested restricted share awards and stock options assumes a share price of $29.44, which was the closing market price of our registered shares on December 31, 2009.

Mr. Ganz resigned, effective December 31, 2009, as a result of his decision not to relocate to our new operating headquarters in Geneva, Switzerland.  We entered into a separation agreement with Mr. Ganz in connection with his resignation, which constituted a resignation for good reason under his employment agreement.  The separation agreement provided for Mr. Ganz to receive (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) career transition services not to exceed $8,000 and (v) two years of additional age and service credit under any pension plans to the extent Mr. Ganz was participating in them on his termination date.  The separation agreement also provided for the removal of all restrictions from restricted stock, except as prohibited by law, and full vesting of all stock options and RSUs.

	Raymond J.		Franco		Umberto		Robert C.		Peter J.
Potential Post-Employment Payments	Milchovich		Baseotto		della Sala (1)		Flexon		Ganz
Total assuming terminated without cause or resigned for good reason:
Annual base salary	$2,500,000	(2)	$1,100,000	(2)	$1,753,250	(3)	$1,400,000	(2)	$965,328	(2)
Annual incentive bonus	3,250,000	(4)	825,000	(5)	1,315,078	(6)	1,120,000	(7)	723,996	(5)
Continuing health and welfare benefits	49,220	(8)	41,124	(8)	49,220	(8)	49,220	(8)	39,628	(8)
Executive career assistance	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2009	12,978,078	(10)	1,460,318	(10)	1,181,309	(10)	1,221,907	(10)	1,056,080	(10)
Total	$18,785,298		$3,434,442		$4,306,857		$3,799,127		$2,793,032

Terminated for cause or voluntarily terminated other than for good reason	$—		$—		$—		$—

Terminated as a result of disability:
Annual base salary	$1,250,000	(11)	$—	(12)	$—	(13)	$—	(12)
Annual incentive bonus	—		—		—		—
Continuing health and welfare benefits	49,220	(8)	—	(12)	—		—	(12)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2009	12,978,078	(10)	1,460,318	(10)	1,181,309	(10)	1,221,907	(10)
Total	$14,277,298		$1,460,318		$1,181,309		$1,221,907

Terminated as a result of death:
Annual base salary	$1,250,000	(11)	$—		$—		$—
Annual incentive bonus	—		—		—		—
Continuing health and welfare benefits	49,220	(8)	—		—		—
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2009	12,978,078	(10)	1,460,318	(10)	1,181,309	(10)	1,221,907	(10)
Total	$14,277,298		$1,460,318		$1,181,309		$1,221,907

Terminated as a result of retirement:
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2009	$—	(14)	$—	(14)	$—	(14)	$—	(14)
Total	$—		$—		$—		$—

Terminated as a result of a change in control:
Annual base salary	$3,750,000	(15)	$1,650,000	(15)	$2,301,667	(16)	$2,100,000	(15)
Annual incentive bonus	4,875,000	(17)	2,475,000	(18)	3,945,233	(18)	1,680,000	(19)
Continuing health and welfare benefits	73,830	(20)	102,810	(21)	123,050	(21)	73,830	(20)
Executive career assistance	8,000	(9)	8,000	(9)	8,000	(9)	8,000	(9)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2009	12,978,078	(10)	1,460,318	(10)	1,181,309	(10)	1,221,907	(10)
Gross up payment for excise taxes paid	—		2,247,800	(22)	2,529,502	(22)	—
Total	$21,684,908		$7,943,928		$10,088,761		$5,083,737

(1)       Conversion to U.S. dollars from euros is calculated using the exchange rate as of December 31, 2009.

(2)       Represents two years of annual base salary.

(3)       Represents two years of U.S. annual base salary, the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the Italian contractual term and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in his Italian agreement.

(4)       Represents two years of annual short-term incentive compensation, at stated target of 130% of annual base salary.

(5)       Represents two years of annual short-term incentive compensation, at stated target of 75% of annual base salary.

(6)       Represents two years of annual short-term incentive compensation, at stated target of 120% of U.S. annual base salary.

(7)       Represents two years of annual short-term incentive compensation, at stated target of 80% of annual base salary.

(8)       Represents two years of continuing health and welfare benefits.

(9)       Represents the cost of executive career assistance.

(10)     Represents the value estimated to be realized had the vesting of restricted share unit awards and stock options been accelerated to December 31, 2009.  The value of restricted share unit awards was estimated by multiplying the number of accelerated restricted share awards by a share price of $29.44, the closing market price on December 31, 2009.  The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between a share price of $29.44 and the stated exercise price of the stock option.

(11)     Represents one year of annual base salary.

(12)     The named executive officer has elected to participate in our long-term disability insurance program, which is available to all eligible employees.  The disability insurance premiums are paid solely by the named executive officer to an unrelated third-party insurance carrier.  In the event of a named executive officer’s disability, the insurer would be responsible for disability payments to him.  Upon a termination based on disability, we allow eligible employees, including the named executive officer, to continue participation in our health benefits coverage at employee cost, which is subsidized by us.

(13)     In the case of disability, Mr. della Sala might claim under certain circumstances that he is entitled to seek to be awarded damages equal to his Italian base salary that would have been earned from the date of termination through the natural expiration of the Italian contractual term.

(14)     Named executive officer was not eligible to retire due to his age as of December 31, 2009 under the terms of the plan and the award agreements.

(15)     Represents three years of annual base salary.

(16)     Represents three years of U.S. annual base salary, €391,000, the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the Italian contractual term and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in his Italian agreement.

(17)     Represents three years of annual short-term incentive compensation, at stated target of 130% of annual base salary.

(18)     Represents three times the highest annual short-term incentive compensation awarded over the prior three years.

(19)     Represents three years of annual short-term incentive compensation, at stated target of 80% of annual base salary.

(20)     Represents three years of continuing health and welfare benefits.

(21)     Represents five years of continuing health and welfare benefits.

(22)     Represents the gross up payment for excise taxes estimated to be incurred in accordance with Internal Revenue Code Section 280G and Internal Revenue Code Section 4999.  The gross up payment was estimated using a 20% excise tax, 35% federal income tax, 10.75% state income tax and 1.45% Medicare tax.  Internal Revenue Code Section 280G provides that “employment agreements” entered into within one year of the date of a change in control are presumed to have been “contingent” on the change in control, absent clear and convincing evidence to the contrary.  If the presumption is not rebutted, the full value of the payments made under the employment agreements, as opposed to the lower, modified value otherwise permitted under the Internal Revenue Code Section 280G, would be deemed to be change in control payments.  For the purpose of these calculations, we have assumed that we would be able to rebut the presumption and that therefore only the lower, modified value would be deemed to be part of the change in control payments.  A contrary assumption could under certain circumstances result in higher taxes and therefore an increase in termination payments being made upon a change in control.

Transactions with Related Persons, Promoters and Certain Control Persons

Our Board of Directors has adopted a written policy and procedures under which our Audit Committee evaluates and considers for approval and/or ratification transactions, arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons on the other hand.  Under the policy, any transaction involving more than $120,000, including any financial transaction, arrangement, relationship, indebtedness or guarantee between us and any related party, including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction.  However, the following will not be considered related party transactions: (1) executive compensation arising from a relationship or transaction that is otherwise required to be reported by us such as salary, bonuses and equity grants; (2) compensation that would have been required to be reported had such person been an executive officer provided that such compensation was approved or recommended to our Board of Directors for approval by our Compensation Committee; (3) a transaction, relationship or arrangement where the applicable rates and charges were determined by competitive bids; (4) a transaction, relationship or arrangement involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (5) interests arising solely from the ownership of a class of our equity securities, where all holders of that class of our equity securities received the same benefit on a pro rata basis.  Additionally, any relationship, transaction or arrangement that any director has with us or any other person (directly or as a partner, shareholder, director or officer of any entity or organization) which such director believes could interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director will also be subject to the policy.

To the extent practicable, related party transactions are presented to our Audit Committee prior to their consummation.  When reviewing and evaluating a related party transaction, our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third-party and the nature of any director’s or officer’s involvement in the transaction.  Our management will notify our Audit Committee not less frequently than annually of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions.  We have adopted procedures to implement the foregoing policies.

Since January 1, 2009, there have been no reportable transactions between us and any related person.

In February 2007, our Audit Committee considered the fact that we will likely seek business from NRG Energy, Inc. or one of its subsidiaries, all of which we refer to as NRG.  NRG is a wholesale power generation company and periodically purchases equipment and/or services from us.  From January 1, 2009 until November 2009, Robert C. Flexon was an executive officer of NRG and a member of our Board of Directors.  In connection with his appointment as the President and Chief Executive Officer of Foster Wheeler USA Corporation on November 16, 2009, Mr. Flexon resigned from the Board of Directors.   Effective June 1, 2010, Mr. Flexon will be elected our Chief Executive Officer.  Our Audit Committee determined prospectively to approve all transactions that take place between us and NRG so long as Mr. Flexon has no significant direct involvement in the transaction, the transaction is not material either to him or to NRG and the total of all transactions between us and NRG in a reporting year involves payment to us of no more than $10,000,000.  At least annually, we will present a summary report to the Audit Committee of all NRG related transactions that, absent this approval, would otherwise be reportable related party transactions.

Shareholder Proposals for the 2011 Annual General Meeting

Under our Articles of Association, shareholders who wish to nominate persons for election to our Board of Directors or propose any business at the annual general meeting of shareholders to be held in 2011 must submit their nominations or proposals to us by February 14, 2011, which date is 45 calendar days in advance of the anniversary of the date that we filed our proxy statement for the previous year’s annual general meeting with the SEC.  The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as set forth in our Articles of Association and as would be required to be included in a proxy statement pursuant to the rules of the SEC.  SEC rules provide that if we change the date of our annual general meeting of shareholders to be held in 2011 more than 30 days from the anniversary of the date of the 2010 Annual General Meeting, this deadline will instead be a reasonable time before we begin to print and mail our proxy materials.  Notwithstanding the foregoing, under Swiss law, shareholders registered with voting rights in the share register may, at a general meeting, raise counterproposals related to any item on the agenda. The Secretary should be contacted in writing at Office of the Corporate Secretary, Foster Wheeler AG, Perryville Corporate Park, Clinton, New Jersey 08809-4000 to submit a nomination or proposal to obtain additional information as to the proper form of a nomination or proposal.

Our Board of Directors is not aware of any matters that are expected to come before the Annual General Meeting other than those described in this proxy statement and the Notice of and Invitation to Attend the Annual General Meeting of Shareholders.  If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with the instructions received.  In the absence of instructions, the members of management appointed as proxy agent by the Board of Directors will vote in accordance with the recommendations of the Board of Directors and the independent proxy will not be entitled to vote`.

By Order of the Board of Directors
ERIC M. SHERBET
Corporate Secretary

March 31, 2010

FOSTER WHEELER AG

PROXY

2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 and 9

Proposal 1. Re-Election of three directors,

for terms expiring in 2013.

Nominees:	FOR	AGAINST	ABSTAIN
01 Eugene D. Atkinson	☐	☐	☐
02 Steven J. Demetriou	☐	☐	☐
03 Stephanie Hanbury-Brown	☐	☐	☐

Election of a director for a term beginning on June 1, 2010, and expiring in 2012
Nominees:	FOR	AGAINST	ABSTAIN
01 Robert C. Flexon	☐	☐	☐

Proposal 2. Re-Election of PricewaterhouseCoopers AG, Switzerland,	FOR	AGAINST	ABSTAIN
as our independent auditor (“Revisionsstelle”) for 2010	☐	☐	☐

Proposal 3. Ratification of the appointment of	FOR	AGAINST	ABSTAIN
PricewaterhouseCoopers LLP as our independent registered	☐	☐	☐
public accounting firm for 2010 (consultative vote).

Proposal 4. Approval of our 2009 Swiss Annual Report and our Statutory	FOR	AGAINST	ABSTAIN
Financial Statements for fiscal year 2009.	☐	☐	☐

Proposal 5. Discharge from liability of our directors and our executive	FOR	AGAINST	ABSTAIN
officers for fiscal year 2009.	☐	☐	☐

Proposal 6. Allocation and release of additional paid-in capital to	FOR	AGAINST	ABSTAIN
reserves.	☐	☐	☐

Proposal 7. Amendment of our Articles of Association to change the	FOR	AGAINST	ABSTAIN
seat of Foster Wheeler AG.	☐	☐	☐

Proposal 8. Amendment of our Articles of Association to eliminate the	FOR	AGAINST	ABSTAIN
requirement to list the citizenship of our shareholders in our	☐	☐	☐
share register.

Proposal 9. Amendment of our Articles of Association to comply with	FOR	AGAINST	ABSTAIN
the newly enacted Swiss Intermediary-Held Securities Act.	☐	☐	☐

In the event counterproposals, alterations or amendments	FOR the recommendation		ABSTAIN
of the agenda items or other matters are raised at the annual	of the Board of Directors
general meeting, I instruct the appointed proxies to vote as follows:	☐		☐

Please mark this box ☐	Please mark this box ☐
if you plan to attend the Annual	if you wish to appoint the independent
Meeting in Switzerland	proxy as your proxy.

Mark Here ☐ For Address Change or Comments
SEE REVERSE

SIGNATURE	SIGNATURE	DATE

NOTE: Please sign your name exactly as it appears above.

Joint owners should each sign.

When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such.

In case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

By signing above, I agree to the statements on the reverse side of this proxy.

ADMISSION TICKET

If you choose to attend the Foster Wheeler AG Annual General Meeting of Shareholders on May 5, 2010 at 1:00 p.m., Central European Time, at the offices of Foster Wheeler AG located at Lindenstrasse 10, 6340 Baar, Switzerland, in person, please mark the appropriate box on the Proxy Card, sign and date the Proxy Card and return it in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Annual General Meeting.  In addition, present this admission card, together with proof of identification upon admission to the meeting.  If you have several admission cards, please present all of them for validation at the meeting.

You must Separate This Admission Card Before Returning the Proxy Card in the Enclosed Envelope

THIS TICKET IS NOT TRANSFERABLE

v FOLD AND DETACH HERE v

FOSTER WHEELER AG

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2010, 1:00 P.M. CENTRAL EUROPEAN TIME AT THE OFFICES OF FOSTER WHEELER AG, LINDENSTRASSE 10, 6340 BAAR, SWITZERLAND

Unless the undersigned has marked the box on the reverse of this card labeled “Please mark this box if you wish to appoint the independent proxy as your proxy,”  the undersigned hereby appoints Raymond J. Milchovich, Eric M. Sherbet and Michelle K. Davies, each with power to act without the other and with full power of substitution, as proxies to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned, excluding Proposal 5 for which Eric M. Sherbet shall be the sole proxy, at the annual general meeting of shareholders to be held at the above indicated place and time or any postponements thereof.

By marking the box on the reverse side of the card labeled “Please mark this box if you wish to appoint the independent proxy as your proxy,” the undersigned hereby appoints Sandro Tobler, attorney-at-law and notary public, Reichlin & Hess, Hofstrasse 1a, 6300 Zug as independent proxy according to article 689c Swiss Code of Obligations, with full power of substitution, as proxy to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned at the annual general meeting of shareholders to be held at the above indicated place and time or any postponements thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specific instruction is given, the shares represented by this proxy will be voted “FOR” the proposals listed on the reverse side and for the recommendations of the Board of Directors with regard to counterproposals, alterations or amendments of the agenda items or other matters that may be raised at the annual general meeting.   This proxy card, once duly signed, remains valid until revoked by the undersigned. It remains valid for any postponements of the annual general meeting or any agenda items thereof.

Address Change/Comments
(Mark the corresponding box on the reverse side)

(Continued, and to be marked, signed and dated on the other side)